QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 9, 2004

Registration No. 333-115084

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEIGHBORCARE, INC.
And the Guarantors Identified in Footnote (*) on the following pages
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	5912 (Primary Standard Industrial Classification Code Number)	06-1132947 (I.R.S. Employer Identification No.)

NeighborCare, Inc.
601 East Pratt Street, 3rd Floor
Baltimore, Maryland 21202
(410) 528-7300
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

John F. Gaither, Jr.
Senior Vice President, General Counsel and Secretary
NeighborCare, Inc.
601 East Pratt Street, 3rd Floor
Baltimore, Maryland 21202
(410) 528-7300
(Name, address, including ZIP code, and telephone number,
including area code, of agent for service)

COPIES TO:
Francis E. Dehel, Esquire
Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
(215) 569-5500

        Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after this registration statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

*Table of Additional Registrants

        The following domestic subsidiaries of NeighborCare, Inc. are guarantors of the exchange notes and are co-registrants:

Exact name of registrant as specified in its charter(1)	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S Employer Identification No.
Accumed, Inc.	New Hampshire	5912	02-0449693
ASCO Healthcare of New England, Inc.	Maryland	5912	23-2762311
ASCO Healthcare of New England, Limited Partnership	Maryland	5912	23-2763886
ASCO Healthcare, Inc.	Maryland	5912	52-0816305
Automated Homecare System, LLC	Maryland	5912	52-1924186
Care4, L.P.	Delaware	5912	22-3245022
CareCard, Inc.	Maryland	5912	52-1922239
Compass Health Services, Inc.	West Virginia	5912	55-0730048
Concord Pharmacy Services, Inc.	Pennsylvania	5912	23-2710523
Delco Apothecary, Inc.	Pennsylvania	5912	23-2350209
Eastern Medical Supplies, Inc.	Maryland	5912	52-1469652
Eastern Rehab Services, Inc.	Maryland	5912	52-1794244
Encare of Massachusetts, Inc.	Delaware	5912	22-3398803
Genesis Health Services Corporation t/b/n NeighborCare Services Corporation	Delaware	5912	23-2585556
Genesis Holdings, Inc. t/b/n NeighborCare Holdings, Inc.	Delaware	5912	23-2555703
Geneva Sub, Inc.	Delaware	5912	01-0736704
H.O. Subsidiary, Inc.	Maryland	5912	52-1984081
Health Concepts and Services, Inc.	Maryland	5912	52-1415174
HealthObjects Corporation	Maryland	5912	52-1924186
Horizon Medical Equipment and Supply, Inc.	West Virginia	5912	55-0737885
Institutional Health Care Services, Inc.	New Jersey	5912	22-2750964
Main Street Pharmacy, L.L.C.	Maryland	5912	52-1925761
Medical Services Group, Inc.	Maryland	5912	52-1404049
NeighborCare Home Medical Equipment, Inc.	Pennsylvania	5912	23-2464608
NeighborCare Infusion Services, Inc.	Delaware	5912	52-1703628
NeighborCare of California, Inc.	California	5912	20-0092119
NeighborCare of Indiana, Inc	Indiana	5912	95-4482026
NeighborCare of Northern California, Inc.	California	5912	95-4480815
NeighborCare of Ohio, Inc.	Ohio	5912	20-0062112
NeighborCare of Oklahoma, Inc.	Oklahoma	5912	73-1586482
NeighborCare of Texas, Inc.	Texas	5912	20-0295118
NeighborCare of Virginia, Inc.	Virginia	5912	54-2058778
NeighborCare of Wisconsin, Inc.	Wisconsin	5912	39-1772439
NeighborCare Pharmacies, Inc.	Maryland	5912	52-1465507
NeighborCare Pharmacy of Oklahoma LLC	Oklahoma	5912	73-1586482
NeighborCare Pharmacy Services, Inc.	Delaware	5912	23-2963282
NeighborCare-Medisco, Inc.	California	5912	33-0308096
NeighborCare-ORCA, Inc.	Oregon	5912	93-0860559
NeighborCare-TCI, Inc.	Delaware	5912	95-4450977
Professional Pharmacy Services, Inc.	Maryland	5912	23-2847488
Suburban Medical Services, Inc.	Pennsylvania	5912	23-2014806
The Tidewater Healthcare Shared Services Group, Inc.	Pennsylvania	5912	23-2739587

(1)
The address for each of the above registrant's principal executive offices is c/o NeighborCare, Inc., 601 East Pratt Street, 3rd Floor, Baltimore, Maryland 21202 and the telephone number is (410) 528-7300.

Subject to Completion, Dated June 9, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exchange these securities and is not soliciting an offer to exchange these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Offer to Exchange

$250,000,000 aggregate principal amount of our 6.875% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, as amended, for any and all of our 6.875% Senior Subordinated Notes due 2013

        This prospectus and the accompanying letter of transmittal relate to our offer to exchange up to $250,000,000 in aggregate principal amount of our registered 6.875% Senior Subordinated Notes due 2013, which we refer to as the "exchange notes," for all of our outstanding unregistered 6.875% Senior Subordinated Notes due 2013, which we refer to as the "initial notes." The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the exchange notes (i) will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, are not subject to the restrictions on transfer applicable to the initial notes; (ii) will bear a different CUSIP number; and (iii) will not have the rights relating to the initial notes under the registration rights agreement. The exchange notes will evidence the same debt as the initial notes and will be issued pursuant to, and will be entitled to the benefits of, the Indenture dated as of November 4, 2003, which we refer to as the "indenture," between us, substantially all of our subsidiaries and The Bank of New York, as trustee, which also governs the initial notes.

Material Terms of the Exchange Offer

  •
  The exchange offer will expire at 5:00 p.m., New York City time, on July     , 2004, unless extended.

  •
  In any event, the exchange offer will be open for at least 20 full business days.

  •
  Upon the terms and subject to the conditions of this exchange offer, all initial notes that are validly tendered and not withdrawn will be exchanged.

  •
  The exchange notes are registered under the Securities Act and, as a result, will generally not be subject to the transfer restrictions applicable to the initial notes.

  •
  You may withdraw tenders of initial notes at any time before the expiration of the exchange offer.

  •
  You may only tender the initial notes in denominations of $1,000 and integral multiples of $1,000.

  •
  If you fail to tender your initial notes, you will continue to hold unregistered, restricted securities and your ability to transfer them will continue to be restricted.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The exchange of initial notes for the exchange notes should not be a taxable exchange for U.S. federal income tax purposes.

  •
  No established trading market for the exchange notes currently exists and we do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for any automated quotation system to quote them.

  •
  The exchange offer is subject to customary conditions.

        Participating in the exchange offer involves risks. See "Risk Factors" beginning on page 15 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June     , 2004.

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	15
THE EXCHANGE OFFER	29
USE OF PROCEEDS	40
CAPITALIZATION	40
SELECTED FINANCIAL DATA	41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	45
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	69
BUSINESS	70
MANAGEMENT	84
DESCRIPTION OF OTHER INDEBTEDNESS	86
DESCRIPTION OF THE EXCHANGE NOTES	87
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS	132
PLAN OF DISTRIBUTION	137
LEGAL MATTERS	137
EXPERTS	137
AVAILABLE INFORMATION	138
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE	F-1

        As used herein, unless the context otherwise requires, "NeighborCare," the "Company," "we," "our" or "us" refers to NeighborCare, Inc. and its subsidiaries and "GHC" refers to Genesis HealthCare Corporation and its subsidiaries.

        You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus. Our financial condition, results of operations and prospects may have changed since that date.

        This prospectus includes market share and industry data and forecasts that we obtained from industry publications and surveys, reports of governmental agencies and internal company surveys. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on the most currently available market data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

        This prospectus contains summaries of the terms of certain documents. These summaries are qualified in their entirety by reference to the full and complete text of such documents (copies of which will be made available to you upon request to us) for complete information with respect thereto.

iii

Cautionary Statements Regarding Forward-Looking Statements

        Statements made in this report, and in our other public filings and releases, which are not historical facts contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to:

  •
  statements contained in "Risk Factors;"

  •
  certain statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our notes to our consolidated financial statements, such as our ability to meet our liquidity needs, scheduled debt and interest payments (including the notes), and expected future capital expenditure requirements; the expected effects of government regulation on reimbursement for services provided, including the Medicare Prescription Drug, Improvement and Modernization Act of 2003; our ability to successfully implement our strategic objectives and achieve certain performance improvement initiatives; the expected financial impact of severance and related costs; the expected spin-off costs in fiscal 2004 and the foreseeable future; and estimates in our critical accounting policies, including our allowance for doubtful accounts and the anticipated impact of long-lived asset impairments;

  •
  certain statements contained in "Business" concerning strategy, corporate integrity programs, insurance coverage, environmental matters, government regulations and the Medicare and Medicaid programs, and reimbursement for services provided; and

  •
  certain statements in "Legal Proceedings" regarding the effects of litigation.

        Factors that could cause actual results to differ materially include, but are not limited to the following, which are discussed more fully in "Risk Factors:"

  •
  our ability to control operating costs and generate sufficient cash flow to meet operational and financial requirements;

  •
  our ability, and the ability of our subsidiary guarantors, to fulfill debt obligations;

  •
  our covenants and restrictions contained in financing agreements which limit our discretion in the operation of our business;

  •
  the enforceability or limitations of the guarantees on our senior subordinated notes;

  •
  our ability to repurchase or fulfill our obligations on our senior subordinated notes;

  •
  the effect of additional indebtedness on our financial condition;

  •
  our ability, and the ability of our customers, to comply with Medicare or Medicaid reimbursement regulations or other applicable laws;

  •
  changes in the reimbursement rates or methods of payment from Medicare and Medicaid, or the implementation of other legislation or measures to reduce the reimbursement for our services and the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003;

  •
  changes in pharmacy legislation and/or payment formulas;

  •
  the impact of federal and state regulations;

  •
  the impact of investigations and audits relating to alleged violations of federal and/or state regulations;

  •
  changes in the acuity of our customers' patients, payor mix and payment methodologies;

iv

  •
  further consolidation of managed care organizations and other third-party payors;

  •
  the effect of the expiration or termination of certain service and supply contracts;

  •
  changes in or our failure to satisfy our manufacturer's rebate programs;

  •
  competition in our business;

  •
  competition for qualified management and pharmacy professionals;

  •
  an economic downturn or changes in the laws affecting our business in those markets in which we operate;

  •
  the impact of any acquisitions on our operations;

  •
  availability of financial and other resources to us after the spin-off of GHC;

  •
  operating inefficiencies and higher costs after the spin-off of GHC;

  •
  federal income tax liabilities and indemnification obligations related to the spin-off of GHC;

  •
  conflicts of interest as a result of our continuing relationship with GHC after the spin-off;

  •
  the ability of GHC, as our largest customer, to act as a separate entity; and

  •
  acts of God or public authorities, war, civil unrest, fire, floods, earthquakes, terrorism and other matters beyond our control.

        In addition to these factors and any risks and uncertainties specifically identified in the text surrounding forward-looking statements, any statements in this prospectus or the reports and other documents filed by us with the SEC that warn of risks or uncertainties associated with future results, events or circumstances also identify factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

        All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable securities law.

v

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before participating in the exchange offer. You should carefully consider all of the information contained or incorporated by reference in this prospectus, including the discussion of specific risks contained in "Risk Factors." As used herein, unless the context otherwise requires, "NeighborCare," the "Company," "we," "our" or "us" refers to NeighborCare, Inc. and its subsidiaries.

Our Company

        NeighborCare, Inc. (formerly named Genesis Health Ventures, Inc.) was incorporated in May 1985 as a Pennsylvania corporation. We are the third largest provider of institutional pharmacy services in the United States. As of March 31, 2004, we provided pharmacy services for approximately 256,000 beds in long-term care facilities in 32 states and the District of Columbia. Our pharmacy operations consist of 65 institutional pharmacies; 33 community-based professional retail pharmacies and 20 on-site pharmacies which are located in customers' facilities and serve only customers of that facility. In addition, we operate 16 home infusion, respiratory and medical equipment distribution centers.

        Our institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care facilities, including skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. We also provide pharmacy consulting services to assure proper and effective drug therapy, including monitoring and reporting on prescription drug therapy and assisting the facility in compliance with applicable federal and state regulations. We currently serve more than 2,500 facility customers. The average tenure for these customers is 5.7 years. Genesis HealthCare Corporation, or "GHC," is our largest customer with approximately 26,200 beds served. We also serve approximately 26,100 beds for HCR Manor Care, Inc., an owner and operator of long-term care facilities. No other customer represents more than 3% of total beds served.

        Our community-based professional pharmacies are retail operations branded under the NeighborCare® name that are located in or near medical centers, hospitals and physician office complexes which provide prescription and non-prescription medications and certain medical supplies, as well as personal service and consultation by licensed pharmacists.

        Our home infusion, respiratory and medical equipment distribution centers provide a wide array of products and services to support the home care needs of a range of individuals of all ages. We work with physicians, hospital discharge planners, case managers and managed care organizations who refer these individuals to us. Services include respiratory and medical equipment (such as oxygen, hospital beds, wheelchairs and respiratory medications), as well as home infusion (such as antibiotics, total parenteral nutrition, or "TPN," chemotherapy and pain management).

        We also own and operate Tidewater Healthcare Shared Services Group, Inc., or "Tidewater," one of the largest long-term care group purchasing companies in the United States. Tidewater provides purchasing and shared service programs specially designed to meet the needs of eldercare centers and other long-term care facilities.

Spin-off of GHC

        Prior to December 1, 2003, our operations were comprised of two primary business segments: pharmacy services and inpatient services. On December 1, 2003, we completed the distribution, which we refer to as the "spin-off," of the common stock of GHC, and on December 2, 2003, we changed our name to NeighborCare, Inc. and changed our trading symbol to "NCRX." The spin-off was effected by way of a pro rata tax-free distribution of the common stock of GHC to holders of NeighborCare's common stock on December 1, 2003 at a rate of 0.5 shares of GHC stock for each share of NeighborCare stock owned as of October 15, 2003. The common stock of GHC began trading publicly on the Nasdaq National Market System on December 2, 2003 under the symbol "GHCI." Subsequent to the spin-off, we continue to own and operate our pharmacy services and group purchasing businesses and GHC owns and operates what was formerly our inpatient services business as well as our former rehabilitation therapy, diagnostic, respiratory and management services businesses.

        The primary corporate purposes for the spin-off were to enhance the success of both NeighborCare and GHC by permitting each business to improve sales and marketing opportunities, isolate operating risks, have direct access to capital markets and better target employee incentives. Recognizing each business's own substantially different financial, investment and operating characteristics, human resource demands, return on invested capital profiles, capital requirements and growth opportunities, we expect that the spin-off of GHC will enable the independent management teams of each business to adopt strategies and pursue objectives that are appropriate to their respective business enterprises.

        On November 4, 2003, in anticipation of the spin-off, we issued $250 million aggregate principal amount of 6.875% senior subordinated notes due 2013, referred to as the initial notes. The net proceeds from the sale of the initial notes, funds transferred from GHC and cash on hand were used to repay the following indebtedness: (i) approximately $247.1 million of indebtedness outstanding under the term loan portion of the senior credit facility that was to mature on October 2, 2006; (ii) approximately $240.2 million of indebtedness outstanding under senior secured notes that were to mature on April 2, 2007; and (iii) approximately $68.9 million of indebtedness outstanding under the delayed draw term loan portion of the senior credit facility that was to mature on April 2, 2007. We also entered into a new senior credit facility consisting of a $100.0 million revolving credit facility.

        We also entered into several agreements with GHC in connection with the spin-off. For a discussion of these agreements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Transactions and Events—Agreements with GHC."

        Our executive offices are located at 601 East Pratt Street, 3rd Floor, Baltimore, Maryland 21202. Our telephone number is (410) 528-7300.

Note Concerning Financial Information

        As a result of the spin-off of GHC and pursuant to SEC regulations, this prospectus contains updated consolidated financial statements as of September 30, 2003 and 2002 and for each of the years in the three-year period ended September 30, 2003 that reflect GHC as discontinued operations under the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," or "SFAS 144." Additionally, our "Summary Financial Data," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for such periods have been revised to reflect such updated consolidated financial statements.

Omnicare Proposal

        On May 21, 2004, we announced that we had received an unsolicited proposal from Omnicare Inc. to purchase all of the outstanding shares of NeighborCare for $30 per share in cash. On May 25, 2004, we announced that our board of directors unanimously rejected the proposal. On June 3, 2004, we announced that we received a letter from Omnicare stating that it intends to commence a tender offer to purchase all of our outstanding shares for $30 per share in cash.

The Exchange Offer

Issuer	NeighborCare, Inc.
Initial Notes
On November 4, 2003, we sold to the initial purchasers $250,000,000 in aggregate principal amount of our 6.875% senior subordinated notes due 2013. In this prospectus, we refer to these senior subordinated notes as the "initial notes." The initial purchasers resold the initial notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to persons other than U.S. persons in offshore transactions meeting the requirements of Regulation S under the Securities Act.
Initial Notes Subsidiary Guarantees
All payments with respect to the initial notes, including principal and interest, are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing subsidiaries, other than our joint ventures. The guarantee of each subsidiary guarantor is its senior subordinated obligation and is subordinated to all of its existing and future senior indebtedness, including its guarantee of our new senior credit facility.
Registration Rights Agreement
We sold the initial notes in a private placement in reliance on Section 4(2) of the Securities Act. When we sold the initial notes we entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to provide to you and all other holders of the initial notes the opportunity to exchange your unregistered initial notes for substantially identical new notes that we have registered under the Securities Act. In this prospectus, we refer to these new senior subordinated notes as the "exchange notes."
The registration rights agreement also requires us to:
•
file a registration statement on or prior to April 30, 2004, enabling holders to exchange the initial notes for exchange notes with substantially identical terms, but which have been registered under the Securities Act;
• use our reasonable best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to July 15, 2004;
•
use our reasonable best efforts to consummate the exchange offer within 45 business days, or longer, if required by the federal securities laws, after the effectiveness of the exchange offer registration statement; and

• file a shelf registration statement for the resale of the initial notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.
This exchange offer is being made for the purpose of fulfilling our obligations under the registration rights agreement.

If we and the guarantors do not comply with these registration obligations, we will be required to pay additional interest to holders of the initial notes under certain circumstances. See "Description of the Exchange Notes—Registration Rights; Additional Interest."
The Exchange Offer
We are offering to exchange $1,000 principal amount of the exchange notes for each $1,000 principal amount of your initial notes. As of the date of this prospectus, $250,000,000 aggregate principal amount of the initial notes are outstanding. For procedures for tendering, see "The Exchange Offer—Procedures for Tendering Initial Notes."
Expiration Date
This exchange offer will expire at 5:00 p.m., New York City time, on July , 2004, unless we, in our sole discretion, extend it. If we extend the exchange offer, the expiration date will be the latest date and time to which we extend the exchange offer. In any event, the exchange offer will be open for at least 20 full business days.
Accrued Interest on the Exchange Notes
The exchange notes will accrue interest from the most recent date on which interest was paid on the initial notes or, if no interest has been paid, from the date of issuance of the initial notes. See "The Exchange Offer—Terms of the Exchange Offer."
Required Representations	In order to participate in the exchange offer, you will be required to make representations to us in a letter of transmittal, including representations that:
• neither you nor any other person acquiring exchange notes on your behalf is our "affiliate" within the meaning of Rule 405 under the Securities Act;
• the person acquiring the exchange notes is acquiring them in the ordinary course of its business; and

•
neither you nor any other person acquiring exchange notes on your behalf is engaged in, nor intends to engage in, nor has any arrangement or understanding with any person or entity to participate in, a distribution of the exchange notes.
Resale of Notes
Based upon interpretations by the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for initial notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:
	•	you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;
	•	you are acquiring the exchange notes in the ordinary course of your business;
	•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity to participate in, a distribution of the exchange notes; and
•
you deliver a prospectus, as required by law, in connection with any resale of the exchange notes, if you are a broker-dealer that receives exchange notes for your own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities. See "Plan of Distribution."
If you are an affiliate of ours, or are engaging in or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, then:
	•	you may not rely on the applicable interpretations of the staff of the SEC;
	•	you will not be permitted to tender initial notes in the exchange offer; and
	•	you must comply with the registration and delivery requirements of the Securities Act in connection with any resale of the initial notes.

Each participating broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for initial notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Any broker-dealer that acquired initial notes directly from us may not rely on the applicable interpretations of the staff of the SEC, may not participate in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in connection with any resales of the initial notes.

You should note that we have not submitted a no-action letter with respect to the exchange offer and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer, as it has in no-action letters issued with respect to exchange offers by other unrelated third parties.
Conditions of the Exchange Offer
The exchange offer is subject to certain customary conditions, which we may waive in our sole discretion. Please see "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.
Procedures for Tendering Initial Notes	If you wish to accept the exchange offer, you must send to The Bank of New York, the exchange agent, on or before the expiration date either:
• a completed letter of transmittal, together with your initial notes and any other required documentation; or
• a transmittal through The Depository Trust Company's Automated Tender Offer Program system under which you agree to be bound by the terms of the letter of transmittal.

If you wish to participate in the exchange offer and cannot comply with either of these procedures on a timely basis, then you can comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will be making the representations described under "The Exchange Offer—Procedures for Tendering."

Special Procedures for Beneficial Owners
If you are a beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register ownership of the initial notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. You may not be able to complete this transfer before the expiration date.
Guaranteed Delivery Procedures
If you wish to tender your initial notes and time will not permit the documents required in the letter of transmittal to reach the exchange agent prior to the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, you can participate in the exchange offer by following the guaranteed delivery procedures described under "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of Initial Notes and Delivery of Exchange Notes
We will accept for exchange any and all initial notes that are validly tendered in the exchange offer and not withdrawn before the offer expires. The exchange notes will be delivered promptly following the exchange offer.
Withdrawal Rights	You may withdraw your tender of initial notes at any time before the exchange offer expires.
Federal Income Tax Consequences
We believe that the exchange of an initial note for an exchange note in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Consequently, we believe that you will not recognize any gain or loss upon receipt of the exchange notes. See "Certain U.S. Federal Income Tax Considerations" for a more detailed description of the tax consequences of the exchange.
Accounting Treatment	We will not recognize any gain or loss on the exchange of initial notes for exchange notes. See "The Exchange Offer—Accounting Treatment."

Consequences of Failure to Exchange Initial Notes
If you are eligible to participate in the exchange offer and you do not tender your initial notes, then you will continue to hold your initial notes and you will be subject to all the limitations and restrictions on transfer applicable to such initial notes. Generally, untendered initial notes will remain restricted securities and may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the initial notes under the Securities Act. We expect that the trading market for the initial notes will be significantly less liquid than the trading market for the exchange notes. See "Risk Factors—Risks Relating to the Exchange Offer and the Exchange Notes—You may have difficulty selling the initial notes that you do not exchange."
Fees and Expenses	We will pay all fees and expenses incident to the consummation of the exchange offer, other than any expense incurred by a security holder.
Exchange Agent	The Bank of New York, the trustee under the indenture, is the exchange agent. The address, telephone number and facsimile number are listed under "The Exchange Offer—Exchange Agent."

The Exchange Notes

        The exchange notes will evidence the same debt as the initial notes, which they replace, and the outstanding initial notes are, and the exchange notes will be, governed by the same indenture under which the initial notes were issued. The summary below describes the principal terms of the exchange notes. We sometimes refer to the initial notes and the exchange notes collectively in this prospectus as the notes. See "Description of the Exchange Notes" for a more detailed description of the terms and conditions of the exchange notes.

Notes Offered	We are offering to exchange the initial notes for $250,000,000 aggregate principal amount of our 6.875% senior subordinated notes due 2013, referred to as the exchange notes, that have been registered under the Securities Act.
The form and terms of the exchange notes are the same as the form and terms of the initial notes, except:
• the exchange notes will be issued in a transaction that will have been registered under the Securities Act;

• the exchange notes will bear a different CUSIP number; and
• the holders of the exchange notes will not be entitled to the rights of the holders of the initial notes under the registration rights agreement.
Subordination and Guarantees
The exchange notes will rank junior in right of payment to all of our existing and future senior indebtedness and equal in right of payment with all of our existing and future senior subordinated indebtedness. See "Description of the Exchange Notes—Subordination."

Substantially all of our existing and future subsidiaries, other than our joint ventures, will guarantee our payment obligations with respect to the exchange notes, including principal, premium, if any, and interest. The guarantees will rank junior in right of payment to all existing and future senior indebtedness of these subsidiaries and equal in right of payment with all existing and future senior subordinated indebtedness of these subsidiaries. See "Description of the Exchange Notes—Guarantees."

As of March 31, 2004, the notes and the related guarantees were subordinated to approximately $8.3 million of senior indebtedness primarily in the form of capital lease obligations. Further, an additional $100.0 million of senior indebtedness was available for borrowing under our new senior credit facility, exclusive of $2.4 million required for outstanding letters of credit.
Maturity Date	November 15, 2013.
Interest Payment Dates	May 15 and November 15 of each year, commencing May 15, 2004.
Optional Redemption
We may redeem the notes, in whole or in part, at our option at any time on or after November 15, 2008, at the redemption prices listed under the caption "Description of the Exchange Notes—Optional Redemption."

In addition, on or before November 15, 2006, we may, at our option and subject to certain requirements, use the net proceeds from one or more equity offerings to redeem up to 35% of the original aggregate principal amount of the notes at 106.875% of their principal amount, plus accrued and unpaid interest. See "Description of the Exchange Notes—Optional Redemption."

Change of Control
If a change of control of us occurs, we may be required to make an offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. See "Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control."
Certain Covenants
We will issue the exchange notes pursuant to the same indenture under which the initial notes were issued. The indenture governing the notes contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:
	•	incur or guarantee additional indebtedness;
	•	issue redeemable preferred stock and non-guarantor subsidiary preferred stock;
	•	pay dividends or make other distributions to our shareholders;
	•	repurchase our stock;
	•	make other restricted payments and investments;
	•	create liens;
	•	incur restrictions on the ability to pay dividends or other payments to us or them;
	•	sell or otherwise dispose of certain assets;
	•	consolidate, merge or sell all of our assets;
	•	prepay, redeem or repurchase debt;
	•	enter into transactions with affiliates;
	•	engage in certain business activities; and
	•	incur indebtedness that is subordinate to any senior debt and senior in right of payment to the exchange notes.
These covenants are subject to a number of important qualifications and limitations. See "Description of the Exchange Notes—Certain Covenants."
Use of Proceeds	Neither we nor any subsidiary guarantor will receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. See "The Exchange Offer—Use of Proceeds."

Risk Factors

        For a discussion of risks that you should consider before deciding to exchange your initial notes for exchange notes, see "Risk Factors."

Summary Financial Data

        The summary financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus. Our consolidated statement of operations data for the years ended September 30, 2003, 2002 and 2001 and our consolidated balance sheet data as of September 30, 2003 and 2002 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, whose report is included elsewhere in this prospectus. Our statement of operations data for the six months ended March 31, 2004 and 2003, and our balance sheet data as of March 31, 2004 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our statement of operations data for the years ended September 30, 2000 and 1999 and our balance sheet data as of September 30, 2001, 2000 and 1999 have been derived from our unaudited consolidated financial statements, which are not presented in this prospectus.

        On December 1, 2003, we completed the spin-off of GHC. Under Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," referred to as "SFAS 144," discontinued businesses, including assets held for sale or distributed to shareholders, are removed from the results of continuing operations. The results of operations of GHC have been reclassified as discontinued operations in the audited and unaudited consolidated statements of operations for all periods presented. Businesses sold or closed prior to the adoption of SFAS 144 continue to be reported in the results of continuing operations.

        Upon emergence from Chapter 11 bankruptcy proceedings on October 2, 2001, our subsidiaries adopted the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code," also referred to as "fresh-start reporting," effective September 30, 2001. In connection with the adoption of fresh-start reporting, a new entity was deemed created for financial reporting purposes, the provisions of the 2001 joint plan of reorganization were implemented, assets and liabilities were adjusted to their estimated fair values and our accumulated owner's deficit was eliminated. Any financial information labeled "predecessor company" refers to periods prior to the adoption of fresh-start reporting, while financial information labeled "successor company" refers to periods following September 30, 2001. Predecessor company and successor company financial information is generally not comparable and is therefore separated by a vertical line. The lack of comparability within the statement of operations data is most apparent in our capital costs (interest, depreciation and amortization), as well as with income taxes and debt restructuring and reorganization costs. Predecessor company and successor company balance sheet data are not comparable due to the change in accounting basis of long-lived assets to estimated fair value and the discharge of liabilities subject to compromise.

        On October 1, 2002, we adopted Statement of Financial Accounting Standards No. 145, "Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002," referred to as "SFAS 145." The most significant impact of the adoption of SFAS 145 is that effective October 1, 2002, any gains or losses on the extinguishment of debt that were classified as extraordinary items in prior periods that do not meet the new criteria for classification as extraordinary items have been reclassified. This reclassification includes the $1.4 billion gain recognized in fiscal 2001 in connection with the discharge of liabilities subject to compromise upon our subsidiaries' emergence from Chapter 11 proceedings which is now included in income (loss) from continuing operations.

			Successor Company		Predecessor Company
	Six months ended March 31,		Years Ended September 30,		Years Ended September 30,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands, except operating and per share data)
Statement of Operations Data(1):
Net revenues	$695,040	$602,037	$1,243,857	$1,136,737	$1,047,883	$1,001,222	$921,642
Gross profit	150,784	137,580	281,879	255,154	230,002	231,780	238,178
Income (loss) from continuing operations	(5,933)	(1,513)	3,956	6,259	920,964	(147,614)	(38,860)
Income (loss) from discontinued operations, net of taxes	8,435	19,463	28,732	66,507	(628,867)	(692,710)	(231,713)
Net income (loss)	2,502	17,950	32,688	72,766	292,097	(840,324)	(270,573)
Preferred stock dividends	—	1,349	2,701	2,599	45,623	42,596	19,477
Net income (loss) available to common shareholders	$2,502	$16,601	29,987	70,167	246,474	(882,920)	(290,050)
Ratio of Earnings to Fixed Charges(2)	—	1.80x	1.11x	—	21.36x	—	—
Diluted EPS Data:
Income (loss) from continuing operations	$(0.14)	$(0.07)	$0.03	$0.09	$18.00	$(4.04)	$(1.64)
Income (loss) from discontinued operations, net	0.20	0.47	0.71	1.61	(12.93)	(14.71)	(6.53)
Net income (loss) available to common shareholders	0.06	0.40	0.74	1.68	5.07	(18.75)	(8.17)
Weighted average shares outstanding—income (loss) from continuing operations and discontinued operations	42,010	41,595	40,757	41,260	48,641	47,077	35,485
Weighted average shares outstanding—income (loss) available to common shareholders	42,010	41,595	40,757	43,351	48,641	47,077	35,485
Other Data:
Gross Profit	$150,784	$137,580	$281,879	$255,154	$230,002	$231,780	$238,178
Gross Profit %	21.7%	22.9%	22.7%	22.4%	21.9%	23.1%	25.8%
EBITDA(3)	$11,604	$30,544	$52,186	$43,847	$1,005,096	$—	$—
EBITDA %	1.7%	5.1%	4.2%	3.9%	95.9%	—	—

	Successor Company				Predecessor Company
	March 31,	September 30,			September 30,
	2004(4)	2003	2002	2001	2000	1999
	(dollars in thousands)
Balance Sheet Data (end of period):
Working capital	$309,061	$446,657	$449,006	$282,016	$304,241	$235,704
Total assets	862,292	1,938,729	2,010,477	1,839,220	3,081,998	2,429,914
Liabilities subject to compromise	—	—	—	—	2,446,673	—
Long-term debt, including current portion	258,282	611,619	689,683	644,509	143,441	1,521,636
Redeemable preferred stock	—	46,831	44,765	42,600	442,820	—
Shareholders' equity (deficit)	464,451	916,163	914,123	834,858	(246,391)	587,890

(1)
For a discussion of operating results from fiscal 2001 through the six months ended March 31, 2004 and a description of significant events, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

(2)
The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges include interest (expensed or capitalized), amortization of debt issuance costs and the estimated interest component of rent expense. For the six months ended March 31, 2004 and the fiscal years ended September 30, 2002, 2000 and 1999, our earnings were insufficient to cover fixed charges by $13.3 million, $6.6 million, $175.2 million and $62.1 million, respectively.

(3)
The following tables reconcile EBITDA to our net income available to common shareholders and our consolidating operating income by segments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Reasons for Non-GAAP Financial Disclosure."

	Six months ended March 31,
	2004	2003
Net income available to common shareholders	$2,502	$16,601
Subtract:
Income from discontinued operations, net of taxes	(8,435)	(19,463)
Add back:
Preferred dividends	—	1,349
Minority interest and equity in income of unconsolidated affiliates	2,317	2,130
Income tax provision (benefit)	(7,143)	7,447
Interest expense, net	10,207	7,217
Depreciation and amortization	12,156	15,263

EBITDA	$11,604	$30,544

	Six months ended March 31, 2004
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$55,094	$(55,646)	$(552)
Add back:
Depreciation and amortization expense	6,157	5,999	12,156

EBITDA	$61,251	$(49,647)	$11,604

	Six months ended March 31, 2003
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$42,230	$(26,949)	$15,281
Add back:
Depreciation and amortization expense	5,968	9,295	15,263

EBITDA	$48,198	$(17,654)	$30,544

	Successor Company		Predecessor Company
	Years Ended September 30,
	2003	2002	2001
Net income available to common shareholders	$29,987	$70,167	$246,474
Subtract:
Income (loss) from discontinued operations, net of taxes	28,732	66,507	(628,867)
Add back:
Preferred dividends	2,701	2,599	45,623
Minority interest and equity in income of unconsolidated affiliates	4,289	3,061	1,802
Income tax benefit	(2,048)	(12,699)	—
Interest expense, net	14,358	17,186	45,188
Depreciation and amortization	31,631	30,040	37,142

EBITDA	$52,186	$43,847	$1,005,096

	Successor Company Year Ended September 30, 2003
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$92,325	$(71,770)	$20,555
Add back:
Depreciation and amortization	12,386	19,245	31,631

EBITDA	$104,711	$(52,525)	$52,186

	Successor Company Year Ended September 30, 2002
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$67,851	$(54,044)	$13,807
Add back:
Depreciation and amortization	11,315	18,725	30,040

EBITDA	$79,166	$(35,319)	$43,847

	Predecessor Company Year Ended September 30, 2001
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$(30,954)	$998,908	$967,954
Add back:
Depreciation and amortization expense	13,062	24,080	37,142

EBITDA	$(17,892)	$1,022,988	$1,005,096

(4)
Balance sheet data as of March 31, 2004 reflects the distribution and spin-off of GHC. Balance sheet data prior to the spin-off has not been adjusted to give effect to the spin-off of GHC.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before participating in the exchange offer. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. The occurrence of any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to the Exchange Offer and the Exchange Notes

Our ability to generate cash to service our indebtedness depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, regulatory, legislative and other factors that are beyond our control.

        Cost containment and lower reimbursement levels relative to inflationary increases in cost by third-party payors, including federal and state governments, have had a significant impact on the healthcare industry and on our cash flows. Our operating margins continue to be under pressure because of continuing regulatory scrutiny and growth in operating expenses, such as product and labor costs.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity, sell assets, curtail discretionary capital expenditures or file for bankruptcy protection. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior credit facility and the notes, on commercially reasonable terms or at all.

        The indenture relating to the notes and the credit agreement governing our new senior credit facility permit us, subject to specified conditions, to incur a significant amount of additional indebtedness. If we incur additional debt above current levels, the risks associated with our leverage, including our ability to service our debt, would increase.

Your right to receive payments on the notes and guarantees is subordinated to our and the guarantors' senior debt.

        Payment on the notes is subordinated in right of payment to all of our current and future senior debt, including our obligations under our new senior credit facility. Payment on the guarantees of our subsidiaries is subordinated in right of payment to all of such guarantors' current and future senior debt, including the guarantees of our new senior credit facility. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization, dissolution, winding up or other similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made on the notes. Similarly, upon any distribution to the guarantors' creditors in a bankruptcy, liquidation, reorganization, dissolution, winding up or other similar proceeding relating to the guarantors or their property, the holders of the guarantors' senior debt will be entitled to be paid in full in cash before any payment may be made on the guarantees. In these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less ratably than the holders of our senior debt or may receive nothing. In addition, all payments on the notes and the related guarantees will be blocked in the event of a payment default on our designated senior debt and may be blocked for up to 179 consecutive days in the event of certain defaults other than payment defaults on our designated senior debt.

        As of March 31, 2004, the notes and the related guarantees were subordinated to approximately $8.3 million of senior debt, primarily in the form of capital lease obligations. Further, an additional $100.0 million of senior debt was available for borrowing under our new senior credit facility, exclusive of $2.4 million required for outstanding letters of credit. In addition, the indenture governing the notes and our new senior credit facility permit us and the guarantors, subject to specified limitations, to incur additional debt, some or all of which may be senior debt. All amounts outstanding from time to time under our new senior credit facility will be designated senior debt.

The notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

        You will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Under some circumstances, the terms of the notes will permit our non-guarantor subsidiaries to incur additional unspecified indebtedness.

If we fail to meet our payment or other obligations under our new senior credit facility, the lenders under our new senior credit facility could foreclose on, and acquire control of, substantially all of our assets.

        In connection with the incurrence of indebtedness under our new senior credit facility, the lenders under that facility received a pledge of all of the capital stock of our existing subsidiaries and will receive a pledge of all of the capital stock of any future subsidiaries. Additionally, these lenders generally have a lien on substantially all of our assets, including our existing and future accounts receivables, cash, general intangibles, investment property and real property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under our new senior credit facility, the lenders under the credit agreement would be entitled to foreclose on substantially all of our assets and liquidate these assets. Under those circumstances, we may not have sufficient funds to pay principal, premium, if any, and interest on the notes. As a result, you may lose a portion of or the entire value of your investment in the notes.

We may incur additional indebtedness ranking equal to the notes.

        If we incur any additional indebtedness that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization, dissolution, winding up or other similar proceeding relating to us. This may have the effect of reducing the amount of proceeds paid to you.

The indenture for the notes and our new senior credit facility impose, and future debt may impose, significant operating and financial restrictions on us which may prevent us from capitalizing on business opportunities and taking some corporate actions.

        The indenture for the notes and our new senior credit facility impose, and the terms of any future debt may impose, significant operating and financial restrictions on us. These restrictions limit, among other things, our ability and that of our subsidiaries to:

  •
  incur or guarantee additional indebtedness;

  •
  issue redeemable preferred stock and non-guarantor subsidiary preferred stock;

  •
  pay dividends or make other distributions to our shareholders;

  •
  repurchase our stock;

  •
  make other restricted payments and investments;

  •
  create liens;

  •
  incur restrictions on the ability of our or their subsidiaries to pay dividends or other payments to us or them;

  •
  sell or otherwise dispose of certain assets;

  •
  consolidate, merge or sell all of our assets;

  •
  prepay, redeem or repurchase debt;

  •
  enter into transactions with affiliates;

  •
  engage in certain business activities; and

  •
  incur indebtedness that is subordinate to any senior debt and senior in right of payment to the notes.

        In addition, our new senior credit facility requires us to maintain specified financial ratios and satisfy other financial condition tests. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities or limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. A breach of any of those covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

A court may void the guarantees of the notes or subordinate the guarantees to other obligations of our subsidiary guarantors.

        Although standards may vary depending upon the applicable law, generally under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void all or a portion of the guarantees of the notes or subordinate the guarantees to other obligations of the guarantors. If the claims of the holders of the notes against any guarantor were held to be subordinated in favor of other creditors of that guarantor, the other creditors would be entitled to be paid in full before any payment could be made on the notes. If one or more of the guarantees is voided or subordinated, after providing for all prior claims, our subsidiary guarantors may not have sufficient assets remaining to satisfy the claims of the holders of the notes.

Your ability to sell the notes may be limited by the absence of an active trading market.

        The notes are a new issue of securities for which there currently is no established trading market. Consequently, the notes may not be sufficiently liquid and you may be unable to sell your notes. We do not intend to apply for the notes or any exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. In connection with the offering of the initial notes, the initial purchasers advised us that they intended to make a market in the notes but they were not obligated to do so. Each initial purchaser could discontinue any market-making in the notes at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of the notes or, in the case of any holders of notes that do not exchange them, the trading market for the notes following the offer to exchange the initial notes for exchange notes. We also cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

        Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  the interest of securities dealers in making a market; and

  •
  the market for similar securities.

You may have difficulty selling the initial notes that you do not exchange.

        If you do not exchange your initial notes for the exchange notes offered in this exchange offer, then you will continue to be subject to the restrictions on the transfer of your initial notes. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the initial notes, and arose because we originally issued the initial notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

        In general, you may offer or sell your initial notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the initial notes under the Securities Act. If a large number of initial notes are exchanged for exchange notes in the exchange offer, then it may be more difficult for you to sell your unexchanged initial notes. Additionally, if you do not exchange your initial notes in the exchange offer, then you will no longer be entitled to have those notes registered under the Securities Act. See "The Exchange Offer—Consequences of Failure to Exchange Initial Notes."

We may not be able to repurchase the notes upon a change of control or asset sale.

        Upon a "change of control" or "asset sale," in each case as defined in the indenture, we will be required under certain circumstances to make an offer to repurchase all of the outstanding notes at a price equal to, for a change of control, 101% of the principal amount thereof and, for an asset sale, 100% of the principal amount thereof, together with any accrued and unpaid interest and additional interest to the date of repurchase. If a change of control or asset sale were to occur, there can be no assurance that we would have sufficient funds to pay the purchase price for all of the notes that we might be required to purchase. Our future indebtedness may also contain restrictions on our ability to repurchase the notes upon certain events, including transactions that could constitute a change of control or asset sale under the indenture. In addition, our new senior credit facility prohibits us from purchasing the notes in the event of a change of control or asset sale. Our failure to purchase the notes would be a default under the indenture, which would in turn be a default under our senior credit facility. In addition, a change of control will constitute an event of default under our new senior credit facility. A default under our new senior credit facility would result in an event of default under the indenture governing the notes if the lenders were to accelerate the debt under our new senior credit facility. If the foregoing occurs, we may not have enough assets to satisfy all obligations under our new new senior credit facility and the indenture related to the notes.

If we incur additional indebtedness as a result of acquisitions or otherwise, it could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.

        As a result of our issuance of the notes and entering into our new senior credit facility, we have indebtedness and may incur additional indebtedness. As of March 31, 2004, the notes and the related guarantees were subordinated to approximately $8.3 million of senior debt, primarily in the form of capital lease obligations. Further, an additional $100.0 million of senior debt was available for borrowing under our new senior credit facility, exclusive of $2.4 million required for outstanding letters of credit. In addition, subject to restrictions in the credit agreement governing our new senior credit facility and the indenture for the notes, we may incur additional indebtedness, including indebtedness to fund acquisitions or for working capital purposes.

        The level of our indebtedness could have important consequences to you, including the following:

  •
  limiting our ability to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

  •
  requiring us to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for purposes such as potential acquisitions, capital expenditures, marketing, development and other general corporate purposes;

  •
  exposing us to fluctuations in interest rates, to the extent that our borrowings bear variable rates of interest;

  •
  placing us at a competitive disadvantage compared to our competitors that have less debt;

  •
  reducing our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

  •
  making us more vulnerable to general economic downturns and adverse developments in our business.

        As a result, our indebtedness could adversely affect our financial position and make it more difficult for us to fulfill our obligations under the notes.

Risks Relating to Our Business

If we or our client institutions fail to comply with Medicare or Medicaid reimbursement regulations, our revenue could be reduced, we could be subject to penalties and we could lose our eligibility to participate in these programs.

        For the year ended September 30, 2003, approximately 44% of our pharmacy services billings were directly reimbursed by government-sponsored programs, including Medicaid and, to a lesser extent, Medicare. The Medicare and Medicaid programs are highly regulated. Our failure to comply with applicable reimbursement regulations could adversely affect the reimbursement we receive and our ability to participate in Medicare and Medicaid. Our failure to comply with these regulations could subject us to other civil and criminal penalties. Moreover, the Medicaid program is significantly dependent upon federal rules. Any limitation of federal funding to states under their Medicaid program could negatively affect our business.

Continuing efforts to contain healthcare costs may reduce our future revenue.

        Our sales and profitability are affected by the efforts of healthcare payors to contain or reduce the cost of healthcare by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes that lower reimbursement levels under Medicare, Medicaid or private pay programs, including managed care contracts, could reduce our future revenue. Furthermore, other changes in these reimbursement programs or in related regulations could reduce our future revenue. These changes may include modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicare, Medicaid or third-party expenditures.

Healthcare-related legislation has significantly impacted our business, and future legislation and regulations may negatively affect our financial condition and results of operations.

        In recent years, Congress has passed a number of federal laws that have effected major changes in the healthcare system, including, without limitation, changes under the Medicare and Medicaid programs. Our business is directly affected by changes in reimbursement rates and methodologies for pharmaceutical services and indirectly affected through the changes that negatively impact our healthcare clients. Several of these changes have had a significant impact on us.

        It is not possible to quantify fully the effect of potential legislative changes, the interpretation or administration of such legislation or any other governmental initiatives on our business. Accordingly, there can be no assurance that the impact of any future healthcare legislation will not further adversely affect our business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the reimbursement process, which is complex.

        The recent legislation, titled the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the "Medicare Modernization Act," passed by Congress on November 25, 2003 and signed by the President on December 8, 2003, may have a significant impact on long-term care pharmacy services with respect to Medicare coverage and payment rates to facilities and individual suppliers. The Medicare Modernization Act constitutes a significant overhaul of the Medicare system, including provisions which add a prescription drug benefit under Medicare starting in 2006, provide subsidies to insurers and managed care organizations and establish mechanisms to allow private health care coverage plans to compete with Medicare initially on a pilot basis. In addition, the Medicare Modernization Act phases out the average wholesale price reimbursement system related to certain outpatient pharmaceutical drugs and biologicals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Laws Affecting Revenues."

        Because of the recent enactment of the Medicare Modernization Act and its broad scope, we are not in a position to fully assess its impact on our business. The impact of this legislation depends upon a variety of factors, including patient mix. It is not clear at this time whether this new legislation will have an overall negative impact on long-term care pharmacy services. This legislation may reduce revenue and impose additional costs to the industry. Moreover, the U.S. Department of Health and Human Services, referred to as "DHHS," has not yet promulgated any regulations under the Act, as the Act requires it to do. The impact of these regulations when promulgated, including those regulations relating to the prescription drug discount plan discussed above, is unclear.

        We have described only certain provisions of the Medicare Modernization Act applicable to our business. There may be other provisions of the legislation that may impact our business by decreasing revenues or increasing operational expenses. We can make no assurance as to the effect of these provisions on our business.

        The phase out of the average wholesale price reimbursement system related to certain outpatient pharmaceutical drugs and biologicals under the Medicare Modernization Act could adversely affect our business. In addition, a second initiative under consideration at the federal level is a program to further reduce reimbursement for specific types of drugs. These initiatives have focused on certain therapies that are not extensively utilized in long-term care facilities. However, if this program were to be expanded, such a decision could have an adverse impact on our business.

State Medicaid program reimbursement is directly affected by the Medicare Modernization Act and may have a material adverse effect on our operating results.

        The reimbursement rates for pharmacy services under Medicaid are determined on a state-by-state basis subject to applicable federal law and review by the Centers for Medicare and Medicaid Services, the agency within DHHS that is responsible for the Medicare and Medicaid programs. In most states, pharmacy services are priced at the lower of "usual and customary" charges or cost (which generally is defined as a function of average wholesale price and may include a profit percentage) plus a dispensing fee. Certain states have "lowest charge legislation" or "most favored nation provisions" which require us to charge Medicaid no more than its lowest charge to other consumers in the state. Since 2000, federal Medicaid requirements establishing payment caps on certain drugs have been periodically revised. The Medicare Modernization Act's phase out of the use of average wholesale price related to certain outpatient pharmaceutical drugs and biologicals might impact these current payment methodologies.

        State Medicaid programs generally have long-established programs for reimbursement which have been revised and refined over time and have not had a material adverse effect on the pricing policies or receivables collection for long-term care facility pharmacy services. Any future changes in such reimbursement programs or in regulations relating thereto, such as reductions in the allowable reimbursement levels or the timing of processing of payments, could adversely affect our business.

        In order to control healthcare costs, we anticipate that federal and state governments will continue to review and assess alternate healthcare delivery systems, payment methodologies and operational requirements for healthcare providers, including long-term care facilities and pharmacies. Given the continuous debate regarding the cost of healthcare, managed care and other healthcare issues, we cannot predict with any degree of certainty what additional healthcare initiatives, if any, will be implemented or the effect any future legislation or regulation will have on our business.

        While Congress has expanded Medicare to cover certain costs of outpatient pharmaceutical services, the federal and state governments continue to focus on efforts to curb spending on healthcare programs such as Medicare and Medicaid. A number of states have enacted or are considering cost containment initiatives. Many of these initiatives focus on reducing the amount that the state Medicaid program will pay for drug acquisition costs. Some have attempted to impose more stringent pricing standards. Institutional pharmacies are generally paid a dispensing fee over and above the payment for the drug. To the extent that changes in the payment for drugs are not accompanied by an increase in the dispensing fee, margins could erode. Some states have explored efforts to restrict utilization by requiring the use of preferred drug lists, prior-authorization and formularies. A few states have attempted to extend the preferred Medicaid pricing to all Medicare beneficiaries. We cannot at this time predict the extent to which these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on us. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue.

Healthcare reform and legislation may reduce payments to our skilled nursing facility customers, which may negatively impact our ability to fund our working capital needs.

        Healthcare reform and legislation has an indirect effect on our business through decreasing funds available to our skilled nursing facility customers. Limitations or restrictions on Medicare and Medicaid payments to skilled nursing facilities could adversely impact the liquidity of our pharmacy and other service related business customers, resulting in their inability to pay us, or to pay us timely, for our products and services. This factor could require us to borrow in order to fund our working capital needs, and, in turn, cause us to become more highly leveraged.

We derive a significant portion of our revenue from state Medicaid programs and the recent economic downturn in the states in which we operate could have a material adverse effect on our operating results.

        There are numerous reports affirming that the recent economic downturn has had a detrimental effect on state revenues. Historically, these budget pressures have translated into reductions in state spending. Given that Medicaid outlays are a significant component of state budgets, we expect continuing cost containment pressures on Medicaid outlays for nursing homes and pharmacy services in the states in which we operate.

If we, or our long-term care customers, fail to comply with licensure requirements or other applicable laws, we may need to curtail operations, and could be subject to significant penalties.

        Our pharmacy services business is subject to extensive and often changing federal, state and local regulations, and our pharmacies are required to be licensed in the states in which they are located or do business. We continuously monitor the effects of regulatory activity on our operations and we currently have pharmacy licenses for each pharmacy we operate. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of our business. The long-term care facilities that contract for our services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these long-term care facilities to comply with these or future regulations or to obtain or renew any required licenses could result in our inability to provide pharmacy services to these facilities and their residents.

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations including fraud and abuse laws may result in increased costs or sanctions.

        We are also subject to federal and state laws that prohibit some types of direct and indirect payments between healthcare providers. These laws, commonly known as the fraud and abuse laws, prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicare, Medicaid and other federal healthcare programs. We are subject to periodic audits under the Medicare and Medicaid programs, which have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements. Rights and remedies available to these programs include repayment of any amounts alleged to be overpayments or in violation of program requirements, or making deductions from future amounts due to us. These programs may also impose fines, criminal penalties or program exclusions. Other third-party payor sources also reserve the right to conduct audits and make monetary adjustments in connection with or exclusive of audit activities.

        In the ordinary course of our business, the long-term care facilities we service receive notices of deficiencies for failure to comply with conditions of participation in the Medicare and Medicaid programs. This non-compliance may have a negative effect upon our business.

        We are also subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce the referral of patients to a particular provider for medical products and services. Possible sanctions for violation of any of these restrictions or prohibitions include loss of eligibility to participate in reimbursement programs and/or civil and criminal penalties.

        We have established policies and procedures that we believe are sufficient to ensure that our facilities will operate in substantial compliance with these anti-fraud requirements. While we believe that our business practices are consistent with Medicare and Medicaid criteria, those criteria are often complex and subject to change and interpretation. Aggressive anti-fraud actions, however, could have an adverse effect on our financial condition, results of operations and cash flows.

        In addition, a number of states have undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceutical marketing programs, including programs containing incentives to pharmacists to dispense one particular product rather than another. These enforcement actions arose under state consumer protection laws, which generally prohibit false advertising, deceptive trade practices and the like.

New federal medical privacy regulations may increase the costs of operations and expose us to civil and criminal sanctions.

        We face additional federal requirements that mandate major changes in the transmission and retention of health information. The Health Insurance Portability and Accountability Act of 1996 was enacted first, to ensure that employees can retain and at times transfer their health insurance when they change jobs, and second, to simplify healthcare administrative processes. This simplification includes expanded protection of the privacy and security of personal medical data and requires the adoption of standards for the exchange of electronic health information.

        Among the standards that the Secretary of Health and Human Services has adopted pursuant to the Health Insurance Portability and Accountability Act are standards for electronic transactions and code sets, and it may adopt unique identifiers for providers, employers, health plans and individuals, security and electronic signatures, privacy and enforcement. Although the Health Insurance Portability and Accountability Act was intended to ultimately reduce administrative expenses and burdens faced within the healthcare industry, we believe that implementation of this law will result in additional costs. Failure to comply with the Health Insurance Portability and Accountability Act could result in fines and penalties that could have a material adverse effect on us.

Possible changes in the acuity of patients as well as payor mix and payment methodologies may significantly affect our profitability.

        The sources and amounts of our revenues will be determined by a number of factors, including licensed bed capacity and occupancy rates of the centers we supply, the acuity of patients and the rates of reimbursement among payors. Changes in the acuity of the patients as well as payor mix among private pay, Medicare and Medicaid in the centers we supply will significantly affect our profitability. Particularly, any significant increase in the Medicaid population in such facilities could have a material adverse effect on our financial condition, results of operations and cash flows, especially if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates.

Further consolidation of managed care organizations and other third-party payors may adversely affect our profits.

        Managed care organizations and other third-party payors have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the U.S. population are increasingly served by a small number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent that such organizations terminate us as a preferred provider and/or engage our competitors as a preferred or exclusive provider, our business could be materially and adversely affected. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures.

We purchase a significant portion of our pharmaceutical products from one supplier.

        We obtain approximately 98% of our pharmaceutical products from one supplier pursuant to contracts that are terminable by either party on 90 days notice. If these contracts are terminated, there can be no assurance that our operations would not be disrupted or that we could obtain the products at similar cost. In this event, failure to satisfy our customers' requirements could materially and adversely affect our business, results of operations and financial condition.

Possible changes in or our failure to satisfy our manufacturers' rebate programs could adversely affect our results of operations.

        We currently earn rebates from certain manufacturers of pharmaceutical products for meeting targeted purchase volumes on a quarterly basis. There can be no assurance that our pharmaceutical manufacturers will continue to offer these rebates or that we will continue to satisfy the targeted purchase volumes. The termination of such programs or our failure to satisfy the targeted volumes may have an adverse affect on our cost of sales and inventory costs.

We face intense competition in our business.

        We compete with a variety of other companies in providing pharmacy services, some of which have greater financial and other resources than we do and may be more established in their respective communities than we are. Competing companies may offer newer or different services than we do and may thereby attract customers who are presently our customers or are otherwise receiving our services.

        The provision of pharmacy services in the long-term care industry is highly competitive. In the 32 states and in the District of Columbia where we sell pharmacy products and services, we compete with multiple national, regional and local institutional pharmacies. Institutional pharmacies compete principally on the basis of service, integrity, clinical expertise, fair pricing and the ability to form strong relationships with key personnel.

We are dependent on our senior management team and our pharmacy professionals.

        We are highly dependent upon the members of our senior management team, our pharmacists and other pharmacy professionals. Our business is managed by a small number of key management personnel, including John J. Arlotta, who became our chairman, president and chief executive officer after the spin-off. If we were unable to retain these persons, we might be adversely affected. Our industry is small and there is a limited pool of senior management personnel with significant experience in our industry. Accordingly, we believe we could experience significant difficulty in replacing key management personnel. Although we have employment contracts with our key management personnel, these contracts generally may be terminated without cause by either party.

        In addition, our continued success depends on our ability to attract and retain pharmacists and other pharmacy professionals. Competition for qualified pharmacists and other pharmacy professionals is intense. The loss of pharmacy personnel or the inability to attract, retain or motivate sufficient numbers of qualified pharmacy professionals could adversely affect our business. Although we generally have been able to meet our staffing requirements for pharmacists and other pharmacy professionals in the past, our inability to do so in the future could have a material adverse effect on us.

A significant portion of our business is concentrated in certain markets, and an economic downturn or changes in the laws affecting our business in those markets could have a material adverse effect on our operating results.

        We receive approximately 62% of our revenue from operations in the states of Maryland, New Jersey, Pennsylvania, Virginia, Ohio and West Virginia. The economic condition of these markets could affect the ability of our patients and third-party payors to reimburse us for our services through a reduction of disposable household income or the ultimate reduction of the tax base used to generate state funding of their respective Medicaid programs. An economic downturn in these markets and in surrounding markets or changes in the laws affecting our business could have a material adverse effect on our financial condition, results of operations and cash flows.

We may make acquisitions that could subject us to a number of operating risks.

        We anticipate that we may make acquisitions of, investments in and strategic alliances with complementary businesses to enable us to capitalize on our strong position in the geographic markets in which we operate and to expand our businesses in new geographic markets. However, implementation of this strategy entails a number of risks, including:

  •
  inaccurate assessment of undisclosed liabilities;

  •
  entry into markets in which we may have limited or no experience;

  •
  diversion of management's attention from our core business;

  •
  difficulties in assimilating the operations of an acquired business or in realizing projected efficiencies and cost savings;

  •
  increase in our indebtedness and a limitation on our ability to access additional capital when needed; and

  •
  difficulties in obtaining anticipated revenue synergies or cost reductions.

        In addition, certain changes may be necessary to integrate the acquired businesses into our operations, assimilate many new employees and implement reporting, monitoring, compliance and forecasting procedures.

Provisions in Pennsylvania law and our corporate charter documents could delay or prevent a change in control.

        As a Pennsylvania corporation, we are governed by the Pennsylvania Business Corporation Law of 1988, as amended, referred to as "Pennsylvania corporation law." Pennsylvania corporation law provides that the board of directors of a corporation in discharging its duties, including its response to a potential merger or takeover, may consider the effect of any action upon employees, shareholders, suppliers, customers and creditors of the corporation, as well as upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. In addition, under Pennsylvania corporation law, subject to certain exceptions, a business combination between us and a beneficial owner of more than 20% of our stock may be accomplished only if certain conditions are met.

        Our articles of incorporation contain certain provisions that may affect a person's decision to implement a takeover of us, including the following provisions:

  •
  a classified board of directors, with each director having a three-year term;

  •
  a provision providing that certain business combinations involving us, unless approved by at least 75% of the board of directors, will require the affirmative vote of at least 80% of our voting stock;

  •
  a provision permitting the board of directors to oppose a tender or other offer for our securities in light of the fairness of the price, the impact on our constituents, the reputation of the offeror, the value of the offered securities and any applicable legal or regulatory issues raised by the offer, as well as all other pertinent factors;

  •
  a provision requiring the affirmative vote of at least 80% of our voting stock to amend provisions relating to anti-takeover measures, unless the amendment is approved by at least 75% of the board of directors; and

  •
  the authority to issue preferred stock with rights to be designated by the board of directors.

        Additionally, we have entered into a shareholder rights plan which will make it extremely difficult for any person or group to acquire a significant interest in our common stock without advance approval of our board of directors.

        The overall effect of the foregoing provisions may be to deter a future tender offer or other offer to acquire us or our shares. Shareholders might view such an offer to be in their best interest if the offer includes a substantial premium over the market price of the common stock at that time. In addition, these provisions may assist our management in retaining their position and place us in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of our business.

Risks Relating to the Spin-off of GHC

We have limited history operating as an entity without our eldercare businesses.

        Historically, our operations were conducted as part of a consolidated entity with GHC and not as a separate entity. As a result of the spin-off, we own and operate the pharmacy services business and GHC owns and operates the inpatient services business and other ancillary businesses. Neither we nor GHC has an operating history as a separate company. The spin-off may result in some temporary dislocation and inefficiencies to our business operations, as well as impact the overall management of our company. In addition, operating these businesses independently may be more expensive, more complicated or more difficult than operating them together.

Since we and our subsidiaries emerged from bankruptcy on October 2, 2001, there is limited operating and financial data available from which to analyze our operating results and cash flows.

        Financial information related to our and our subsidiaries' operations after our emergence from bankruptcy is limited and therefore, it is difficult to compare such post-bankruptcy financial information with that of prior periods. Additionally, this information reflects the results of fresh-start reporting which also makes comparison of results of operations and financial condition after our emergence from bankruptcy to the results of prior periods difficult. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our historical financial information and our pro forma financial information may not be representative of our results as a separate company.

        Historically, our operations were conducted as part of a consolidated entity with GHC and not as a separate entity. Accordingly, the financial information included in the notes to our consolidated financial statements may not reflect the results of operations and financial condition that would have been achieved had our company been operated independently during the period and as of the dates presented. In addition, the historical pharmacy services segment information contained herein may not be indicative of how our business would have performed had the spin-off occurred during the periods presented. Such segment information does not, for example, reflect general and administrative and other corporate overhead expenses.

        Costs related to our corporate functions, including legal support, treasury administration, insurance administration, human resource management, information systems, internal audit and corporate accounting and income tax administration, which are not directly and solely related to our operations, have been allocated based upon various methodologies deemed reasonable by management. Although our management believes that the methods used to allocate and estimate such expenses are reasonable, there can be no assurance that our actual costs will not be higher, perhaps substantially.

        Furthermore, our historical consolidated financial statements do not reflect the costs to us of borrowing funds as a separate entity.

We may be responsible for federal income tax liabilities that relate to our distribution of GHC common stock.

        We have received a private letter ruling from the Internal Revenue Service to the effect that the spin-off and certain related transactions qualified as a tax-free distribution to us and our shareholders under Section 355 of the Internal Revenue Code of 1986, as amended. We and GHC have made certain representations in connection with the private letter ruling, and we agreed to restrictions on certain future actions designed to preserve the tax-free status of the spin-off.

        If the spin-off was found to be taxable by reason of any act (or failure to act) by GHC described in certain covenants contained in the spin-off documents, any acquisition of our equity securities or assets, or any breach of any of our representations in the spin-off documents or in the private letter ruling request, the spin-off would be taxable to us and may be taxable to holders of our common stock who received shares of GHC common stock in the spin-off. In such case, under the spin-off documents between us and GHC, GHC will be required to indemnify us against any taxes and related losses. The amount of any such indemnification payment could be substantial and we cannot assure you that GHC will have the ability to satisfy those obligations.

We may be required to satisfy certain indemnification obligations to GHC or may not be able to collect on indemnification rights from GHC.

        Under the terms of the separation and distribution agreement pursuant to which GHC was spun-off, we and GHC have agreed to indemnify each other from and after the distribution with respect to the indebtedness, liabilities and obligations that will be retained by our respective companies. These indemnification obligations could be significant, and we cannot presently determine the amount of indemnification obligations for which we will be liable or for which we will seek payment from GHC. Our ability to satisfy these indemnities, if we are called upon to do so, will depend upon our future financial performance. Similarly, GHC's ability to satisfy any such obligations to us will depend on GHC's future financial performance. We cannot assure you that we will have the ability to satisfy any substantial indemnification obligations to GHC. We also cannot assure you that if GHC is required to indemnify us for any substantial obligations, GHC will have the ability to satisfy those obligations.

Our management owns stock in GHC and there continue to be agreements between us and GHC.

        As a result of their ownership of our common stock, most of our officers and certain members of our board of directors received GHC stock in the spin-off distribution to our shareholders. In addition, certain of our subsidiaries entered into a tax sharing agreement, transition services agreement, a group purchasing agreement, an employee benefits agreement, a pharmacy services agreement, a pharmacy benefit management agreement and a durable medical equipment agreement with GHC. Although we believe the charges for services under the group purchasing agreement, the pharmacy services agreement, the pharmacy benefit management agreement and the durable medical equipment services agreement represent fair market value, there can be no assurance that we could not have obtained more favorable terms from an independent third-party. In some cases, the terms of the new agreements are not as favorable to us as the terms in effect prior to the spin-off. Robert H. Fish, the former chairman of our board of directors and former chief executive officer, continues to serve as a director of both GHC and NeighborCare. Ownership of GHC common stock by our officers and directors could create, or appear to create, potential conflicts of interest for these officers and directors when faced with decisions that could have implications for both GHC and us.

GHC, our largest customer, is subject to its own risks as a result of the spin-off and its operation as a separate entity.

        As a result of the spin-off, GHC is operating for the first time as an independent public entity. GHC is also exposed to risks similar to those outlined herein, including initial operation without the support of the former consolidated corporate infrastructure. In addition, GHC is highly leveraged. The degree to which GHC is leveraged could materially and adversely affect GHC's ability to obtain financing for working capital, acquisitions or other purposes and could make GHC more vulnerable to industry downturns and competitive pressures. GHC's ability to meet its obligations will be dependent upon its future performance, which will be subject to financial, business and other factors affecting GHC's operations. We are bound by a multi-year contractual arrangement with GHC. If GHC is not able to meet its obligations under this arrangement, our financial condition and results of operations could suffer materially.

THE EXCHANGE OFFER

Purpose and Effect; Registration Rights

        We sold the initial notes on November 4, 2003 in transactions exempt from the registration requirements of the Securities Act. Therefore, the initial notes are subject to significant restrictions on resale. In connection with the issuance of the initial notes, we entered into a registration rights agreement, which required that we and the subsidiary guarantors:

  •
  file with the SEC a registration statement under the Securities Act relating to the exchange offer and the issuance and delivery of the exchange notes in exchange for the initial notes on or prior to April 30, 2004;

  •
  use our reasonable best efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act on or prior to July 15, 2004; and

  •
  use our reasonable best efforts to consummate the exchange offer within 45 business days (or longer, if required by the federal securities laws) following the effective date of the exchange offer registration statement.

        If you participate in the exchange offer, you will, with limited exceptions, receive exchange notes that are freely tradable and not subject to restrictions on transfer. See "—Resales of Exchange Notes" for more information relating to your ability to transfer exchange notes.

        If you are eligible to participate in the exchange offer and do not tender your initial notes, you will continue to hold the untendered initial notes, which will continue to be subject to restrictions on transfer under the Securities Act.

        If:

    (1)
    we and our subsidiary guarantors are not permitted to consummate this exchange offer because it is not permitted by applicable law or SEC policy;

    (2)
    any holder of transfer restricted securities notifies us prior to the 20th day following consummation of the exchange offer that:

    (a)
    it is prohibited by law or SEC policy from participating in the exchange offer; or

    (b)
    it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

    (c)
    it is a broker-dealer and owns notes acquired directly from us or one of our affiliates,

then we and our subsidiary guarantors have agreed in connection with the registration rights agreement to use our reasonable best efforts to file with the SEC a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement on or prior to 60 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 120 days after such obligation arises.

        For purposes of the preceding, "transfer restricted securities" means:

    (1)
    each note and the related guarantees, until the earliest to occur of:

    (a)
    the date on which such note is exchanged in the exchange offer for an exchange note which is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

      (b)
      the date on which such note has been disposed of in accordance with a shelf registration statement; or

      (c)
      the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act; and

    (2)
    each exchange note and the related guarantees acquired by a broker-dealer in exchange for a note acquired for its own account as a result of market-making activities or other trading activities until the date on which such exchange note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by this prospectus (including the delivery of the prospectus).

        If:

    (1)
    we and our subsidiary guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

    (2)
    any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

    (3)
    we and our subsidiary guarantors fail to consummate the exchange offer within 45 business days of the date specified for such effectiveness with respect to the exchange offer registration statement; or

    (4)
    the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or fails to be usable during the periods specified in the registration right agreement, then additional interest will be payable on the applicable initial notes.

        Additional interest will accrue in an amount equal to $.05 per week per $1,000 principal amount of notes for the first 90-day period immediately following the occurrence of the first default. The amount of the additional interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all defaults have been cured, up to a maximum amount of additional interest for all defaults of $.50 per week per $1,000 principal amount of notes. Following the cure of all defaults, the accrual of additional interest will cease.

        Following the consummation of the exchange offer, holders of initial notes who were eligible to participate in the exchange offer but who did not tender their initial notes will not have any further registration rights, and the initial notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the initial notes could be adversely affected. See "Risk Factors—Risks Relating to the Exchange Offer and the Exchange Notes—You may have difficulty selling the initial notes that you do not exchange."

        The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

        We are offering to exchange $250,000,000 in aggregate principal amount of our 6.875% Senior Subordinated Notes due 2013 that have been registered under the Securities Act for a like aggregate principal amount of our outstanding unregistered 6.875% Senior Subordinated Notes due 2013.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all initial notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding initial notes we accept in the exchange offer. You may tender some or all of your initial notes under the exchange offer. However, the initial notes are issuable in authorized denominations of $1,000 and integral multiples thereof. Accordingly, initial notes may be tendered only in denominations of $1,000 and integral multiples thereof. The exchange offer is not conditioned upon any minimum amount of initial notes being tendered.

        The form and terms of the exchange notes will be identical in all material respects to the form and terms of the initial notes, except that:

  •
  the exchange notes will be registered with the SEC and, therefore, will not be subject to the restrictions on transfer or bear legends restricting their transfer; and

  •
  the exchange notes will not provide for registration rights or the payment of liquidated damages under circumstances relating to the timing of the exchange offer.

        The exchange notes will evidence the same debt as the initial notes and will be issued under, and be entitled to the benefits of, the indenture governing the initial notes.

        The exchange notes will accrue interest from the most recent date on which interest has been paid on the initial notes or, if no interest has been paid, from the date of issuance of the initial notes. Accordingly, registered holders of exchange notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from the most recent date to which interest has been paid on the initial notes or, if no interest has been paid, from the date of issuance of the initial notes. However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the initial notes on that record date.

        In connection with the exchange offer, you do not have any appraisal or dissenters' rights under applicable law or the indenture. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and the rules and regulations of the SEC. The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of the initial notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

        We will be deemed to have accepted validly tendered initial notes when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

        If we do not accept any tendered initial notes because of an invalid tender or for any other reason, then we will return certificates for any unaccepted initial notes without expense to the tendering holder as promptly after the expiration date.

        Holders who tender initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "—Fees and Expenses" for more detailed information regarding the expenses of the exchange offer.

        By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under "—Procedures for Tendering Initial Notes" below.

Expiration Date; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on July     , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" means the latest date and time to which we extend the exchange offer. In any event, the exchange offer will be open for at least 20 full business days.

        If we determine to extend the exchange offer, then we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all initial notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any initial notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        We reserve the right, in our sole discretion and at any time, to delay accepting any initial notes (except that, subsequent to the expiration date, we may not delay acceptance of the initial notes tendered for exchange other than in anticipation of receiving any necessary governmental approvals),to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied or waived prior to the expiration date by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion and at any time, to amend the terms of the exchange offer in any manner. We will notify you as promptly as practicable of any extension, amendment or termination. We will also file a post-effective amendment to the registration statement of which this prospectus is a part with respect to any fundamental change in the exchange offer.

Procedures for Tendering Initial Notes

        A holder who wishes to tender initial notes in the exchange offer must do either of the following:

  •
  properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under "—Exchange Agent" on or before the expiration date; or

  •
  if the initial notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent an agent's message, which agent's message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        In addition, one of the following must occur:

  •
  the exchange agent must receive certificates representing your initial notes along with the letter of transmittal on or before the expiration date;

  •
  the exchange agent must receive a timely confirmation of book-entry transfer of the initial notes into the exchange agent's account at DTC under the procedure for book-entry transfers described below along with the letter of transmittal or a properly transmitted agent's message, on or before the expiration date; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal, and that we may enforce the letter of transmittal against the participant.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" on or before the expiration of the exchange offer. To receive confirmation of valid tender of initial notes, a holder should contact the exchange agent at the telephone number listed under "—Exchange Agent."

        Any tender of initial notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Only a registered holder of initial notes may tender the initial notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the initial notes held by that holder, then that tendering holder should fill in the applicable box of the letter of transmittal. The amount of initial notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of initial notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Do not send letters of transmittal or initial notes to us.

        Generally, an eligible guarantor institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the initial notes are tendered:

  •
  by a registered holder of the initial notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

  •
  a member of a registered national securities exchange;

  •
  a member of the National Association of Securities Dealers, Inc.;

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding initial notes, the initial notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the initial notes and an eligible guarantor institution must guarantee the signature on the power of attorney.

        If the letter of transmittal, or any initial notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

        If you wish to tender initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your behalf, you must, before completing the procedures for tendering initial notes, either register ownership of the initial notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of initial notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of initial notes not properly tendered or initial notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular initial notes. However, to the extent we waive any conditions of tender with respect to one tender of initial notes, we will waive that condition for all tenders as well. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your initial notes.

        By tendering, you will represent to us that:

  •
  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes in violation of the Securities Act;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

  •
  the holder is not our "affiliate," as defined in Rule 405 of the Securities Act.

        Under existing interpretations of the staff of the SEC contained in several no-action letters to unrelated third parties, the exchange notes, including the related guarantees, would in general be freely transferable by their holders after the exchange offer without further registration under the Securities Act. However, any purchaser of initial notes who is our "affiliate," or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in the exchange offer:

  •
  may not rely on the applicable interpretations of the staff of the SEC;

  •
  is not entitled and will not be permitted to tender initial notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer who acquired its initial notes as a result of market-making activities or other trading activities and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        Any broker-dealer that acquired initial notes directly from us may not rely on the applicable interpretations of the staff of the SEC, may not participate in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in connection with any resales of the initial notes.

        The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to resales of the exchange notes with the prospectus contained in the registration statement. We have agreed in the registration rights agreement that we will make available a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes. We will make this prospectus available through the first anniversary of the consummation of the exchange offer or until all restricted securities covered by the exchange offer registration statement have been sold, whichever period is shorter, in order to permit resales of exchange notes acquired by broker-dealers in after-market transactions.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

        Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all initial notes properly tendered and will issue the exchange notes promptly after acceptance of the initial notes.

        For purposes of the exchange offer, we will be deemed to have accepted properly tendered initial notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each initial note accepted for exchange, you will receive a exchange note having a principal amount equal to that of the surrendered initial note.

        In all cases, we will issue exchange notes for initial notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  certificates for your initial notes or a timely confirmation of book-entry transfer of your initial notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        If we do not accept any tendered initial notes for any reason set forth in the terms of the exchange offer or if you submit initial notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged initial notes without expense to you. In the case of initial notes tendered by book-entry transfer into the exchange agent's account at DTC under the book-entry procedures described below, we will credit the non-exchanged initial notes to your account maintained with DTC.

Book-Entry Transfer

        We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the initial notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC's system may make book-entry delivery of initial notes by causing DTC to transfer the initial notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of initial notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent's message in lieu of a letter of transmittal, and all other required documents at its address listed below under "—Exchange Agent" on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        If you wish to tender your initial notes and your initial notes are not immediately available, or you cannot deliver your initial notes, the letter of transmittal or any other required documents or comply with DTC's procedures for transfer before the expiration date, then you may participate in the exchange offer if:

  •
  the tender is made through an eligible guarantor institution;

  •
  before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

  (1)
  the name and address of the holder and the principal amount of initial notes tendered;

  (2)
  a statement that the tender is being made thereby; and

  (3)
  a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the initial notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered initial notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        You may withdraw your tender of initial notes at any time before the exchange offer expires.

        For a withdrawal to be effective, the exchange agent must receive a written or facsimile notice of withdrawal at its address listed below under "—Exchange Agent." A facsimile transmission notice of withdrawal that is received prior to receipt of a tender of initial notes sent by mail and postmarked prior to the date of the facsimile transmission of withdrawal will be treated as a withdrawn tender. The notice of withdrawal must:

  •
  specify the name of the person who tendered the initial notes to be withdrawn;

  •
  identify the initial notes to be withdrawn, including the principal amount, or, in the case of initial notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC;

  •
  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which those initial notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the initial notes to register the transfer of those initial notes into the name of the depositor withdrawing the tender; and

  •
  if certificates for initial notes have been transmitted, specify the name in which those initial notes are registered if different from that of the withdrawing holder.

        If you have delivered or otherwise identified to the exchange agent the certificates for initial notes, then, before the release of these certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with the signatures guaranteed by an eligible guarantor institution, unless the holder is an eligible guarantor institution.

        We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any initial notes that have been tendered but that are not exchanged for any reason to the holder, without cost, promptly after withdrawal, rejection of tender or termination of the exchange offer. In the case of initial notes tendered by book-entry transfer into the exchange agent's account at DTC, the initial notes will be credited to an account maintained with DTC for the initial notes. You may retender properly withdrawn initial notes by following one of the procedures described under "—Procedures for Tendering Initial Notes" at any time on or before the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange notes for, any initial notes if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offer, or the making of any exchange by a holder of initial notes, would violate any applicable law or applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        The conditions listed above are for our sole benefit and we may assert them prior to the expiration date regardless of the circumstances giving rise to any condition. Subject to applicable law, we may waive these conditions in our discretion in whole or in part prior to the expiration date. If we waive these conditions, then we intend to continue the exchange offer for at least five business days after the waiver. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

        We will not accept for exchange any initial notes tendered, and will not issue exchange notes in exchange for any initial notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

        The Bank of New York is the exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

By Hand, Overnight Mail, Courier, or Registered or Certified Mail:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7E
New York, NY 10286
Attention: Ms. Giselle Guadalupe
Reference: NeighborCare, Inc.

By Facsimile:

(212) 298-1915
Attention: Ms. Giselle Guadalupe
Reference: NeighborCare, Inc.

For Information or Confirmation by Telephone:

(212) 815-6331
Attention: Ms. Giselle Guadalupe
Reference: NeighborCare, Inc.

        Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

        We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your initial notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

Transfer Taxes

        We will pay or cause to be paid any transfer taxes applicable to the exchange of initial notes pursuant to the exchange offer. If, however, payment is to be made to, or if exchange notes and/or substitute initial notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes, or if tendered initial notes are registered in the name of any person other than the registered holder, or if a transfer tax is imposed for any reason other than the transfer of initial notes to us pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by you.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying values as the initial notes, which is the aggregate principal amount of the initial notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Resales of Exchange Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters issued to unrelated third parties, we believe that exchange notes issued pursuant to this exchange offer in exchange for initial notes may be offered for resale, resold and otherwise transferred by any initial note holder without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act if:

  •
  the holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  the exchange notes are acquired in the ordinary course of the holder's business; and

  •
  the holder is not engaged in, nor intends to engage in, nor has any arrangement or understanding with any person or entity to participate in a distribution of the exchange notes.

        Any holder who intends to participate in the exchange offer for the purpose of distributing the exchange notes may not rely on the applicable interpretations of the staff of the SEC, may not participate in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales if the exchange notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

        This prospectus may be used for an offer to resell, resale or other transfer of exchange notes. With regard to broker-dealers, only broker-dealers that acquired the initial notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where the initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By acknowledging that it will deliver a prospectus, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for more details regarding the transfer of exchange notes.

Consequences of Failure to Exchange Initial Notes

        Holders who desire to tender their initial notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of initial notes for exchange.

        Initial notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the initial notes and the existing restrictions on transfer set forth in the legend on the initial notes and in the offering memorandum, dated November 4, 2003, relating to the initial notes. Except in limited circumstances with respect to the specific types of holders of initial notes, we will have no further obligation to provide for the registration under the Securities Act of such initial notes. In general, initial notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will take any action to register the untendered initial notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the initial notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

        Initial notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the initial notes and the exchange notes. Holders of the exchange notes and any initial notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. Neither we nor any subsidiary guarantor will receive any cash proceeds from the issuance of the exchange notes.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2004. The table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Condensed Consolidated Financial Statements" and the notes thereto included elsewhere in this prospectus.

March 31, 2004
Unaudited
(in thousands)
Cash and cash equivalents	$91,338

Long-term debt, including current portion:
Revolving credit facility(1)	—
Capital lease obligations	8,282
6.875% Senior subordinated notes due 2013	250,000

Total long-term debt, including current portion	258,282

Shareholders' equity	464,451

Total capitalization	$814,071

(1)
On November 4, 2003, we entered into a $100 million revolving credit facility, none of which was drawn as of March 31, 2004, exclusive of $2.4 million required for outstanding letters of credit. The revolving credit facility matures in 2008 and bears interest at LIBOR plus 2% on borrowings and includes a commitment fee of 0.50% on any unused commitment.

SELECTED FINANCIAL DATA

        The selected financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus. Our consolidated statement of operations data for the years ended September 30, 2003, 2002 and 2001 and our consolidated balance sheet data as of September 30, 2003 and 2002 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, whose report is included elsewhere in this prospectus. Our statement of operations data for the six months ended March 31, 2004 and 2003 and our balance sheet data as of March 31, 2004 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our statement of operations data for the years ended September 30, 2000 and 1999 and our balance sheet data as of September 30, 2001, 2000 and 1999 have been derived from our unaudited consolidated financial statements, which are not presented in this prospectus.

        On December 1, 2003, we completed the spin-off of GHC. Under Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," referred to as "SFAS 144," discontinued businesses, including assets held for sale or distributed to shareholders, are removed from the results of continuing operations. The results of operations of GHC have been reclassified as discontinued operations in the audited and unaudited consolidated statements of operations for all periods presented. Businesses sold or closed prior to the adoption of SFAS 144 continue to be reported in the results of continuing operations.

        Upon emergence from Chapter 11 bankruptcy proceedings on October 2, 2001, our subsidiaries adopted the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code," also referred to as "fresh-start reporting," effective September 30, 2001. In connection with the adoption of fresh-start reporting, a new entity was deemed created for financial reporting purposes, the provisions of the 2001 joint plan of reorganization were implemented, assets and liabilities were adjusted to their estimated fair values and our accumulated owner's deficit was eliminated. Any financial information labeled "predecessor company" refers to periods prior to the adoption of fresh-start reporting, while those labeled "successor company" refers to periods following September 30, 2001. Predecessor company and successor company financial information is generally not comparable and is therefore separated by a vertical line. The lack of comparability within the statement of operations data is most apparent in our capital costs (interest, depreciation and amortization), as well as with income taxes and debt restructuring and reorganization costs. Predecessor company and successor company balance sheet data are not comparable due to the change in accounting basis of long-lived assets to estimated fair value and the discharge of liabilities subject to compromise.

        On October 1, 2002, we adopted Statement of Financial Accounting Standards No. 145, "Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002," referred to as "SFAS 145." The most significant impact of the adoption of SFAS 145 is that effective October 1, 2002, any gains or losses on the extinguishment of debt that were classified as extraordinary items in prior periods that do not meet the new criteria for classification as extraordinary items have been reclassified. This reclassification includes the $1.4 billion gain recognized in fiscal 2001 in connection with the discharge of liabilities subject to compromise upon our subsidiaries' emergence from Chapter 11 proceedings which is now included in income (loss) from continuing operations.

			Successor Company		Predecessor Company
	Six months ended March 31,		Years Ended September 30,		Years Ended September 30,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands, except operating and per share data)
Statement of Operations Data(1):
Net revenues	$695,040	$602,037	$1,243,857	$1,136,737	$1,047,883	$1,001,222	$921,642
Gross profit	150,784	137,580	281,879	255,154	230,002	231,780	238,178
Income (loss) from continuing operations	(5,933)	(1,513)	3,956	6,259	920,964	(147,614)	(38,860)
Income (loss) from discontinued operations, net of taxes	8,435	19,463	28,732	66,507	(628,867)	(692,710)	(231,713)
Net income (loss)	2,502	17,950	32,688	72,766	292,097	(840,324)	(270,573)
Preferred stock dividends	—	1,349	2,701	2,599	45,623	42,596	19,477
Net income (loss) available to common shareholders	2,502	16,601	29,987	70,167	246,474	(882,920)	(290,050)
Ratio of Earnings to Fixed Charges(2)	—	1.80x	1.11x	—	21.36x	—	—
Diluted EPS Data:
Income (loss) from continuing operations	$(0.14)	$(0.07)	$0.03	$0.09	$18.00	$(4.04)	$(1.64)
Income (loss) from discontinued operations, net	0.20	0.47	0.71	1.61	(12.93)	(14.71)	(6.53)
Net income (loss) available to common shareholders	0.06	0.40	0.74	1.68	5.07	(18.75)	(8.17)
Weighted average shares outstanding—income (loss) from continuing operations and discontinued operations	42,010	41,595	40,757	41,260	48,641	47,077	35,485
Weighted average shares outstanding—income (loss) available to common shareholders	42,010	41,595	40,757	43,351	48,641	47,077	35,485
Other Data:
Gross Profit	$150,784	$137,580	$281,879	$255,154	$230,002	$231,780	$238,178
Gross Profit %	21.7%	22.9%	22.7%	22.4%	21.9%	23.1%	25.8%
EBITDA(3)	$11,604	$30,544	$52,186	$43,847	$1,005,096	$—	$—
EBITDA %	1.7%	5.1%	4.2%	3.9%	95.9%	—	—

	Successor Company				Predecessor Company
	March 31,	September 30,			September 30,
	2004(4)	2003	2002	2001	2000	1999
	(dollars in thousands)
Balance Sheet Data (end of period):
Working capital	$309,061	$446,657	$449,006	$282,016	$304,241	$235,704
Total assets	862,292	1,938,729	2,010,477	1,839,220	3,081,998	2,429,914
Liabilities subject to compromise	—	—	—	—	2,446,673	—
Long-term debt, including current portion	258,282	611,619	689,683	644,509	143,441	1,521,636
Redeemable preferred stock	—	46,831	44,765	42,600	442,820	—
Shareholders' equity (deficit)	464,451	916,163	914,123	834,858	(246,391)	587,890

(1)
For a discussion of operating results from fiscal 2001 through the six months ended March 31, 2004 and a description of significant events, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

(2)
The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges include interest (expensed or capitalized), amortization of debt issuance costs and the estimated interest component of rent expense. For the six months ended March 31, 2004 and the fiscal years ended September 30, 2002, 2000 and 1999, our earnings were insufficient to cover fixed charges by $13.3 million, $6.6 million, $175.2 million and $62.1 million, respectively.

(3)
The following tables reconcile EBITDA to our net income available to common shareholders and our consolidating operating income by segments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Reasons for Non-GAAP Financial Disclosure."

	Six months ended March 31,
	2004	2003
Net income available to common shareholders	$2,502	$16,601
Subtract:
Income from discontinued operations, net of taxes	(8,435)	(19,463)
Add back:
Preferred dividends	—	1,349
Minority interest and equity in income of unconsolidated affiliates	2,317	2,130
Income tax provision (benefit)	(7,143)	7,447
Interest expense, net	10,207	7,217
Depreciation and amortization	12,156	15,263

EBITDA	$11,604	$30,544

	Six months ended March 31, 2004
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$55,094	$(55,646)	$(552)
Add back:
Depreciation and amortization expense	6,157	5,999	12,156

EBITDA	$61,251	$(49,647)	$11,604

	Six months ended March 31, 2003
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$42,230	$(26,949)	$15,281
Add back:
Depreciation and amortization expense	5,968	9,295	15,263

EBITDA	$48,198	$(17,654)	$30,544

	Successor Company		Predecessor Company
	Years Ended September 30,
	2003	2002	2001
Net income available to common shareholders	$29,987	$70,167	$246,474
Subtract:
Income (loss) from discontinued operations, net of taxes	28,732	66,507	(628,867)
Add back:
Preferred dividends	2,701	2,599	45,623
Minority interest and equity in income of unconsolidated affiliates	4,289	3,061	1,802
Income tax benefit	(2,048)	(12,699)	—
Interest expense, net	14,358	17,186	45,188
Depreciation and amortization	31,631	30,040	37,142

EBITDA	$52,186	$43,847	$1,005,096

	Successor Company Year Ended September 30, 2003
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$92,325	$(71,770)	$20,555
Add back:
Depreciation and amortization	12,386	19,245	31,631

EBITDA	$104,711	$(52,525)	$52,186

	Successor Company Year Ended September 30, 2002
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$67,851	$(54,044)	$13,807
Add back:
Depreciation and amortization	11,315	18,725	30,040

EBITDA	$79,166	$(35,319)	$43,847

	Predecessor Company Year Ended September 30, 2001
	Institutional Pharmacy	Corporate & Other	Consolidated
Operating income (loss)	$(30,954)	$998,908	$967,954
Add back:
Depreciation and amortization expense	13,062	24,080	37,142

EBITDA	$(17,892)	$1,022,988	$1,005,096

(4)
Balance sheet data as of March 31, 2004 reflects the distribution and spin-off of GHC. Balance sheet data prior to the spin-off has not been adjusted to give effect to the spin-off of GHC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        NeighborCare, Inc. (formerly named Genesis Health Ventures, Inc.) was incorporated in May 1985 as a Pennsylvania corporation. As used herein, unless the context otherwise requires, "NeighborCare," the "Company," "we," "our" or "us" refers to NeighborCare, Inc. and its subsidiaries and "GHC" refers to Genesis HealthCare Corporation and its subsidiaries.

        We are the third largest provider of institutional pharmacy services in the United States. As of March 31, 2004, we provided pharmacy services for approximately 256,000 beds in long-term care facilities in 32 states and the District of Columbia. Our pharmacy operations consist of 65 institutional pharmacies (five are jointly-owned), 33 community-based professional retail pharmacies (two are jointly-owned) and 20 on-site pharmacies which are located in customers' facilities and serve only customers of that facility. In addition, we operate 16 home infusion, respiratory and medical equipment distribution centers (four are jointly-owned). Jointly-owned facilities and the operations conducted therein are part of joint ventures which are owned by NeighborCare and at least one other unaffiliated party.

        Our institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care facilities, including skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. We also provide pharmacy consulting services to assure proper and effective drug therapy, including monitoring and reporting on prescription drug therapy and assisting the facility in compliance with applicable federal and state regulations.

        Our community-based professional pharmacies are retail operations branded under the NeighborCare® name that are located in or near medical centers, hospitals and physician office complexes which provide prescription and non-prescription medications and certain medical supplies, as well as personal service and consultation by licensed pharmacists.

        Our home infusion, respiratory and medical equipment distribution centers provide a wide array of products and services to support the home care needs of a range of individuals of all ages. We work with physicians, hospital discharge planners, case managers and managed care organizations who refer these individuals to us. Services include respiratory and medical equipment (such as oxygen, hospital beds, wheelchairs and respiratory medications), as well as home infusion (such as antibiotics, total parenteral nutrition, chemotherapy and pain management).

        We also own and operate Tidewater Healthcare Shared Services Group, Inc., or "Tidewater," one of the largest long-term care group purchasing companies in the country. Tidewater provides purchasing and shared service programs specially designed to meet the needs of eldercare centers and other long-term care facilities.

        On December 1, 2003, we completed the distribution, or the "spin-off," of the common stock of GHC, previously reported as our inpatient services division. On December 2, 2003, we changed our name to NeighborCare, Inc. The spin-off was effected by way of a pro rata tax-free distribution of the common stock of GHC to holders of our common stock on December 1, 2003 at a rate of 0.5 shares of GHC stock for each share of our common stock owned as of October 15, 2003. On November 4, 2003, in anticipation of the spin-off, we refinanced all of our remaining long-term debt through the issuance of $250 million aggregate principal amount of our 6.875% senior subordinated notes due 2013 and through proceeds received from GHC in accordance with its issuance in October 2003 of $225 million aggregate principal amount of 8% senior subordinated notes due 2013.

Certain Transactions and Events

  Spin-off and Discontinued Operations of GHC

        On December 1, 2003, we completed the plan of disposition of GHC through a distribution of GHC common stock to our shareholders of record as of October 15, 2003 in the form of a tax-free spin-off as previously described.

        The spin-off was motivated by two business purposes: (1) to allow each business to pursue strategies and focus on objectives appropriate to that business, and to assume only those risks inherent in the respective businesses; and (2) to resolve problems that our pharmacy services segment had with existing or potential customers who object to our association with the inpatient services segment that competes with those customers. The inpatient services segment and pharmacy services segment are distinct businesses with significant differences in their markets, products, investment needs and plans for growth. Our board of directors believes that the separation into two independent public companies will enhance the ability of each to focus on strategic initiatives and new business opportunities, and to improve cost structures and operating efficiencies. The operations of our former inpatient services segment, rehabilitation therapy business, management services and certain other ancillary service businesses are operating under the name Genesis HealthCare Corporation.

        The following table sets forth the components of net income (loss) from discontinued operations for the six months ended March 31, 2004 compared to the same period last year (in thousands) and for the years ended September 30, 2003, 2002, and 2001 (in thousands):

	Successor Company				Predecessor Company
	Six months ended		Years Ended September 30,		Year Ended September 30,

	March 31, 2004	March 31, 2003
			2003	2002	2001
Net revenues of GHC	$250,927	715,027	$1,405,122	$1,349,051	$1,279,250
Net operating income (loss) of GHC	16,450	35,227	66,680	128,512	(621,858)
Net operating income (loss) of other units	—	(513)	(1,111)	4,211	—

Income (loss) from discontinued operations before interest and taxes	16,450	34,714	65,569	132,723	(621,858)
Interest expense allocation	2,467	10,132	19,937	23,373	7,009
Income tax expense	5,548	5,119	16,900	42,843	—

Net income (loss) from discontinued operations	8,435	19,463	$28,732	$66,507	$(628,867)

        In accordance with SFAS 144, only those overhead costs that are solely attributable to the discontinued business segment can be allocated to discontinued operations. As a result, prior periods include significant overhead charges that were incurred for the benefit of both our continuing operations and the spun-off operations of GHC that are now included in the continuing operations of our Company. Therefore, our operating results for the periods presented do not necessarily reflect the actual operating expenses of our continuing pharmacy operations.

  Change in Strategic Direction and Objectives

        Since our inception, our principal business plan was to build networks of skilled nursing and assisted living centers in concentrated geographic markets and broaden our array of higher margin specialty medical services; principally institutional pharmacy and rehabilitation services. By offering a broad array of services, we sought to create an integrated delivery system connecting our eldercare centers and ancillary service capabilities to hospitals, physicians, managed care plans and other providers in a seamless delivery network. Through acquisitions of both eldercare facilities and pharmacy operations in the 1990's, we fulfilled our stated business plan and operated under the mission to "redefine how eldercare is delivered."

        In 2000, we and certain of our direct and indirect subsidiaries filed for voluntary relief under Chapter 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware. We emerged from bankruptcy in late 2001 and constituted a new board of directors who evaluated our current business portfolio and identified strategies to optimize the performance of our operations. The new board of directors initially decided to focus on expanding the growth and margins of our pharmacy services segment and to maintain the current market position of our inpatient services segment. This was primarily the result of our inpatient services segment suffering from significant cuts in funding sources, nursing labor cost increases in excess of inflation, intensified regulatory oversight and intervention and increases in the cost of medical malpractice insurance. The new board of directors also implemented a short-term strategy to reduce overhead costs to pursue operational efficiencies with the intent of absorbing the financial performance of the inpatient services business.

        After the short-term objectives of the board of directors were achieved, we continued to evaluate strategic alternatives to enhance shareholder value and improve market performance. Such evaluations led to exploration of separating our business into two distinct businesses. In late 2002, the board of directors retained independent consultants to evaluate the impact of potentially separating the pharmacy business and the eldercare business by way of a spin-off. By February 2003, the board of directors approved a plan to spin-off the inpatient services segment into a separate legal operating entity under the name Genesis HealthCare Corporation.

  Strategic Planning, Severance and Other Operating Items

        We have incurred costs that are directly attributable to the transformation to a pharmacy-based business and certain of our short-term strategic objectives. These costs are expected to continue for the foreseeable future and are segregated in the unaudited condensed consolidated statements of operations as "Strategic planning, severance and other operating items." A summary of these costs as of March 31, 2004 follows (in thousands):

  Six Months Ended March 31, 2004

		Six Months Ended March 31, 2004
	Accrued at September 30, 2003				Accrued at March 31, 2004
		Provision	Paid	Non-Cash
Employee contract termination, transaction completion bonuses, severance and related costs	$1,000	$11,656	$9,387	$833	$2,436
Strategic planning and other items	2,160	31,045	18,064	6,112	9,029

Total	$3,160	$42,701	$27,451	$6,945	$11,465

        Strategic planning, severance and other operating items for the six months ended March 31, 2004 relate primarily to legal, professional and other fees incurred to complete the spin-off transaction of $17.5 million; costs incurred pursuant to the termination provisions of employment contracts and transaction completion bonuses with NeighborCare and GHC executives of $9.0 million; costs incurred to extinguish long-term debt and related obligations in connection with the spin-off of $14.5 million; and severance and related costs incurred pursuant to our corporate and regional consolidation in the second quarter of fiscal 2004 of $1.7 million. Debt extinguishment costs represent the write-off of unamortized deferred financing costs of $5.9 million, consent fees required to eliminate our commitments under GHC debt of $5.0 million and the settlement of interest rate swap arrangements related to debt extinguishment of $3.6 million. The majority of the amounts accrued at March 31, 2004 are expected to be paid during the third and fourth quarters of fiscal 2004.

        Strategic planning, severance and other operating items for the six months ended March 31, 2003 are primarily attributable to us entering into a termination and settlement agreement with Omnicare, Inc. whereby we agreed to terminate a merger agreement we had entered into with NCS Healthcare, Inc., a provider of institutional pharmacy services. Pursuant to the termination and settlement agreement, we agreed to terminate the merger agreement with NCS and Omnicare agreed to pay us a $22.0 million break-up fee. On December 16, 2002, we terminated the merger agreement. We recognized the break-up fee net of $11.8 million of financing, legal and other costs directly attributable to the proposed merger with NCS. We collected $6.0 million of the break-up fee in December 2002, with the remaining $16.0 million received in January 2003. The net gain was offset by severance and related costs associated with the resignation of Richard R. Howard, our former vice chairman, of approximately $4.8 million. The remaining $3.5 million of strategic planning and other operating items for the period primarily relate to consulting and other professional fees.

  Fiscal 2003 and 2002

        In fiscal 2003, we incurred strategic planning, severance and other operating items of approximately $27.2 million, which included: severance and related costs for a former vice chairman (Richard R. Howard) of $4.8 million; expense associated with the offer and exchange of all outstanding stock options as of April 1, 2003 of $7.2 million; strategic consulting expense of $12.9 million; and certain executive compensation of $2.2 million. Executive compensation related to the recruitment of John J. Arlotta as the Company's new chief executive officer and incentive compensation paid to Robert H. Fish for services rendered during his term as the interim chief executive officer.

        On April 1, 2003, we extended an offer to our employees, including executive officers except for our chief executive officer, to tender all options to purchase shares of our common stock, par value $.02 per share, outstanding under our 2001 Stock Option Plan, for the following consideration: (a) for those holders of options who had received awards of more than 2,000 restricted shares of common stock under our 2001 Stock Incentive Plan, the acceleration of vesting of all such restricted shares plus a cash payment of $2.50 per share underlying the option for options that had an exercise price below $20.00 per share, and (b) with respect to those holders of options who had not received awards of more than 2,000 restricted shares, (i) for those options that had an exercise price of at least $20.00 per share, a cash payment of $2.00 per share underlying the option, and (ii) for those options that had an exercise price below $20.00 per share, a cash payment of $2.50 per share subject to the option. The offer expired on May 12, 2003. We accepted for exchange and cancellation options to purchase 1,724,000 shares of our common stock, which represented all of the eligible outstanding options properly tendered for exchange by eligible option holders, on May 13, 2003. All eligible options held by our employees were tendered in the offer, with the exception of options to purchase 35,000 shares. As a result of this offer and exchange, we expensed $7.2 million in fiscal 2003, of which $1.4 million was disbursed in cash, with the remainder distributed in common stock.

        Strategic consulting costs relate to consulting services for several of our new strategic objectives. Initially, these strategic consulting firms were engaged to assist our board of directors and management in the evaluation of our existing business model and the development of our strategic alternatives. Additional services were procured to assist in the evaluation of our pharmacy sales and marketing function, the bid selection process in connection with the potential sale or spin-off of the eldercare business and, more recently, the legal, accounting and other professional fees directly attributed to the spin-off transaction.

        In fiscal 2002, we incurred strategic planning, severance and other operating items of approximately $21.5 million, which included: severance and related costs for the termination of 100 individuals of $3.8 million; severance and related costs for a former chief executive officer and vice chairman of $12.6 million; and strategic consulting expense of $5.1 million.

  Agreements with GHC

  Separation and Distribution Agreement

        On October 27, 2003, we and GHC entered into the separation and distribution agreement, which sets forth the agreements between us and GHC with respect to the principal corporate transactions required to consummate the spin-off, and a number of other agreements governing the relationship between us and GHC following the spin-off.

        The Separation.    Pursuant to the separation and distribution agreement, we transferred to GHC, or caused our subsidiaries to transfer to GHC, the legal entities comprising the eldercare businesses.

        Series A Preferred Stock.    We adjusted the conversion price of our Series A Preferred Stock in accordance with the terms thereof. In December 2003, the Series A Preferred Stock was converted into shares of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Non-Derivative Off-Balance Sheet Arrangements."

        Unsecured Bankruptcy Claimants.    GHC agreed to issue 130,247 common shares into an escrow account for future delivery to our and our subsidiaries' former unsecured claimants who are entitled to receive common equity securities under the terms of our 2001 joint plan of reorganization. We refer to these common shares of GHC as the "unsecured claimant shares." As of March 31, 2004, the most recent date for which information is available, the number of our common shares reserved for issuance to the unsecured claimants was 259,980

        Releases and Indemnification.    The separation and distribution agreement generally provides for a full and complete release and discharge as of the date of the consummation of the spin-off of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date of the consummation of the spin-off between or among us and our affiliates, on the one hand, and GHC and its affiliates, on the other hand, including any contractual agreements or arrangements existing or alleged to exist between or among those parties on or before that date.

        GHC has agreed to indemnify, defend and hold harmless us and our affiliates, and each of our directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

  •
  the failure of GHC, or its affiliates, or any other person to pay, perform or otherwise promptly discharge any of the liabilities of the eldercare businesses;

  •
  any liabilities of the eldercare businesses and the operation of the eldercare businesses at any time before or after the spin-off;

  •
  any breach by GHC or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement;

  •
  one-half of any liabilities arising out of our 2001 joint plan of reorganization (other than certain liabilities specifically allocated in the separation and distribution agreement); and

  •
  specified disclosure liabilities.

        We have agreed to indemnify, defend and hold harmless GHC and its affiliates, and each of its directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

  •
  the failure of us, or our affiliates, or any other person to pay, perform or otherwise promptly discharge any of our liabilities, other than liabilities of the eldercare businesses;

  •
  any of our liabilities, other than liabilities of the eldercare businesses, and the operation of our business other than the eldercare businesses at any time before or after the spin-off;

  •
  any breach by us or our affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement;

  •
  one-half of any liabilities arising out of our 2001 joint plan of reorganization (other than certain liabilities specifically allocated in the separation and distribution agreement); and

  •
  specified disclosure liabilities.

        The separation and distribution agreement also specifies procedures for claims for indemnification made under the provisions described above.

        Amendments and Waivers.    The separation and distribution agreement provides that no provisions of it or any ancillary agreement will be deemed waived, amended, supplemented or modified by any party unless the waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom that waiver, amendment, supplement or modification is sought to be enforced.

  Tax Sharing Agreement

        For periods prior to the spin-off, GHC is included in our U.S. federal consolidated income tax group, and GHC's tax liability thus is included in our and our subsidiaries' consolidated federal income tax liability. GHC is also included with us or certain of our subsidiaries in consolidated, combined or unitary income tax groups for state and local tax purposes for periods prior to the spin-off.

        The tax sharing agreement governs the respective rights, responsibilities, and the obligations of us and GHC after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, other taxes and related tax returns.

        In general, we will prepare and file the federal consolidated return, and any combined, consolidated or unitary tax returns that include both us or one of our subsidiaries and GHC or one of its subsidiaries and will be responsible for all income taxes and other taxes with respect to such returns. GHC will prepare and file any tax return required to be filed by GHC or any of its subsidiaries that does not include us or any entity that is our subsidiary after the spin-off and will be responsible for all income taxes or other taxes with respect to any such tax return. In general, we will be responsible for any increase (and will receive the benefit of any decrease) in the income tax of any entity that is or was reflected on a tax return filed by us and we will control all audits and administrative matters relating to such tax returns.

        GHC generally may not (i) take or fail to take any action that would cause any representations, information or covenants in the spin-off documents or documents relating to the private letter ruling request to be untrue, (ii) take or fail to take any action that would cause the spin-off to lose its tax-free status, (iii) sell, issue, redeem or otherwise acquire its equity securities for a period of two years following the spin-off, except in certain specified transactions, and (iv) sell or otherwise dispose of a substantial portion of its assets, liquidate, merge or consolidate with any other person for a period of two years following the spin-off. During that two-year period, GHC may take certain actions prohibited by the covenants if, for example, we obtain a supplemental private letter ruling or an unqualified opinion of counsel to the effect that these actions will not affect the tax-free nature of the spin-off, in each case satisfactory to us in our sole and absolute discretion. Notwithstanding the receipt of any such private letter ruling or opinion, GHC must indemnify us for any taxes and related losses resulting from (i) any act or failure to act described in the covenants above, (ii) any acquisition of GHC's equity securities or assets (or equity securities or assets of any member of GHC's group) and (iii) any breach by GHC or any member of GHC's group of certain representations in the spin-off documents or the documents relating to the private letter ruling.

        In addition, the tax sharing agreement provides for cooperation and information sharing with respect to taxes.

  Transition Services Agreement

        The transition services agreement provides for the provision of certain transitional services by GHC to us. The services include the provision of information systems (e.g., access to computer systems that are owned by GHC), tax services, financial systems, bankruptcy claims processing and certain additional services identified by the parties. The transition services agreement provides for a term of 18 months. In addition, we may extend the transition services agreement for an additional six months with adequate notice. The pricing is based on actual costs incurred by GHC in rendering the services.

  Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services

        GHC and our subsidiary NeighborCare Pharmacy Services, Inc., or "NCPS," entered into a master agreement for pharmacy, pharmacy consulting and related products and services, referred to as the "pharmacy services agreement." The pharmacy services agreement has an initial term of ten years, plus a renewal term of five years if NCPS matches third-party bids for comparable services. The pharmacy services agreement provides the terms and conditions on which NCPS and its affiliates provide pharmacy, pharmacy consulting and medical supply products and services to all long-term care facilities owned or leased by GHC and its affiliates. These services include the provision of all of the needed prescription and non-prescription medications, pharmacy consulting services, Medicare Part B supplies and services, Medicare Part B claim filing services, enteral nutrition products, durable and disposable medical supplies and equipment, and related services as required by applicable law and as reasonably requested by each facility. The agreement imposes restrictions on GHC's ability to purchase pharmaceutical products and supplies from other suppliers.

        Each of GHC's eldercare facilities entered into an individual services agreement with NCPS that reflects the terms of the pharmacy services agreement. The individual services agreements govern the terms under which pharmacy, pharmacy consulting and medical supply products and services will be provided to each eldercare facility by NCPS.

        Pricing under the pharmacy services agreement is at pre-negotiated prices or formulas consistent with market pricing for the applicable services and are set forth in the individual service agreements. NCPS has the right to adjust prices, other than those that are determined by formula, not more than once per year to account for increases in its costs in providing the services (including inflation). GHC is eligible for a pricing reduction at specified percentages for certain specified products and services if and so long as the aggregate number of skilled nursing facility beds served by NCPS increases to specified targets over a baseline amount. In addition, GHC and NCPS will negotiate in good faith to enter into arrangements whereby GHC will contract directly with certain manufacturers of enteral nutrition products, durable medical equipment and other non-pharmaceutical products historically purchased from NCPS to receive "end user pricing," and NCPS will distribute enteral nutrition products and durable medical equipment to GHC's facilities for a fee priced at the fair market value of such distribution services. In addition, pricing may be reset depending upon NCPS's pricing to its other customers of similar size. In May 2004, GHC and NCPS amended the pharmacy services agreement revising the pricing for infusion therapy products and changing the pricing reset from five years to four years. The amendment is not anticipated to have a material effect on our gross margins going forward.

        GHC may terminate the pharmacy services agreement with respect to any facility in connection with a sale of the facility to a third party or the closing of the facility so long as GHC uses its best efforts to persuade the buyer or successor of the facility, if any, to assume the applicable service agreement. This right is limited to five facilities through the first year, 10 facilities through the second year, 20 facilities through the third year, and a maximum of 30 facilities over the 10-year term of the pharmacy services agreement.

        If the pharmacy services agreement or any individual service agreement is terminated by GHC, then NCPS will be entitled to recover a specified amount per facility based on the remaining number of months in the term. Each of GHC and NCPS will indemnify the other against all claims, losses and liabilities arising out of the acts or omissions of the other party in connection with the pharmacy services agreement.

        The pharmacy services agreement provides that GHC will not compete with NCPS or solicit NCPS's employees or customers until 2015 or, if later, two years following termination of the pharmacy services agreement.

        Either party may assign the pharmacy services agreement, or any individual services agreement, upon receipt of written consent of the other (which consent may not be unreasonably withheld, conditioned or delayed), but NCPS may assign its interest without GHC's consent to an affiliate, joint venture or a provider whose service and/or quality levels are at least comparable to those currently provided by NCPS.

  Tidewater Membership Agreement

        The Tidewater membership agreement, referred to as the "Tidewater agreement," provides group purchasing and shared service programs to skilled nursing facilities and assisted living facilities operated by GHC. Under the Tidewater agreement, GHC engaged Tidewater, our wholly-owned group purchasing subsidiary, as an independent group purchasing organization, and Tidewater will grant to GHC access to its vendor contracts. The initial term of the Tidewater agreement is ten years. GHC will not make any payments to us under the Tidewater agreement. Instead, Tidewater will receive administrative fees from various suppliers. Such fees are based on a percentage of the volume of purchases made by all of Tidewater's members, including GHC. GHC will remain directly responsible to vendors for purchases through the Tidewater agreement. The Tidewater agreement obligates GHC to purchase certain minimum amounts; however, GHC may be a member of other group purchasing organizations. GHC may earn financial incentives, such as fee sharing, for meeting certain purchasing volumes under the Tidewater agreement.

  Employee Benefits Agreement

        We and GHC entered into an employee benefits agreement which provides for certain employee compensation, benefit and labor-related matters. In general, after the spin-off, we and GHC are responsible for all obligations and liabilities relating to our respective current and former employees and their dependents and beneficiaries.

        As of the date of the spin-off, and except with respect to health and welfare plans and flexible benefit plans as set forth below, GHC ceased its participation in any benefit plan or trust under any such plan sponsored or maintained by us and we ceased participation in any benefit plan or trust under any such plan sponsored or maintained by GHC. With respect to employees who are transferred to or from us or GHC, both parties have mutually recognized and credited service with the other employer.

        Except as otherwise provided herein, all liabilities relating to employee benefits incurred by or on behalf of either company's employees or their covered dependents on or before the date of the spin-off remain our liabilities. Liabilities and assets were transferred from our retirement plan to a comparable plan to be established by GHC. Similarly, liabilities and assets were transferred from our union retirement savings plan, the sponsorship of which was assumed by GHC. Liabilities under our deferred compensation plan (a non-qualified plan) and assets relating to such plan held in a rabbi trust were transferred to a comparable plan and trust established by GHC. We have elected to contribute the full matching amount due to participants covered under our plan for the 2003 plan year. Under the agreement, each company will reimburse the other for 50% of the amount contributed with respect to specified employees who were transferred between companies in connection with the spin-off. A similar arrangement applies with respect to bonus amounts paid for the 2003 fiscal year. In general, all liabilities relating to workers' compensation claims incurred by or on behalf of either company's employees on or before December 1, 2003, the date of the spin-off, remained liabilities of GHC.

        To avoid the administrative inconvenience and expense that would have resulted from our having to establish separate health and welfare plans and flexible benefit plans for the remainder of the calendar year, during the period beginning immediately following the spin-off and ending on December 31, 2003, current and former employees of GHC remained covered under our existing health and welfare plans and flexible benefit plans. GHC will reimburse us for all expenses we incurred as a result of this arrangement. As of January 1, 2004, current and former employees of ours and GHC are covered under their own health insurance plans.

  Pharmacy Benefit Management (CareCard) Agreement

        GHC and our subsidiary, CareCard, Inc., entered into a pharmacy benefit management agreement, referred to as the "CareCard agreement." The CareCard agreement sets forth the agreements between GHC and CareCard relating to the provision of services to GHC by our "CareCard" business. The term of the CareCard agreement expires on December 31, 2004. Under the CareCard agreement, CareCard provides pharmacy benefit management services to GHC and access to retail and mail pharmacy services. GHC agreed to enroll all of its employees participating in a GHC self-insured health plan in the CareCard program. The CareCard agreement may be assigned by either party upon receipt of the written consent of the other (which consent may not be unreasonably withheld, conditioned or delayed), but CareCard may assign its interest without GHC's consent to a provider whose service and/or quality levels are at least comparable to those currently provided by CareCard.

  Master Agreement for Specialty Beds and Oxygen Concentrators

        The master agreement for specialty beds and oxygen concentrators, referred to as the "durable medical equipment agreement," sets forth the agreements between GHC and NCPS relating to the provision of certain equipment and related services to GHC's skilled nursing and assisted living facilities. The durable medical equipment agreement provides for an initial five-year term with one-year automatic renewals (unless terminated upon 90 days' notice prior to the expiration of the then-current term). Under the durable medical equipment agreement, NCPS agreed to provide GHC's facilities with durable medical equipment (specialty beds and oxygen concentrators), equipment maintenance and warehousing of equipment at prices set forth in the durable medical equipment agreement. The durable medical equipment agreement provides that, except as otherwise required by law, NCPS will be the exclusive provider of specialty beds and oxygen concentrators to the contracting facilities. Either party may assign the agreement upon receipt of the written consent of the other (which consent may not be unreasonably withheld, conditioned or delayed), but NCPS may assign its interest without GHC's consent to a provider whose service and/or quality levels are at least comparable to those currently provided by NCPS.

        See note 5—"Significant Transactions and Events" of our Consolidated Financial Statements contained elsewhere in this prospectus.

Laws Affecting Revenues

        The Health Insurance for Aged and Disabled Act (Title XVIII of the Social Security Act), or "Medicare," is a federally funded and administered health insurance program for individuals aged 65 and over or for certain individuals who are disabled. The Medicare program consists of three parts: (i) Medicare Part A, which covers, among other things, inpatient hospital, skilled long-term care, home healthcare and certain other types of healthcare services; (ii) Medicare Part B, which covers physicians' services, outpatient services and certain items and services provided by medical suppliers; and (iii) a managed care option for beneficiaries who are entitled to Medicare Part A and enrolled in Medicare Part B, known as Medicare+Choice or Medicare Part C. Pursuant to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the "Medicare Modernization Act," passed by Congress on November 25, 2003 and signed into law by the President on December 8, 2003, the Medicare+Choice program will be subsumed into a new Medicare supplemental product called Medicare Advantage by 2006. Under Medicare Part B, we are entitled to payment for products that replace a bodily function (i.e., ostomy supplies), home medical equipment and supplies and a limited number of specifically designated prescription drugs. The Medicare program is currently administered by fiscal intermediaries (for Medicare Part A and some Medicare Part B services) and carriers (for Medicare Part B) under the direction of the Centers for Medicare and Medicaid Services, or "CMS," the Medicare and Medicaid oversight division of the United States Department of Health and Human Services, or "DHHS."

        Medicaid (Title XIX of the Social Security Act) is a federal-state matching fund program, whereby the federal government, under a needs-based formula, matches funds provided by the participating states for medical assistance to "medically indigent" persons. The programs are administered by the applicable state welfare or social service agencies under federal rules. Although Medicaid programs vary from state to state, traditionally they have provided for the payments, up to established limits, at rates determined in accordance with each state's regulations. The federal Medicaid statute specifies a variety of requirements that the state plan must meet, including requirements relating to eligibility, coverage of services, payment and administration. For patients eligible for Medicaid, we bill the individual state Medicaid program or, in certain circumstances, the state designated managed care or other similar organizations. The reimbursement rates for pharmacy services under Medicaid are determined on a state-by-state basis subject to review by CMS and applicable federal law. Federal regulations and the regulations of certain states establish "upper limits" for reimbursement for certain prescription drugs under Medicaid. In most states, pharmacy services are priced at the lower of "usual and customary" charges or cost (which generally is defined as a function of average wholesale price and may include a profit percentage) plus a dispensing fee. Most states establish a fixed dispensing fee that is adjusted to reflect associated costs on an annual or less frequent basis. The payment methodology for certain forms of prescription drugs and biologicals reimbursed under the Medicaid program may be subject to changes under the Medicare Modernization Act.

        Any future changes in Medicaid reimbursement programs or in regulations relating thereto, such as reductions in the allowable reimbursement levels or the timing of processing of payments, could adversely affect our business. The annual increase in the federal share could vary from state to state based on a variety of factors. Such provisions, if ultimately signed into law, could adversely affect our business. Additionally, any shift from Medicaid to state designated managed care could adversely affect our business due to historically lower reimbursement rates for managed care. Moreover, Medicare and Medicaid are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially affect the timing and/or levels of payments to us for our services.

        We are subject to periodic audits by the Medicare and Medicaid programs, which have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements. These rights and remedies may include requiring the repayment of any amounts alleged to be overpayments or in violation of program requirements, or making deductions from future amounts due to us. Such programs may also impose fines, criminal penalties or program exclusions. Other third-party payor sources also reserve rights to conduct audits and make monetary adjustments.

        Congress has enacted laws directly affecting our business and the skilled nursing facilities served by us. Three major laws during the past six years have significantly altered payment for nursing home and medical ancillary services. Healthcare related legislation has significantly impacted our business, and future legislation and regulations are likely to affect us.

        The recently enacted Medicare Modernization Act may have a significant impact on our business or the business of our primary customers, nursing facilities. Specifically, the Medicare Modernization Act increases payments to nursing facilities to cover the high costs of care associated with treatment for AIDS patients, subject to applicable sunsets, while potentially reducing payments for certain outpatient pharmaceutical drugs and biologicals currently reimbursed under the "average wholesale price" methodology. The legislation shifts the payment methodology from average wholesale price to "average sales price." DHHS will have the authority to adjust payment rates where the average sales price does not reflect widely available market prices. In addition, the legislation will have a significant impact on reimbursement rates for durable medical equipment by freezing durable medical equipment rates from 2004 through 2006. DHHS will have the authority to adjust rates for the top five most widely used durable medical equipment codes to reflect reimbursement rates paid under the Federal Employee Health Benefit Plan. The Medicare Modernization Act also provides for increased federal resources being available for prescription drug benefits coverage in 2006. Finally, the Medicare Modernization Act authorizes an interim federally sponsored prescription drug discount plan to provide group discounts for Medicare beneficiaries between 2004 and 2006.

        Because of the recent enactment of the Medicare Modernization Act and its broad scope, we are not in a position to fully assess its impact on our business. The impact of the legislation depends upon a variety of factors, including patient mix. It is not clear at this time whether this new legislation will have an overall negative impact on institutional and long-term care pharmacy services. There are provisions which recognize the unique needs of the long-term care resident contained in the legislation. For example, the Secretary, CMS, is required to review the current standards of practice for pharmacy services provided to long-term care beneficiaries and to prepare a plan for review by the Congress designed to protect the safety and quality of care of nursing facility patients, including the appropriate reimbursement, within 18 months of enactment. Nevertheless, this legislation may reduce revenue and impose additional costs to the industry. DHHS has not yet promulgated any final regulations under the Medicare Modernization Act, as the Act requires it to do. The impact of these regulations when promulgated, including those regulations relating to the prescription drug discount plan discussed above, is unclear. NeighborCare will continue to work closely with CMS directly, as well as through the Long Term Care Pharmacy Alliance as discussed below, to offer its expertise in pharmaceutical care for the elderly.

        Prior to the Medicare Modernization Act, reimbursement for certain products covered under Medicare Part B was limited to 95% of the "average wholesale price." The move to a prospective payment system under the Balanced Budget Act of 1997 made pricing a more important consideration in the selection of pharmacy providers.

        The reimbursement rates for pharmacy services under Medicaid are determined on a state by state basis subject to review by CMS and applicable federal law. In most states, pharmacy services are priced at the lower of "usual and customary" charges or cost (which generally is defined as a function of average wholesale price and may include a profit percentage) plus a dispensing fee. Certain states have "lowest charge legislation" or "most favored nation provisions" which require our institutional pharmacy and medical supply operation to charge Medicaid no more than its lowest charge to other consumers in the state. Since 2000, federal Medicaid requirements establishing payment caps on certain drugs have been periodically revised. We have participated in the efforts to review and interact with CMS on the revisions. This proactive involvement has helped in modifying the rate structures and thereby minimizing the impact of the new rules on our operations.

        Revisions made by the Medicare Modernization Act are expected to provide significant relief to states as Medicare coverage becomes primary to Medicaid assistance for dually eligible individuals. While those provisions making Medicare primary to Medicaid do not become effective until January 1, 2006, the competitive design of the interim Drug Rx Discount Card program is expected to put pricing pressure on all pharmacy services, which may impact outlays for prescription drugs.

        It is not possible to quantify fully the effect of legislative changes, the interpretation or administration of such legislation or any other governmental initiatives on our business and the business of our principal customers. Accordingly, there can be no assurance that the impact of any future healthcare legislation will not further adversely affect our business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex.

        We belong, with other leading multi-state institutional pharmacy companies, to the Long Term Care Pharmacy Alliance, or "LTCPA," an industry trade group established to influence the outcomes of both federal and state-specific legislative and regulatory activities. In this collaboration, LTCPA provides leadership to responding to specific issues. Presently, LTCPA has engaged representation in 23 states and the District of Columbia. Such efforts are augmented by the government relations specialists of the various companies and by active grassroots efforts of pharmacy professionals. These proactive steps have been successful in a number of instances, but given the budgetary concerns of both federal and state governments, there can be no assurance that changes in payment formulas and delivery requirements will not have a negative impact going forward.

        While Congress has, through the Medicare Modernization Act, expanded Medicare coverage of certain costs of outpatient pharmaceutical services, the federal government and state governments continue to focus on efforts to curb spending on healthcare programs such as Medicare and Medicaid. We cannot at this time predict the extent to which these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals and existing new legislation will have on us. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue.

Results of Operations

  Factors Affecting Comparability of Financial Information

        As a consequence of the implementation of fresh-start reporting effective September 30, 2001, the financial information presented in the consolidated statements of operations and the statements of cash flows for the fiscal years ended September 30, 2003 and 2002 are generally not comparable to the financial results for the corresponding period in fiscal 2001. To highlight the lack of comparability, a solid vertical line separates the pre-emergence financial information from the post-emergence financial information in the accompanying consolidated financial statements and the notes thereto. Any financial information herein labeled "Predecessor Company" refers to periods prior to the adoption of fresh-start reporting, while financial information labeled "Successor Company" refers to periods following adoption of fresh-start reporting. The lack of comparability in the accompanying consolidated financial statements is most apparent in our capital costs (interest, depreciation and amortization), as well as with debt restructuring and reorganization costs and net (gain) on debt discharge, and preferred dividends.

        Fiscal 2003, fiscal 2002 and fiscal 2001 financial information has been adjusted to exclude operations identified as discontinued, including assets held for sale, since our September 30, 2001 adoption of SFAS 144. Properties identified as discontinued prior to our September 30, 2001 adoption of SFAS 144 continue to be reflected in the results from continuing operations. See "—Certain Transactions and Events—Spin-off and Discontinued Operations of GHC."

        When comparing results for the six months ended March 31, 2004 to the results for the same period in the prior year, it is important to note that the prior year results include shared overhead costs. In accordance with SFAS 144, only those overhead costs that are solely attributable to the discontinued business segment can be allocated to discontinued operations. As a result, prior periods include significant overhead charges that, in compliance with GAAP, could not be allocated to discontinued operations. See "—Certain Transactions and Events—Spin-off and Discontinued Operations of GHC." Additionally, consolidated net revenues do not include the intersegment revenue between us and GHC prior, and up to, the spin-off.

  Reasons for Non-GAAP Financial Disclosure

        The following discussion contains non-GAAP financial measures. For purposes of SEC Regulation G, a non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

        EBITDA is a non-GAAP financial measure that is presented in the following discussion. Our management believes that the presentation of EBITDA provides useful information to investors regarding our results of operations because it is useful for trending, analyzing and benchmarking the performance and value of our business as well as for evaluating our capacity to incur and service debt, fund capital expenditures and expand our business. We use EBITDA primarily as a performance measure, and believe that the GAAP financial measure most directly comparable to EBITDA is net income. We also use EBITDA in our annual budgeting process. We believe EBITDA facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors' historical operating performance.

        Although we use EBITDA as a financial measure to assess the performance of our business, as well as the employees responsible for operating our business, the use of EBITDA is limited because it does not consider certain material costs necessary to operate our business. These costs include the cost to service our debt, the non-cash depreciation and amortization associated with our long-lived assets, the cost of our federal and state tax obligations, our share of the earnings or losses of our less than 100% owned operations and the operating results of our discontinued businesses. Because EBITDA does not consider these important elements of our cost structure, a user of our financial information who relies on EBITDA as the only measure of our performance or financial condition could draw an incomplete or misleading conclusion regarding our financial performance or condition. Consequently, a user of our financial information should consider net income an important measure of our financial performance because it provides the most complete measure of such performance. EBITDA should be considered in addition to, and not as a substitute for, or superior to, the comparable GAAP financial measure or an indicator of operating performance.

        We define EBITDA as earnings from continuing operations before preferred stock dividends, equity in net income (loss) of unconsolidated affiliates, minority interests, interest, taxes, depreciation and amortization. Other companies may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. EBITDA does not represent net income or cash flow from operations, as defined by GAAP.

        See "Selected Financial Data" for reconciliations of EBITDA to our net income (loss) available to common shareholders and our consolidating operating income by segments.

Six months ended March 31, 2004 compared to the six months ended March 31, 2003

  Consolidated Overview

        When comparing results for the six months ended March 31, 2004 to the results for the same period in the prior year, it is important to note that the prior year results include shared overhead costs. In accordance with SFAS 144, only those overhead costs that are solely attributable to the discontinued business segment can be allocated to discontinued operations. As a result, prior periods include significant overhead charges that, in compliance with GAAP, could not be allocated to discontinued operations. For more information, see "—Certain Transactions and Events—Spin-off and Discontinued Operations of GHC."

        Net income available to common shareholders for the six months ended March 31, 2004 was $2.5 million compared to $16.6 million for the same period of the prior year. The decline in net income available to common shareholders is primarily attributed to strategic planning, severance and other operating items of $42.7 million incurred primarily as a result of the spin-off of GHC. In the same period of the prior year, a net gain of $1.9 million was recorded in strategic planning, severance and other operating items. Also contributing to the decrease in net income available to common shareholders is an increase in interest expense. Income from discontinued operations for the six months ended March 31, 2004 declined principally due to the inclusion of only two months of discontinued operations prior to the spin-off of GHC compared to six months included in the prior year period. The aggregate decrease in net income available to common shareholders was offset by decreases in selling, general and administrative expenses of $12.4 million and an income tax benefit of $7.1 million compared to an income tax provision of $7.4 million in the prior fiscal period, in addition to the relief of preferred dividend requirements of $1.3 million.

        EBITDA for the six months ended March 31, 2004 was $11.6 million compared to EBITDA of $30.5 million in the same period of the prior year. The decrease in EBITDA is primarily attributable to strategic planning, severance and other operating items of $42.7 million incurred principally as a result of the spin-off of GHC. In the same period of the prior year, a net gain of $1.9 million was recorded in strategic planning, severance and other operating items. This was partially offset by an improvement in gross profit of $13.2 million in the six months ended March 31, 2004 when compared to the same period of the prior year.

        For the six months ended March 31, 2004, revenues were $695.0 million, an increase of $93.0 million, or 15.5%, over the same period in the prior year. This growth was primarily attributed to growth in revenue of our institutional pharmacy segment of approximately $89.1 million, or 18.0% over the same period in the prior year. Net revenues do not include intersegment revenues with GHC prior to the spin-off of $13.0 million and $39.7 million for the six months ended March 31, 2004 and 2003, respectively. The remaining increase in net revenues in the institutional pharmacy segment was due to favorable changes in bed mix, higher patient acuity and drug price inflation. Approximately $3.9 million of the increase in total revenues is attributable to growth in our corporate and other operating segment revenue.

        Cost of revenues increased by approximately $79.8 million, or 17.2%, for the six months ended March 31, 2004 to $544.3 million from $464.5 million for the same period in the prior year. Of this growth, $71.7 million was attributed to revenue volume growth. As a percentage of net revenues, cost of revenues was 78.3% for the six months ended March 31, 2004 compared to 77.1% for the same period in the prior year. The decline in gross profit as a percentage of revenue in the current year when compared to the prior year is the result of reduced pricing to GHC facilities effective after the spin-off of GHC, lower Medicaid reimbursement rates, and price increases in key pharmaceuticals that we purchase. The gross profits presented do not include gross profits on intersegment revenues from GHC prior to the spin-off of $2.7 million and $8.2 million for the six months ended March 31, 2004 and 2003, respectively. The impact of these gross profits is included in discontinued operations in the respective periods.

        Selling, general and administrative expenses decreased $12.4 million, or 11.4%, for the six months ended March 31, 2004 to $96.5 million compared to $108.9 million in the same period of the prior year. Selling, general and administrative expenses for the six months ended March 31, 2003 include shared overhead costs of approximately $15.6 million that, in accordance with SFAS 144, could not be allocated to discontinued operations. Salaries, wages and benefits decreased by approximately $7.0 million in the six months ended March 31, 2004 when compared to the same period in the prior year. Bad debt expense decreased by approximately $2.8 million in the six months ended March 31, 2004 compared to the same period of the prior year due to improved collections efforts. Depreciation and amortization expense for the period was approximately $12.2 million compared with $15.3 million in the six months ended March 31, 2003. The decrease in depreciation and amortization expense is mainly attributable to depreciation related to shared corporate assets prior to the spin-off.

        For the six months ended March 31, 2004, we recognized $42.7 million in strategic planning, severance and other operating items. These costs include legal, professional and other fees incurred to complete the spin-off transaction of $17.5 million; costs incurred pursuant to the termination provisions of employment contracts and transaction completion bonuses with NeighborCare and GHC executives of $9.0 million; costs incurred to extinguish long-term debt and related obligations in connection with the spin-off of $14.5 million; and severance costs incurred related to the restructuring of our field organization, consolidating certain regional functions including several smaller pharmacies and centralizing certain overhead functions. For more information, see "—Certain Transactions and Events—Strategic Planning, Severance and Other Operating Items."

        Interest expense increased by approximately $3.0 million for the six months ended March 31, 2004 to $10.2 million compared to $7.2 million in the same period of the prior year. Interest expense for the prior year was based on an allocation of the net assets of the continuing operations and the discontinued segment.

        Other expense was $2.3 million for the six months ended March 31, 2004 and $2.1 million for the same period in the prior year. Other expense primarily consists of minority interest and our proportionate share of the net earnings of businesses in which we have invested, which are recorded under the equity method of accounting. The operating results of joint ventures in which we have a controlling interest are included in our consolidated financial statements. Minority interest expense represents the non-controlling owners' share of the joint ventures' operating profit.

  Segment Results

        NeighborCare's operating segments include institutional pharmacy and corporate and other.

  Institutional Pharmacy Segment

        The institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care facilities, including skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities.

        Institutional pharmacy revenue increased $89.1 million, or 18.0%, to $585.0 million for the six months ended March 31, 2004 compared to $496.0 million in the same period in the prior year. Net revenues of the institutional pharmacy segment do not include intersegment revenues with GHC prior to the spin-off of $13.0 million and $39.7 million for the six months ended March 31, 2004 and 2003, respectively. The remaining increase is attributed to an increase in the number of beds served as well as favorable changes in the bed mix, higher patient acuity and drug price inflation.

        Operating income of the institutional pharmacy segment increased $12.9 million, or 30.5%, to $55.1 million in the six months ended March 31, 2004 from $42.2 million for the same period in the prior year. EBITDA of the institutional pharmacy segment increased $13.1 million, or 27.0%, to $61.3 million in the six months ended March 31, 2004 from $48.2 million for the same period in the prior year. EBITDA margin increased to 10.5% from 9.7% for the same period. The gross profits presented do not include gross profit on intersegment revenues from GHC prior to the spin-off of $2.7 million and $8.2 million for the six months ended March 31, 2004 and 2003, respectively. The impact of these gross profits is included in discontinued operations in the respective periods.

  Corporate and Other

        Corporate and other consists of our community-based professional pharmacy business, home infusion, respiratory and medical equipment business and our Tidewater group purchasing organization. The corporate and other category also consists of corporate general and administrative expenses that are not allocated to the segments for internal reporting purposes. Revenues for this segment increased $3.9 million to $110.0 million in the six months ended March 31, 2004 from $106.1 million in the same period of the prior year. Operating loss for the corporate and other segment increased $28.7 million from a loss of $26.9 million to a loss of $55.6 million for the six months ended March 31, 2004 compared to the same period in prior year. The primary driver of this decline in profitability is due to $42.7 million of costs incurred in connection with the spin-off compared to a net settlement gain of $1.9 million in the prior year period. See "Certain Transaction and Events—Strategic Planning, Severance and Other Operating Items" This increase in strategic planning and other operating items in fiscal 2004 was offset by declines in selling, general and administrative costs of $12.6 million and depreciation expense of $3.3 million related to shared overhead costs that, in accordance with SFAS 144, could not be allocated to discontinued operations.

  Fiscal 2003 Compared to Fiscal 2002

  Consolidated Overview

        For the fiscal year ended September 30, 2003, revenues were $1,243.9 million, an increase of $107.1 million, or 9.4%, over the prior fiscal year. Of this growth, institutional pharmacy revenue increased by $107.8 million and corporate and other revenues decreased $0.7 million. See "—Segment Results" below for a discussion of institutional pharmacy and corporate and other revenue fluctuations. The institutional pharmacy revenue increase of $107.8 million is principally attributable to favorable changes in bed mix, higher patient acuity mix, and drug price inflation. Net revenues do not include intersegment revenues with GHC of $78.0 million and $100.5 million for the years ended September 30, 2003 and 2002, respectively.

        Net income available to common shareholders for the fiscal year ended September 30, 2003 declined $40.2 million, or 57.3%, to $30.0 million compared to $70.2 million for the prior fiscal year. The decline in net income is principally attributed to a $3.6 million of growth in selling, general and administrative expenses, $5.7 million of additional strategic planning, severance and other operating items, $1.6 million in additional depreciation and amortization expense, $7.6 million of additional non-operating expenses including debt restructuring charges, net gains from settlements, interest and other expense, $10.6 million decrease in income tax benefit and a $37.8 million decrease in the income reported by our discontinued operations, partially offset by $26.7 million of favorable gross margin growth. The components of strategic planning, severance and other operating items, in addition to the debt restructuring and reorganization charges and net settlement gains, are discussed at "—Certain Transactions and Events." The remaining reasons for the above-mentioned fluctuations are addressed in the paragraphs that follow.

        The increase in gross margin from $255.2 in the fiscal year ended September 30, 2002 to $281.9 in the fiscal year ended September 30, 2003 is principally due to the increased revenues of our institutional pharmacy segment coupled with the realization of our institutional pharmacy margin initiatives. See "—Segment Results" below for a discussion of institutional pharmacy results of operations. The gross profits presented do not include the gross profit on intersegment revenues from GHC of $16.1 million and $22.2 million for the fiscal years ended September 30, 2003 and 2002, respectively. The impact of these gross profits is included in discontinued operations.

        Selling, general and administrative expenses increased $3.6 million, or 1.7%, during the fiscal year ended September 30, 2003 from $209.0 million in the prior year to $212.6 million in the fiscal year ended September 30, 2003. As a percentage of revenues, selling, general and administrative expense declined to 17.1% compared to 18.4% in the prior year. This decline is primarily the result of our initiatives to reduce costs through process re-engineering and best-practice implementation.

        Depreciation and amortization expense increased $1.6 million, or 5.3%, to $31.6 million for the fiscal year ended September 30, 2003 compared to $30.0 million for the prior fiscal year. The increase is attributed to incremental depreciation expense on capital expenditures made since the prior year in excess of fixed asset retirements.

        Interest expense decreased $2.8 million, or 16.3%, from $17.2 million to $14.4 million for the fiscal year ended September 30, 2003 and September 30, 2002, respectively. Debt levels and the corresponding interest expense attributable to our continuing operations are lower than the same period in the prior year due to unscheduled debt repayments. This reduction is partially offset with the incremental costs of our derivative financial instruments entered into in the fourth quarter of fiscal 2002, which fixed or capped our interest cost on $275 million of debt.

        Other expense is comprised of minority interest and equity in the net income of our unconsolidated affiliates. Other expense increased $1.2 million, or 38.7%, from $3.1 million in the prior fiscal year to $4.3 million in the fiscal year ended September 30, 2003. The principal factor driving this increase is the increased operating margins of our consolidated joint ventures.

        The increase in income tax expense for continuing operations is primarily related to the utilization of a net operating loss carry forward of $10.3 million in 2002 as compared to $4.4 million of 2003 and the remaining increase is due to non-deductible expenses incurred in preparation for the spin-off of GHC.

        Income from discontinued operations, net of taxes, was $28.7 million in the fiscal year ended September 30, 2003 and $66.5 million in the prior fiscal year. The change is due in part to an $8.9 million (after-tax) write-down of eldercare assets in the current fiscal year compared to

$6.7 million (after-tax) recorded in the prior fiscal year, combined with the relative results of operations of those eldercare businesses identified as discontinued operations. The deterioration in the operating results of our discontinued businesses is primarily attributed to the impact of the Skilled Nursing Facility Medicare Cliff on such operations and adverse self-insured liability claims development associated with our discontinued eldercare businesses. See "—Certain Transactions and Events—Spin-off and Discontinued Operations of GHC."

        Preferred stock dividends were relatively unchanged at $2.7 million for the fiscal year ended September 30, 2003 versus $2.6 million for the prior fiscal year. Preferred stock dividends are accrued in the form of additional shares of preferred stock (paid-in-kind).

  Segment Results

        For fiscal 2003 and 2002, our operating segments included institutional pharmacy and corporate and other.

  Institutional Pharmacy

        Institutional pharmacy revenues increased $107.8 million, or 11.7% to $1,030.4 million in the fiscal year ended September 30, 2003 from $922.6 million in the prior fiscal year. The increase in pharmacy service revenues is net of approximately $20.0 million of reduced revenue related to price concessions made in the extension of our contracts with HCR Manor Care, Inc., and the State of New Jersey. The increase in institutional pharmacy revenue is attributable to favorable changes in bed mix, higher patient acuity mix and drug price inflation.

        EBITDA of the institutional pharmacy segment increased $25.5 million, or 32.3%, to $104.7 million for the fiscal year ended September 30, 2003 from $79.2 million for the prior fiscal year. EBITDA margin improved to 10.2% in the fiscal year ended September 30, 2003 from 8.6% for the same period in the prior year. EBITDA growth is attributed to the net growth in revenues previously described and improved cost controls. Cost of revenues increased $80.9 million, or 11.0%, for the fiscal year ended September 30, 2003 to $817.8 million from $736.9 million for the same period in the prior year. Of this growth, $86.1 million is attributed to institutional pharmacy revenue growth and $5.2 million is due to margin compression related changes in payor mix and reductions in reimbursement rates. As a percentage of revenue, cost of revenues was 79.4% for the fiscal year ended September 30, 2003 and 79.9% for the same period in the prior year. Selling, general and administrative costs increased $1.4 million, or 1.3%, from $106.5 million in the prior fiscal year to $107.9 million in the fiscal year ended September 30, 2003. As a percentage of revenue, selling, general and administrative expenses declined 1.0% from 11.5% of revenue in the prior fiscal year to 10.5% in the fiscal year ended September 30, 2003. This decrease in selling, general and administrative expenses as a percent of revenue is the result of cost control initiatives.

  Corporate and Other

        Corporate and other revenues remained relatively unchanged from $214.1 million in the fiscal year ended September 30, 2002 to $213.4 million in the fiscal year ended September 30, 2003. Gross margins for this segment also remained relatively constant at $69.2 million from $69.5 million in the fiscal years ended September 30, 2003 and September 30, 2002, respectively.

        EBITDA of the corporate and other segment decreased $17.2 million, or 48.7%, to a $52.5 million loss in the fiscal year ended September 30, 2003 from a $35.3 million loss in the prior year. The primary reasons for the decline in EBITDA margin are decreases in net gains resulting from settlements and debt discharges of $11.7 million offset by increased gross margins of $17.4 million and increases in strategic planning, severance and other operating items of $5.7 million.

Fiscal 2002 Compared to Fiscal 2001

  Consolidated Overview

        For fiscal 2002 revenues grew $88.9 million, or 8.5%, to $1,136.7 million compared to $1,047.9 million for the same period in the prior year. Of this growth, institutional pharmacy revenue increased by $47.4 million and corporate and other revenue increased by $41.5 million. See "—Segment Results" discussed further in this section for a discussion of revenue fluctuations. Net revenues do not include intercompany revenues with GHC of $100.5 million and $98.1 million for the years ended September 30, 2002 and 2001, respectively. The gross profits presented do not include gross profit on intersegment revenues from GHC of $22.2 million and $21.6 million for the fiscal years ended September 30, 2002 and 2001, respectively. The impact of these gross profits is included in discontinued operations.

        Net income available to common shareholders in fiscal 2002 declined $176.3 million, or 71.5%, to $70.2 million compared to $246.5 million for the prior fiscal year. The decline in net income is principally attributed to an increase in debt restructuring charges of $1,031.0 million offset by $44.3 million decrease in selling, general and administrative expenses, a $7.1 million decrease in depreciation and amortization, a $28.0 million decrease in interest expense, a $12.7 million reduction of income tax provision, an increase in income generated from our discontinued operations of $695.4 million, decreased preferred dividend requirements of $43.0 million and gross profit increases of $25.2 million. The impact of the $21.5 million of strategic planning and severance in the fiscal year ended September 30, 2002 was offset by the net gain recognized as a result of break-up fees and settlements of $21.7 million in the fiscal year ended September 30, 2002. The components of the debt restructuring charges, including net gains and strategic planning and severance charges, mentioned above are discussed at "—Certain Transactions and Events." The remaining reasons for the fluctuations above are addressed in the paragraphs that follow.

        Selling, general and administrative expenses decreased $44.3 million, or 17.5%, to $209.0 million compared to $253.3 million in the prior fiscal year. This decline is attributed to the recognition in fiscal 2001 of costs in connection with certain uncollectible receivables, insurance-related costs and other charges principally related to contract and litigation matters and settlements.

        Depreciation and amortization expense decreased $7.1 million to $30.0 million in fiscal 2002 compared to $37.1 million for the comparable period in the prior year. The decrease was primarily caused by the impact of fresh-start reporting on the carrying value of our property, plant and equipment, which were adjusted to their estimated fair values as of September 30, 2001, and our September 30, 2001 adoption of an accounting pronouncement which no longer requires the amortization of goodwill.

        Interest expense decreased $28.0 million in fiscal 2002 to $17.2 million, compared to $45.2 million for the comparable period in the prior year. In fiscal 2001, in accordance with SOP 90-7, we ceased accruing interest following the petition date, June 22, 2000, on certain long-term debt instruments classified as liabilities subject to compromise. This decrease is attributed to the overall reduction of debt levels following our emergence from bankruptcy in addition to a lower weighted average borrowing rate.

        Preferred stock dividends decreased $43.0 million to $2.6 million in fiscal 2002 compared to $45.6 million for the comparable period in the prior year. This decrease is attributed to the cancellation of our predecessor company preferred stock and related dividends, and offset with dividends on $42.6 million of the preferred stock issued in connection with our joint plan of reorganization.

        Income from discontinued operations increased $695.4 million in fiscal 2002, to $66.5 million from a loss of $628.9 million for the comparable period in the prior year. The decrease in losses from discontinued operations in fiscal 2002 compared to the comparable period in the prior year is principally due to the level of fixed asset write-downs to fair value in the 2001 period by the discontinued businesses in connection with their adoption of fresh start reporting. See "—Certain Transactions and Events—Spin-off and Discontinued Operations of GHC."

  Segment Results

  Institutional Pharmacy

        Institutional pharmacy revenue increased $47.4 million, or 5.4%, to $922.6 million in fiscal 2002 compared to $875.2 million for the comparable period in the prior year. Gross margins of the institutional pharmacy segment increased $9.2 million, or 5.2%, principally due to favorable changes in bed mix, higher patient acuity, and drug price inflation.

        EBITDA of the institutional pharmacy segment increased $97.1 million to $79.2 million in fiscal 2002 from a loss of $17.9 million for the comparable period in the prior year. EBITDA growth is attributed to the net growth in revenues previously described and improved cost controls and also due to the fresh-start valuation adjustments recorded in the prior fiscal year. Cost of revenues increased $38.2 million, or 5.5%, in fiscal 2002, to $736.9 million from $698.7 million for the same period in the prior year. Of this growth, $37.8 million is attributed to pharmacy and medical supply revenue growth. Selling, general and administrative expenses for this segment increased $5.3 million, or 5.3%, to $106.5 million compared to $101.2 million in the prior fiscal year. As a percentage of revenue, selling, general and administration expenses remained unchanged at 11.5%. The remaining increase in EBITDA is principally attributable to fresh-start valuation adjustments that were not present in the fiscal year ended September 30, 2002.

  Corporate and Other

        Revenues of the corporate and other segment increased $41.5 million, or 24.0%, in the fiscal year ended September 30, 2002 to $214.1 million from $172.7 million in the prior fiscal year. Gross margins of this segment increased $15.9 million, or 29.8%, to $69.5 million in the fiscal year ended September 30, 2002 from $53.5 million in the prior fiscal year. This growth can be primarily attributed to the growth of our community-based business and retail pharmacy operations.

        EBITDA of the corporate and other segment decreased $1,058.3 million in the fiscal year ended September 30, 2002 to $35.3 million loss compared to $1,023.0 million income in the prior year. The majority of this decrease results from the net gain on debt discharge recorded in fiscal 2001 of approximately $1,121.6 million. Selling, general and administrative expenses in this segment declined by $50.0 million. This decrease is due to the recognition in fiscal 2001 of costs in connection with certain uncollectible receivables, insurance-related costs and other charges principally related to contract and litigation matters and settlements.

Liquidity and Capital Resources

  Working Capital and Cash Flows

        At March 31, 2004 we had cash and equivalents of $91.3 million and net working capital of $309.1 million.

        On November 4, 2003, in anticipation of the spin-off, we issued $250 million aggregate principal amount of 6.875% senior subordinated notes due 2013. We also entered into a $100 million revolving credit facility, none of which was drawn at March 31, 2004, exclusive of $2.4 million required for outstanding letters of credit. The revolving credit facility matures in 2008 and bears interest at LIBOR plus 2% on borrowings and includes a committment fee of 0.50% on any unused commitment. See "—New Financing Arrangements" below.

        Our cash flow from operations generated cash of $35.2 million for the first six months of fiscal 2004 and we used $53.9 million in our investing activities for the purchase of capital items.

        During the first six months of fiscal 2004, we used $22.7 million in our financing activities. The net proceeds from the sale of our 6.875% senior subordinated notes, funds transferred from GHC and cash on hand were used to repay the following indebtedness:

  •
  approximately $247.1 million of indebtedness outstanding under the term loan portion of the senior credit facility that was to mature on October 2, 2006;

  •
  approximately $240.2 million of indebtedness outstanding under senior secured notes that were to mature on April 2, 2007; and

  •
  approximately $68.9 million of indebtedness outstanding under the delayed draw term loan portion of the senior credit facility that was to mature on April 2, 2007.

        We currently have a $38.0 million deposit with our primary pharmaceutical wholesaler. The deposit is fully refundable to us at our request. This, combined with our contractual ability to elect 15-day payment terms with our primary pharmaceutical wholesaler, provides us the ability to use these funds as an additional resource to meet our working capital requirements, debt service and other cash needs over the next year, if needed.

        We believe that the net cash provided by our operating activities will provide sufficient resources to meet our working capital requirements, debt service and other cash needs over the next year. We also believe that such funds, together with funds available through the revolving line of credit, will provide the necessary resources to expand and grow our business either through internal growth or acquisitions.

  New Financing Arrangements

        The agreements and instruments governing our senior subordinated notes and our revolving credit facility contain various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and restrict our ability to:

  •
  incur more debt;

  •
  pay dividends, redeem stock or make other distributions;

  •
  make certain investments;

  •
  create liens;

  •
  enter into transactions with affiliates;

  •
  make acquisitions;

  •
  merge or consolidate; and

  •
  transfer or sell assets.

        Our new financing arrangements require us to maintain compliance with certain financial and non-financial covenants, including minimum earnings before interest, taxes, depreciation and amortization; limitations on capital expenditures, maximum leverage ratios, minimum fixed charge coverage ratios and minimum net worth.

        Under the terms of our senior subordinated notes, the notes are not redeemable until on or after November 15, 2008. We may, however, use the net proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount of the notes issued on or before November 15, 2006 at 106.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, subject to the terms of the notes.

  Non-Derivative Off-Balance Sheet Arrangements

        We have future obligations for debt repayments and future minimum rentals under operating leases. These obligations as of March 31, 2004 have not materially changed from the amounts previously reported in our financial statements for the three months ended December 31, 2003.

        Our debt and certain of our lease obligations require us to maintain compliance with financial and non-financial covenants, including minimum earnings before interest, taxes, depreciation, amortization and rent, limitations on capital expenditures, maximum leverage ratios, minimum fixed charge coverage ratios and minimum net worth. Failure to meet these covenants or the occurrence of other defaults, such as non-payment, could result in the acceleration of the maturity of such obligations.

        In accordance with our credit agreement entered into on December 1, 2003, certain letters of credit reduce the available funds under our revolving credit facility. As discussed in Note 9 in the notes to the condensed consolidated financial statements, we have a guarantee obligation that collateralizes the payments of certain properties that are leased and subleased by GHC. As the surviving entity after the spin-off, we have assumed this guarantee as a result of the transaction and the respective guarantees have not been assigned in accordance with the separation and distribution agreement. GHC has agreed to indemnify us for the portion of the guarantees to the extent that we remain the guarantor for annual lease payments approximating $4.2 million.

        Effective December 16, 2003, we exercised our option for the mandatory conversion of the Series A preferred stock, at a per share conversion price of $12.60 (as adjusted from $20.33 in connection with the spin-off), into 3,464,255 shares of our common stock pursuant to the terms of our amended and restated articles of incorporation, as amended.

Significant Accounting Policies

        Management's discussion and analysis of financial condition and results of operations are based upon our unaudited condensed consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. Such financial statement preparation requires management to make judgments and use estimates regarding significant accounting policies. We consider an accounting policy to be significant if it is important to our financial condition and results, and requires significant judgment and estimates on the part of management in its application. Our significant accounting estimates and the related assumptions are evaluated periodically as conditions warrant, and changes to such estimates are recorded as new information or changed conditions require revision. Application of the critical accounting policies requires management's significant judgments, often as the result of the need to make estimates of matters that are inherently uncertain. If actual results were to differ materially from the estimates made, the reported results could be materially affected.

  Allowance for Doubtful Accounts

        We utilize the "Aging Method" to evaluate the adequacy of our allowance for doubtful accounts. This method is based upon applying estimated standard allowance requirement percentages to each accounts receivable aging category for each type of payor. We have developed estimated standard required allowance percentages by utilizing historical collection trends and our understanding of the nature and collectibility of receivables in the various aging categories and the various segments of our business. The standard allowance percentages are developed by payor type as the accounts receivable from each payor type have unique characteristics. The allowance for doubtful accounts is determined utilizing the Aging Method described above while also considering accounts specifically identified as uncollectible. Accounts receivable that we specifically estimate to be uncollectible, based upon the age of the receivables, the results of collection efforts or other circumstances, are reserved for in the allowance for doubtful accounts until they are written-off.

        We continue to refine our assumptions and methodologies underlying the Aging Method. However, because the assumptions underlying the Aging Method are based upon historical collection data, there is a risk that our current assumptions are not reflective of more recent collection patterns. Changes in market conditions and/or budgetary constraints of government funded programs such as Medicare and Medicaid can cause changes in overall collection patterns. Such changes can adversely impact the collectibility of receivables, but may not be addressed in a timely fashion when using the Aging Method, until updates to our periodic historical collection studies are completed and implemented.

        At least annually, we update our historical collection studies in order to evaluate the propriety of the assumptions underlying the Aging Method. Any changes to the underlying assumptions are implemented immediately. Changes to these assumptions can have a material impact on our bad debt expense, which is reported in the consolidated statements of operations as a component of selling, general and administrative expenses.

  Inventory

        Inventories for all business units consist primarily of purchased pharmaceuticals and medical supplies and equipment and are stated at acquisition cost. Counts of inventories on hand are performed on a quarterly basis at all sites. Because we do not utilize a perpetual inventory system, cost of revenues is estimated during non-inventory months and is adjusted to actual by recording the results of the quarterly count of actual physical inventories. We utilize the following criteria in developing estimated cost of revenues during non-inventory months:

  •
  historical cost of revenues trends based on the two most recent physical inventory counts; and

  •
  consideration and analysis of changes in customer base, product mix or other issues that may impact cost of revenues.

        There are no significant obsolescence reserves recorded since we have not historically experienced (nor do we expect to experience) significant levels of inventory obsolescence.

  Manufacturer Rebates

        Certain of our manufacturers of pharmaceutical products offer rebates for meeting a targeted volume of purchases on a quarterly basis. These rebate agreements are contractually binding. We recognize these rebates as a reduction of inventory costs in the quarter in which they are earned when they are reasonably estimable and payment is probable.

  Revenue Recognition/Contractual Allowance

        Revenue is recognized on a monthly basis for products or services provided to customers during that month. The revenue cycle ends on the last day of the month. We receive payments from state Medicaid programs, long-term care facilities, individual residents (private pay), private third-party insurers and Medicare programs. The state Medicaid programs are highly regulated. Our failure to comply with applicable reimbursement regulations could adversely affect our business. We report revenues at the net realizable amount expected to be received from third-party payors and monitor our receivables from state Medicaid programs and other third-party payor programs.

        An estimated contractual allowance is recorded against third-party sales and accounts receivable (Medicaid and insurance) to reduce the net revenues and accounts receivable reported in our financial statements to the amount expected to be received from the third-party payor. Contractual allowances are adjusted to actual as cash is received and applied and claims are reconciled. We utilize the following criteria in developing the estimated contractual allowance percentages each month:

  •
  historical contractual allowance trends on actual claims paid by third-party payors;

  •
  review of contractual allowance information reflecting current contract terms; and

  •
  consideration and analysis of changes in customer base, product mix, reimbursement levels or other issues that may impact contractual allowances.

  Long-Lived Asset Impairments

        We account for long-lived assets, other than goodwill with an indefinite useful life, in accordance with the provisions of SFAS 144. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

        With regard to goodwill, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," or "SFAS 142," on September 30, 2001 in accordance with the early adoption provisions of SOP 90-7. SFAS 142 provides that goodwill no longer be amortized on a recurring basis but rather is subject to periodic impairment testing. Prior to adopting SFAS 142, we amortized goodwill over periods not exceeding 40 years. The impairment test requires us to compare the fair value of our businesses to their carrying value including assigned goodwill. SFAS 142 requires an impairment test annually. Our assessments to date have indicated that goodwill has not been impaired. Events may occur in the future that could result in an impairment of our goodwill, and any resulting impairment charge could be material to our financial position, results of operations or cash flows.

        Our senior management has reviewed these critical accounting policies and estimates with our audit committee. During the current quarter, we did not make any material changes to our estimates or methods by which estimates are derived with regard to our critical accounting policies.

Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," subsequently revised December 2003, or "FIN 46R." FIN 46R defines a variable interest entity as an entity that either (a) has equity investors that lack sufficient controlling interest, including the ability to absorb the entity's expected future gains or losses, or (b) has equity investors that lack sufficient financial resources to support the entity and its activities without the financial support of another entity. FIN 46R requires that a variable interest entity should be consolidated by the company that bears the majority of the risk of future losses of the variable interest entity or is entitled to the majority of the expected returns of the variable interest entity, or both. The effective date of FIN 46R is no later than the end of the first reporting period ending after March 15, 2004. We adopted FIN 46R as of October 1, 2003 and there has been no material effect to our financial position or operating results as a result of such adoption.

Seasonality

        Our earnings generally fluctuate from quarter to quarter. This seasonality is related to a combination of factors, which include the timing of Medicaid rate changes and payroll tax obligations, seasonal census cycles, weather conditions and the number of calendar days in a given quarter.

Impact of Inflation

        Our product costs are sensitive to the impact of inflation. We have implemented cost control measures to limit increases in operating costs and expenses but cannot predict our ability to control such operating cost increases in the future. See "Cautionary Statement Regarding Forward-Looking Statements."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to the impact of interest rate changes. We employ established policies and procedures to manage our exposure to changes in interest rates. Our objective in managing exposure to interest rate changes is to limit the impact of such changes on earnings and cash flows and to lower our overall borrowing costs. To achieve our objective, we primarily use interest rate swap and cap agreements to manage net exposure to interest rate changes related to our portfolio of borrowings. We do not enter into such arrangements for trading purposes. There are no agreements outstanding as of March 31, 2004.

        In connection with the spin-off and the repayment of senior indebtedness, the Company terminated its variable to fixed rate swaps with an aggregate notional amount of $200 million. As a consequence the Company paid the contracting parties approximately $3.6 million which was accounted for as a spin-off related charge in the first quarter of fiscal 2004.

        We have entered into a new senior credit facility consisting of a $100.0 million revolving credit facility that bears interest based on variable rates. We have not yet borrowed against the facility, but at the point that we do borrow against this credit facility, we will be exposed to the impact of interest rate changes. We intend to take steps to mitigate this risk in order to limit the impact of such changes in interest rates on earnings and cash flows and to lower overall borrowing costs. We may manage those risks by entering into derivative financial instruments. We will not enter into such arrangements for trading purposes. If we were to borrow the total $100 million revolving debt without entering into derivative financial instruments, a 1% increase in the rate of interest would result in additional interest expense of $1.0 million annually.

BUSINESS

General

        NeighborCare, Inc. was incorporated in May 1985 as a Pennsylvania corporation and was formerly named Genesis Health Ventures, Inc.

        Prior to December 1, 2003, our operations were comprised of two primary business segments: pharmacy services and inpatient services. On December 1, 2003, we completed the distribution, which we refer to as the "spin-off," of the common stock of Genesis HealthCare Corporation, or "GHC," and on December 2, 2003, we changed our name to NeighborCare, Inc. and changed our trading symbol to "NCRX." The spin-off was effected by way of a pro rata tax-free distribution of the common stock of GHC to holders of NeighborCare's common stock on December 1, 2003 at a rate of 0.5 shares of GHC stock for each share of NeighborCare stock owned as of October 15, 2003. We received a private letter ruling from the Internal Revenue Service to the effect that, for U.S. federal income tax purposes, the distribution of GHC stock qualified as tax-free for GHC and our shareholders, with the exception of cash received for fractional shares. The common stock of GHC began trading publicly on the Nasdaq National Market System on December 2, 2003 under the symbol "GHCI." As a result of the spin-off, we continue to own and operate our pharmacy services business and our group purchasing business and GHC owns and operates what was formerly our inpatient services business (as well as our former rehabilitation therapy, diagnostic, respiratory and management services businesses). See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Transactions and Events." As used herein, unless the context otherwise requires, "NeighborCare," the "Company," "we," "our" or "us" refers to NeighborCare, Inc. and its subsidiaries and "GHC" refers to Genesis HealthCare Corporation and its subsidiaries.

        Because the spin-off occurred subsequent to our fiscal year ended September 30, 2003, we have included the required business disclosures (including related financial disclosures) of the consolidated organization herein. The consolidated financial statements as of September 30, 2003 and 2002 and for each of the years in the three-year period ended September 30, 2003 included in this prospectus has been revised to reflect GHC as discontinued operations.

        As of March 31, 2004, we provided pharmacy services nationwide through our NeighborCare® integrated pharmacy operation that serves approximately 256,000 institutional beds in long-term care settings. We also operate 33 community-based retail pharmacies and a group purchasing organization.

        Financial information regarding our business segments prior to the spin-off (i.e., pharmacy services and inpatient services) is presented at note 21—"Segment Information" of our Consolidated Financial Statements contained in this prospectus.

        The business description below of NeighborCare is as it existed after the spin-off.

  Operations Institutional Pharmacy

        Our institutional pharmacy business purchases, repackages, labels and dispenses prescription and non-prescription medication in accordance with physician orders and delivers such medications to long-term care facilities for administration to individual residents. We typically service long-term care facilities within a 100-mile radius of our pharmacy locations. We maintain 24-hour, seven-day per week, on-call service for emergency dispensing and delivery or for consultation with the facility's staff or the resident's attending physician.

        Upon receipt of a prescription, the relevant resident information is entered into our computerized dispensing and billing systems. At that time, the dispensing system checks the prescription for any potentially adverse drug interactions or resident sensitivity. When required and/or specifically requested by the physician or patient, branded drugs are dispensed; otherwise generic drugs are substituted in accordance with applicable federal and state laws. We also provide therapeutic interchange, with physician approval, in accordance with our pharmaceutical care guidelines, which are in compliance with applicable state laws. Therapeutic interchange is a process that allows the pharmacist to dispense a pre-approved therapeutically equivalent and cost-effective product within a designated therapeutic category whenever a non-formulary product is ordered.

        We offer prescription and non-prescription pharmaceuticals to our customers through a unit dose or modified unit dose packaging, dispensing and delivery system, typically in 30-day supplies. Unit doses are packaged for dispensing in individual doses compared to bulk packaging used by most retail pharmacies. We believe a unit dose delivery system is preferred over the bulk delivery systems employed by retail pharmacies because it does not require the measurement of each individual dose, improves control over the provision of drugs and reduces errors in drug administration in long-term care facilities. Dispensing in unit dose also makes it possible to accept returns and issue credits where permitted by law, reducing waste and, therefore, resident care costs.

        Integral to our drug distribution system is our computerized medical records and documentation system. We provide to each client facility patient specific computerized medication administration records, physician's order sheets and treatment records. Data extracted from these computerized records is also formulated into monthly management reports which each client facility utilizes in resident care and quality assurance. We believe our computerized documentation system, in combination with our unit dose drug delivery system, results in greater efficiency in nursing time, improved control, reduced drug waste in the facility and lower error rates in both dispensing and administration. In addition, our consulting practice is fully integrated with our dispensing system through proprietary software, enabling us to offer unique, real time consultations to our customers.

        Approximately 91% of our institutional pharmacy revenues for the year ended September 30, 2003 consisted of the sale of prescription and non-prescription pharmaceuticals. Approximately 84% of the institutional pharmacy sales in the year ended September 30, 2003 was generated through external contracts with independent healthcare providers, with the balance attributable to centers owned or leased as of December 1, 2003 by GHC. At March 31, 2004, we had contracts to provide services to approximately 256,000 residents in long-term care facilities in 32 states and the District of Columbia. These contracts, as is typical in the industry, are generally for a period of one year but can be terminated by either party for any reason upon thirty days written notice. For the year ended September 30, 2003, other than sales to facilities owned or leased as of December 1, 2003 by GHC (16% of institutional pharmacy revenue and 11% of beds served) and Manor Care (14% of institutional pharmacy revenue and 11% of beds served), no individual customer or market group represented more than 5% of the total sales of our institutional pharmacy business. In connection with the spin-off, we entered into a pharmacy services agreement, a pharmacy benefit management agreement and a durable medical equipment agreement with GHC. In addition, we have a pharmacy services agreement with Manor Care which expires in 2006.

        We obtain approximately 98% of our institutional pharmaceutical products from one supplier pursuant to contracts that are terminable by either party on 90 days notice. We have not experienced any difficulty in obtaining pharmaceutical products or supplies used in the conduct of our business.

        We also provide pharmacy consulting services that assist clients in complying with federal and state regulations applicable to long-term care facilities. Federal and state regulations mandate that long-term care facilities, in addition to providing a source of pharmaceuticals, retain consultant pharmacist services to monitor and report on prescription drug therapy in order to maintain and improve the quality of resident care. Our consulting services include:

  •
  monthly reviews of each resident's drug regimen to assess the appropriateness and efficacy of drug therapies, including a review of medical records, monitoring drug interactions with other drugs or food, monitoring laboratory test results and recommending alternate therapies;

  •
  participation on quality assurance and other committees of our customers;

  •
  monitoring and reporting on facility-wide drug utilization;

  •
  development and maintenance of pharmaceutical policy and procedure manuals; and

  •
  assistance with federal and state regulatory compliance pertaining to resident care.

  Community-Based Professional Retail Pharmacies

        We also operate 33 community-based professional retail pharmacies, two of which are jointly owned. Our community-based professional pharmacies are retail operations located in or near medical centers, hospitals and physician office complexes which provide prescription and non-prescription medications and certain medical supplies as well as personal service and consultation by licensed registered pharmacists.

  Home Infusion, Respiratory and Medical Equipment

        Our home infusion, respiratory and medical equipment distribution centers provide a wide array of products and services to support the home care needs of a range of individuals of all ages. We work with physicians, hospital discharge planners, case managers and managed care organizations who refer these individuals to us. Services include respiratory and medical equipment (such as oxygen, hospital beds, wheelchairs and respiratory medications), as well as home infusion (such as antibiotics, TPN, chemotherapy and pain management).

  Other Services

        We also own and operate The Tidewater Healthcare Shared Services Group, Inc., or "Tidewater," one of the largest long-term care group purchasing companies in the country. Tidewater provides purchasing and shared service programs specially designed to meet the needs of eldercare centers and other long-term care facilities.

Revenue Sources

        We receive revenues from Medicare, Medicaid, private insurance, self-pay patients, other third-party payors and long-term care facilities that utilize our pharmacy and other services. The healthcare industry is experiencing the effects of the trend toward cost containment as federal and state governments and other third-party payors seek to control utilization and negotiate reduced payment schedules with providers. These cost containment measures, combined with the increasing influence of managed care payors and competition for customers, generally have resulted in reduced rates of reimbursement for the products and services provided by us.

        The sources and amounts of our revenues will be determined by a number of factors, including the mix of our customers' patients and the rates of reimbursement among payors. Changes in the case mix of the patients as well as payor mix among private pay, Medicare and Medicaid will affect our profitability.

        The following table reflects the payor mix of pharmacy service revenues for the respective years ended September 30:

	2003	2002	2001
Medicaid	42%	40%	37%
Long-term care facilities	30%	34%	35%
Third-party payor	16%	14%	14%
Private	10%	10%	11%
Medicare Part B	2%	2%	3%

Totals:	100%	100%	100%

  Medicare and Medicaid

        The Health Insurance for Aged and Disabled Act (Title XVIII of the Social Security Act), or "Medicare," is a federally funded and administered health insurance program for individuals aged 65 and over or for certain individuals who are disabled. The Medicare program consists of three parts: (i) Medicare Part A, which covers, among other things, inpatient hospital, skilled long-term care, home healthcare and certain other types of healthcare services; (ii) Medicare Part B, which covers physicians' services, outpatient services and certain items and services provided by medical suppliers; and (iii) a managed care option for beneficiaries who are entitled to Medicare Part A and enrolled in Medicare Part B, known as Medicare+Choice or Medicare Part C. Pursuant to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the "Medicare Modernization Act," passed by Congress on November 25, 2003 and signed into law by the President on December 8, 2003, the Medicare+Choice program will be subsumed into a new Medicare supplemental product called Medicare Advantage by 2006. Under Medicare Part B, we are entitled to payment for products that replace a bodily function (i.e., ostomy supplies), home medical equipment and supplies and a limited number of specifically designated prescription drugs. The Medicare program is currently administered by fiscal intermediaries (for Medicare Part A and some Medicare Part B services) and carriers (for Medicare Part B) under the direction of the Centers for Medicare and Medicaid Services, or "CMS," the Medicare and Medicaid oversight division of the U.S. Department of Health and Human Services, or "DHHS."

        Medicaid (Title XIX of the Social Security Act) is a federal-state matching fund program, whereby the federal government, under a needs—based formula, matches funds provided by the participating states for medical assistance to "medically indigent" persons. The programs are administered by the applicable state welfare or social service agencies under federal rules. Although Medicaid programs vary from state to state, traditionally they have provided for the payments, up to established limits, at rates determined in accordance with each state's regulations. The federal Medicaid statute specifies a variety of requirements that the state plan must meet, including requirements relating to eligibility, coverage of services, payment and administration. For patients eligible for Medicaid, we bill the individual state Medicaid program or, in certain circumstances, the state designated managed care or other similar organizations. The reimbursement rates for pharmacy services under Medicaid are determined on a state-by-state basis subject to review by CMS and applicable federal law. Federal regulations and the regulations of certain states establish "upper limits" for reimbursement for certain prescription drugs under Medicaid. In most states, pharmacy services are priced at the lower of "usual and customary" charges or cost (which generally is defined as a function of average wholesale price and may include a profit percentage) plus a dispensing fee. Most states establish a fixed dispensing fee that is adjusted to reflect associated costs on an annual or less frequent basis. The payment methodology for certain forms of prescription drugs and biologicals reimbursed under the Medicaid program may be subject to changes under the Medicare Modernization Act. See "—Laws Affecting Revenues."

        Any future changes in Medicaid reimbursement programs or in regulations relating thereto, such as reductions in the allowable reimbursement levels or the timing of processing of payments, could adversely affect our business. The annual increase in the federal share could vary from state to state based on a variety of factors. Such provisions, if ultimately signed into law, could adversely affect our business. Additionally, any shift from Medicaid to state designated managed care could adversely affect our business due to historically lower reimbursement rates for managed care.

        Moreover, Medicare and Medicaid are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially affect the timing and/or levels of payments to us for our services.

        We are subject to periodic audits by the Medicare and Medicaid programs, which have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements. These rights and remedies may include requiring the repayment of any amounts alleged to be overpayments or in violation of program requirements, or making deductions from future amounts due to us. Such programs may also impose fines, criminal penalties or program exclusions. Other third-party payor sources also reserve rights to conduct audits and make monetary adjustments.

  Laws Affecting Revenues

        Congress has enacted laws directly affecting our business and the skilled nursing facilities served by us. Three major laws during the past six years have significantly altered payment for nursing home and medical ancillary services. Healthcare related legislation has significantly impacted our business, and future legislation and regulations are likely to affect us. For a discussion of the effect of laws upon our business, see "Risk Factors—Risks Related to Our Business."

        The recently enacted Medicare Modernization Act may have a significant impact on our business or the business of our primary customers, nursing facilities. Specifically, the Medicare Modernization Act increases payments to nursing facilities to cover the high costs of care associated with treatment for AIDS patients, subject to applicable sunsets, while potentially reducing payments for certain outpatient pharmaceutical drugs and biologicals currently reimbursed under the "average wholesale price" methodology. The legislation shifts the payment methodology from average wholesale price to "average sales price." DHHS will have the authority to adjust payment rates where the average sales price does not reflect widely available market prices. In addition, the legislation will have a significant impact on reimbursement rates for durable medical equipment by freezing durable medical equipment rates from 2004 through 2006. DHHS will have the authority to adjust rates for the top five most widely used durable medical equipment codes to reflect reimbursement rates paid under the Federal Employee Health Benefit Plan. The Medicare Modernization Act also provides for increased federal resources being available for prescription drug benefits coverage in 2006. Finally, the Medicare Modernization Act authorizes an interim federally sponsored prescription drug discount plan to provide group discounts for Medicare beneficiaries between 2004 and 2006.

        Because of the recent enactment of the Medicare Modernization Act and its broad scope, we are not in a position to fully assess its impact on our business. The impact of the legislation depends upon a variety of factors, including patient mix. It is not clear at this time whether this new legislation will have an overall negative impact on institutional and long-term care pharmacy services. This legislation may reduce revenue and impose additional costs to the industry. DHHS has not yet promulgated any final regulations under the Medicare Modernization Act, as the Act requires it to do. The impact of these regulations when promulgated, including those regulations relating to the prescription drug discount plan discussed above, is unclear. NeighborCare will continue to work closely with CMS directly, as well as through the Long Term Care Pharmacy Alliance as discussed below, to offer its expertise in pharmaceutical care for the elderly.

        Prior to the Medicare Modernization Act, reimbursement for certain products covered under Medicare Part B was limited to 95% of the "average wholesale price." The move to a prospective payment system under the Balanced Budget Act of 1997 made pricing a more important consideration in the selection of pharmacy providers.

        The reimbursement rates for pharmacy services under Medicaid are determined on a state by state basis subject to review by CMS and applicable federal law. In most states, pharmacy services are priced at the lower of "usual and customary" charges or cost (which generally is defined as a function of average wholesale price and may include a profit percentage) plus a dispensing fee. Certain states have "lowest charge legislation" or "most favored nation provisions" which require our institutional pharmacy and medical supply operation to charge Medicaid no more than its lowest charge to other consumers in the state. Since 2000, federal Medicaid requirements establishing payment caps on certain drugs have been periodically revised. We have participated in the efforts to review and interact with CMS on the revisions. This proactive involvement has helped in modifying the rate structures and thereby minimizing the impact of the new rules on our operations.

        Revisions made by the Medicare Modernization Act are expected to provide significant relief to states as Medicare coverage becomes primary to Medicaid assistance for dually eligible individuals. While those provisions making Medicare primary to Medicaid do not become effective until January 1, 2006, the competitive design of the interim Drug Rx Discount Card program is expected to influence cost reductions for all pharmacy services, thus impacting Medicaid outlays for prescription drugs.

        It is not possible to quantify fully the effect of legislative changes, the interpretation or administration of such legislation or any other governmental initiatives on our business and the business of our principal customers. Accordingly, there can be no assurance that the impact of any future healthcare legislation will not further adversely affect our business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

        We belong, with other leading multi-state institutional pharmacy companies, to the Long Term Care Pharmacy Alliance, or "LTCPA," an industry trade group established to influence the outcomes of both federal and state-specific legislative and regulatory activities. In this collaboration, LTCPA provides leadership to responding to specific issues. Presently, LTCPA has engaged representation in 23 states and the District of Columbia. Such efforts are augmented by the government relations specialists of the various companies and by active grassroots efforts of pharmacy professionals. These proactive steps have been successful in a number of instances, but given the budgetary concerns of both federal and state governments, there can be no assurance that changes in payment formulas and delivery requirements will not have a negative impact going forward.

        While Congress has, through the Medicare Modernization Act, expanded Medicare coverage of certain costs of outpatient pharmaceutical services, the federal government and state governments continue to focus on efforts to curb spending on healthcare programs such as Medicare and Medicaid. We cannot at this time predict the extent to which these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals and existing new legislation will have on us. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue.

Government Regulation

  General

        Our business is subject to extensive federal, state and, in some cases, local regulation with respect to, among other things, licensure, certification and health planning. For pharmacy and medical supply products and services, this regulation relates, among other things, to operational requirements, reimbursement, documentation, licensure, certification and regulation of controlled substances. Compliance with such regulatory requirements, as interpreted and amended from time to time, can increase operating costs and thereby adversely affect the financial viability of our business. Failure to comply with current or future regulatory requirements could also result in the imposition of various remedies including fines, restrictions on admission, the revocation of licensure, decertification, imposition of temporary management or the closure of the facility.

        Institutional pharmacies, as well as the long-term care facilities that they service, are subject to extensive federal, state and local laws and regulations. These laws and regulations cover required qualifications, day-to-day operations, reimbursement and the documentation of activities. We continuously monitor the effects of regulatory activity on our operations.

  Licensure, Certification and Regulation

        States require that companies operating a pharmacy within that state be licensed by its board of pharmacy. We currently hold a license for each of the pharmacies we operate. Our pharmacies are also registered with the appropriate federal and state authorities pursuant to statutes governing the regulation of controlled substances.

        For an extensive period of time, the long-term care pharmacy business has operated under regulatory and cost containment pressures from federal and state legislation primarily affecting the Medicare and Medicaid programs.

        The Medicare program establishes certain requirements for participation of providers and suppliers in the Medicare program. Failure to comply with these requirements and standards may adversely affect the ability of providers and/or suppliers to participate in the Medicare program and receive reimbursement for services provided to Medicare beneficiaries.

        Federal law and regulations contain a variety of requirements relating to the furnishing of prescription drugs under Medicaid. First, states are given broad authority, subject to certain standards, to limit or to specify conditions as to the coverage of particular drugs. Second, federal Medicaid law establishes standards affecting pharmacy practice. These standards include general requirements relating to patient counseling and drug utilization review and more specific requirements for long-term care facilities relating to drug regimen reviews for Medicaid patients in such facilities. States may require pharmacies to comply with the general standards, regardless of whether the long-term care facility satisfies the drug regimen review requirement, and the states in which we operate currently require their pharmacies to comply therewith. Third, federal regulations impose certain requirements relating to reimbursement for prescription drugs furnished to Medicaid residents.

        In addition to requirements imposed by federal law, states have substantial discretion to determine administrative, coverage, eligibility and payment policies under their state Medicaid programs which may affect our operations. For example, some states have enacted "freedom of choice" requirements which prohibit a long-term care facility from requiring its residents to purchase pharmacy or other ancillary medical services or supplies from particular providers that deal with the long-term care facility. Such limitations may increase the competition that we face in providing services to long-term care facility patients.

        Providers and suppliers who participate in the Medicare and Medicaid programs are subject to inquiries or audits to evaluate their compliance with requirements and standards set forth under these programs. We believe that our billing procedures materially comply with applicable federal and state requirements. However, there can be no assurance that in the future such requirements will be interpreted in a manner consistent with the current interpretation and application.

  Laws Affecting Billing and Business Practices

        We are also subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include:

  •
  the "anti-kickback" provisions of the federal Medicare and Medicaid programs, which prohibit, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate) directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. Penalties may include imprisonment, fines, exclusion from participation in the Medicare and Medicaid programs and loss of license; and

  •
  the "Stark laws" which prohibit, with limited exceptions, the referral of patients by physicians for certain services to an entity in which the physician has a financial interest. Penalties may include denial of payment, mandatory refund of prior payment, civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs.

        In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often complex and have seldom been interpreted by the courts or regulatory agencies. From time to time, we have sought guidance as to the interpretation of these laws, however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with our practices.

        There have also been a number of recent federal and state legislative and regulatory initiatives concerning reimbursement under the Medicare and Medicaid programs. During the past few years, DHHS has issued a series of voluntary compliance guidelines. These compliance guidelines provide guidance on acceptable practices. Skilled nursing facility services and durable medical equipment, prosthetics, orthotics and supplies and supplier performance practices have been among the services addressed in these publications. Our Corporate Integrity Program is working to assure that our practices conform to those requirements applicable to us. DHHS also issues fraud alerts and advisory opinions. Directives concerning double billing, home health services and the provision of medical supplies to nursing facilities have been released. It is anticipated that areas addressed by these advisories may come under closer scrutiny by the government. While we have focused our internal compliance reviews to assure our practices conform with government instructions, we cannot accurately predict the impact of any such initiatives. See "Cautionary Statements Regarding Forward-Looking Statements" and "—Revenue Sources."

  Laws Governing Health Information

        We face additional federal requirements that mandate major changes in the transmission and retention of health information. The Health Insurance Portability and Accountability Act of 1996, or "HIPAA," was enacted to ensure, first, that employees can retain and at times transfer their health insurance when they change jobs, and second, to simplify healthcare administrative processes. This simplification includes expanded protection of the privacy and security of personal medical data and requires the adoption of standards for the exchange of electronic health information. Among the standards that DHHS may adopt pursuant to HIPAA are standards for the following: electronic transactions and code sets; unique identifiers for providers, employers, health plans and individuals; security and electronic signatures; privacy; and enforcement.

        Although HIPAA was intended to ultimately reduce administrative expenses and burdens faced within the healthcare industry, we believe that implementation of this law will result in additional costs. We have established a HIPAA task force consisting of clinical, financial and information services professionals focused on HIPAA compliance.

        DHHS has released three rules to date mandating the use of new standards with respect to certain healthcare transactions and health information. The first rule establishes uniform standards for common healthcare transactions, including:

  •
  healthcare claims information;

  •
  plan eligibility, referral certification and authorization;

  •
  claims status;

  •
  plan enrollment and disenrollment;

  •
  payment and remittance advice;

  •
  plan premium payments; and

  •
  coordination of benefits.

        Second, DHHS has released standards relating to the privacy of individually identifiable health information. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to impose those rules, by contract, on any business associate to whom we disclose information. Third, DHHS has released rules governing the security of health information maintained or transmitted in electronic form. DHHS finalized the transaction standards on August 17, 2000. DHHS issued the privacy standards on December 28, 2000, and, after certain delays, they became effective on April 14, 2001, with a compliance date of April 14, 2003. On February 20, 2003, DHHS issued final rules governing the security of health information. This rule specifies a series of administrative, technical and physical security procedures to assure the confidentiality of electronic protected health information. Affected parties will have approximately two years to be fully compliant. Sanctions for failing to comply with HIPAA health information practices provisions include criminal penalties and civil sanctions.

        At this time, our management anticipates that NeighborCare will be able to fully comply with those HIPAA requirements that have been adopted. As part of our Corporate Integrity Program, we will monitor our compliance with HIPAA. Our compliance and privacy officer will be responsible for administering the Corporate Integrity Program which includes HIPAA related compliance. However, management cannot at this time estimate the cost of compliance; nor can management estimate the cost of compliance with standards that have not yet been finalized by DHHS.

        It is not possible to fully quantify the effect of recent legislation, potential legislative or regulatory changes, the interpretation or administration of such legislation or any other governmental initiatives on our business. Accordingly, there can be no assurance that the impact of these changes or any future healthcare legislation will not adversely affect our business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the reimbursement process, which in our industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

Corporate Integrity Program

        Our Corporate Integrity Program was developed to assure that we continue to achieve our goal of providing a high level of care and service in a manner consistent with all applicable federal and state laws and regulations and our internal standard of conduct. This program is intended to allow personnel to prevent, detect and resolve any conduct or action that fails to satisfy all applicable laws and our standard of conduct.

        We have a corporate compliance officer responsible for administering the Corporate Integrity Program. The corporate compliance officer, with the approval of our chief executive officer or our board of directors, may use any of our resources to evaluate and resolve compliance issues. The corporate compliance officer reports significant compliance issues to our board of directors.

        We established the Corporate Integrity Program hotline, which offers a toll-free number available to all of our employees to report non-compliance issues, including any alleged privacy violations under HIPAA. Employee calls to the hotline will be kept anonymous unless the employee waives his/her right to anonymity. All calls reporting alleged non-compliance are logged, investigated, addressed and remedied by appropriate company officials.

        The corporate integrity subcommittee was established to ensure a mechanism exists for us to monitor compliance issues. The corporate integrity subcommittee members are senior members of the human resources, legal, internal audit and operations departments.

        Periodically, we receive information from DHHS regarding individuals and providers that are excluded from participation in Medicare, Medicaid and other federal healthcare programs. Providers may include pharmacists and pharmacy technicians. On a monthly basis, management compares the information provided by DHHS to our employee databases. Any potential matches are investigated and any necessary corrective action is taken to ensure we cease employing that individual.

Personnel

        At September 30, 2003, we employed approximately 5,900 people, including approximately 4,800 full-time and 1,100 part-time employees. Approximately 16% of these employees are pharmacists or nurses.

        We currently have two pharmacies that are covered by collective bargaining agreements. The agreements expire at various dates through 2007 and cover approximately 100 employees. We believe that our relationship with our employees is generally good.

        Competition for qualified pharmacists and other pharmacy professionals is intense. See "Risk Factors—Risks Relating to Our Business—We are dependent on our senior management team and our pharmacy professionals."

        We believe that clinical staff retention and development, both pharmacists and nurses, continues to be a critical factor in our successful operation. In order to reduce turnover and increase our staff retention rates, we have implemented a compensation program which provides for annual merit reviews as well as continued market wage assessments. Our management team is also eligible for both financial and clinically based incentives that ultimately promote staff motivation and productivity. All sites participate in performance improvement initiatives that make an impact on the quality of patient care.

        In 2002, in response to the pharmacist shortage, we implemented a pharmacist scholarship program to provide financial assistance to 3rd and 4th year pharmacy school students. In addition, we offer tuition assistance programs to our internal associates that enroll in an accredited educational program.

        In 2000, we began a junior level management and leadership training program, Mastering Management. This program includes various topics such as leadership style, setting goals, problem solving, interviewing and performance management. To date, we have trained over 1,000 participants.

Marketing

        We market our institutional pharmacy services, homecare and group purchasing services through a direct sales force which primarily calls on long-term care facilities and their owners, hospitals, clinics and home health agencies.

        In addition, we have a corporate marketing department that helps develop promotional materials and literature focusing on our operational philosophy, the programs and services provided and clinical expertise as well as providing market research.

        Our logos, trademarks and service marks are featured in print advertisements in publications serving the markets in which we operate. Our marketing is aimed at supporting the efforts of our field sales staff and increasing awareness among decision makers in key professional and business audiences. We use advertising to promote our brand names in trade, professional and business publications and to promote services directly to consumers. In addition, to support our professional retail pharmacy business we advertise in regional markets through both radio and television outlets.

Inventories

        We seek to maintain adequate on-site inventories of pharmaceuticals and supplies to ensure prompt delivery service to our customers. Our primary supplier also maintains local warehousing in most major geographic markets in which we operate.

Competition

        The institutional pharmacy business is highly fragmented. We are the third largest provider of institutional pharmacy services in the United States. In the 32 states and the District of Columbia where we sell pharmacy products and services, we compete with multiple national, regional and local institutional pharmacies, pharmacies owned by long-term care facilities and numerous local retail pharmacies. Some of our competitors have greater financial and other resources and may be more established than us in the markets in which we compete. Competing companies also may offer newer or different services than us and may thereby attract our clients. We believe that the primary competitive factors in obtaining and retaining clients are service, integrity, clinical expertise, fair pricing and the ability to form strong relationships with key personnel.

        We also compete with a variety of companies in the retail pharmacy market as well as companies providing home infusion, respiratory and medical equipment in providing other specialty medical services with a variety of different companies. Generally, this competition is national, regional and local in nature. The primary competitive factors in these businesses are similar to those in the pharmacy business and include service, the cost of services, the quality of clinical services, responsiveness to customer needs, information management and patient record-keeping. See "Risk Factors—Risks Relating to Our Business—We face intense competition in our business."

Insurance

        Our workers' compensation, automobile, general and professional liability insurance is maintained as statutorily required through third-party commercial insurers. The commercial insurance purchased is loss sensitive in nature. As a result, we are responsible for adverse loss development beyond an aggregate level.

        We provide several health insurance options to our employees, including a self-insured health plan and several fully-insured health maintenance organizations.

Other

  Environmental Matters

        We are subject to various federal, state and local statutes and ordinances regulating the discharge of materials into the environment. Management does not believe that we will be required to expend any material amounts in order to comply with these laws and regulations or that compliance will materially affect our capital expenditures, results of operations or financial condition.

  Reorganization

        On October 2, 2001, the effective date of our reorganization, we and The Multicare Companies, Inc., our 43.6% owned affiliate, consummated a joint plan of reorganization under Chapter 11 of the Bankruptcy Code pursuant to a September 20, 2001 order entered by the U.S. Bankruptcy Court for the District of Delaware approving our joint plan of reorganization. We have been operating out of bankruptcy since October 2, 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Transactions and Events" for a further description of the nature and results of our reorganization and a description of other recent matters impacting our business and results of operations. See also "Risk Factors."

Properties

        The following table provides information by state as of March 31, 2004 regarding the pharmacy service locations owned or leased by our NeighborCare pharmacy operations.

State	Institutional Pharmacies	Medical Supply/ Home Medical Equipment Sites	Community- Based Pharmacies	Total	Total Square Feet
Pennsylvania	6	3	3	12	221,219
Maryland	6	5	27	38	215,560
New Jersey	4	1	1	6	200,592
Virginia	4	1	2	7	84,236
Florida	4	1	—	5	66,391
California	4	1	—	5	59,187
Indiana	3	—	—	3	38,500
Wisconsin	4	—	—	4	37,112
Massachusetts	2	1	—	3	30,265
South Carolina	2	—	—	2	9,200
Illinois	—	1	—	3	16,777
Texas	3	—	—	3	23,422
Rhode Island	1	—	—	1	21,600
New Hampshire	1	—	—	1	20,000
Oregon	1	—	—	1	18,428
Colorado	1	—	—	1	17,479
Ohio	3	—	—	3	26,700
West Virginia	1	—	—	1	15,794
Oklahoma	1	—	—	1	14,905
Connecticut	1	1	—	2	12,450
Michigan	1	—	—	1	12,000
North Carolina	2	—	—	2	9,700
Iowa	2	—	—	2	6,803
New York	3	1	—	4	16,296
Washington	1	—	—	1	5,600
Kentucky	1	—	—	1	5,000
Missouri	1	—	—	1	5,000

Totals	65	16	33	114	1,210,216

        In addition to the locations listed in the table above, we also operate 20 on-site pharmacies which are located in customers' facilities and serve only customers of that facility.

        All but three of these sites are leased. Our inability to make rental payments under these leases could result in loss of the leased property through eviction or other proceedings. Certain leases do not provide for non-disturbance from the mortgagee of the fee interest in the property and consequently these leases are subject to termination in the event that the mortgage is foreclosed following a default by the owner.

Legal Proceedings

U.S. ex rel Scherfel v. Genesis Health Ventures et al.

        In this action, brought in United States District Court for the District of New Jersey on March 16, 2000, the plaintiff alleges that a pharmacy purchased by us failed to process Medicaid credits for returned medications. The allegations are vaguely alleged for other jurisdictions. While the action was under seal in United States District Court, we fully cooperated with the Department of Justice's evaluation of the allegations. On or about March 2001, the Department of Justice declined to intervene in the suit and prosecute the allegations. The United States District Court action is no longer under seal but remains administratively stayed pending resolution of the bankruptcy issues.

        The plaintiff filed a proof of claim in our bankruptcy proceedings initially for approximately $650 million and subsequently submitted an amended claim in the amount of approximately $325 million. We believe the allegations have no merit and objected to the proof of claim. In connection with an estimation of the proof of claim in the bankruptcy proceeding, we filed a motion for summary judgment urging that the claim be estimated at zero. On or about January 24, 2002, the Bankruptcy Court granted our motion and estimated the claim at zero.

        On or about February 11, 2002, the plaintiff appealed the Bankruptcy Court's granting of summary judgment to the United States District Court in Delaware and sought an injunction preventing the distribution of assets according to the plan of reorganization. The injunction was subsequently denied by the United States District Court for several reasons, including that the plaintiff was unlikely to succeed on the merits. When the injunction was denied by the United States District Court, the assets previously reserved for the plaintiff's claim were distributed in accordance with the plan of reorganization. On March 27, 2003, the United States District Court denied the plaintiff's appeal and upheld the summary judgment decision rendered by the Bankruptcy Court. The plaintiff filed an appeal to the Third Circuit Court of Appeals, which was heard April 13, 2004. A decision is expected by the end of the calendar year.

DEA Investigation

        In August 2001 and March 2002, our pharmacy located in Colorado reported missing inventory and potential diversion to the Drug Enforcement Administration, or the "DEA", the local police and the Colorado Board of Pharmacy. As a result of the pharmacy reporting these incidents, the DEA commenced an audit of the pharmacy's operations. Under the Controlled Substance Act, the government may seek the potential value of the inventory diverted as well as other damages. The Colorado facility cooperated with all requests for information, including making its personnel and documents available to the government. On January 6, 2004, we settled this matter with the United States government by paying a civil penalty of $625,000 without admitting any liability. This amount was fully accrued in fiscal 2003.

Haskell et al v. Goldman Sachs & Co. et al

        This action was brought January 27, 2004, in the Supreme Court of New York, County of New York, by 275 former investors who collectively held over $205 million in subordinated debentures prior to the filing of our Chapter 11 bankruptcy petition in 2000. The case was subsequently removed to federal court and it is now pending in the United States District Court for the District of Delaware. The plaintiffs allege fraud and grossly negligent misrepresentation by the defendants in connection with the Bankruptcy Court's approval of our plan of reorganization confirmed by the Bankruptcy Court in 2001, canceling the subordinated debentures. The defendants, in addition to us, are Goldman Sachs & Co., Mellon Bank, N.A., Highland Capital Management, LP, and George V. Hager, Jr., our chief financial officer during the period in question. The plaintiffs seek to recover $200 million plus interest, costs and fees.

MANAGEMENT

Our Board of Directors and Executive Officers

        The following table contains background information about each of our directors.

Name	Principal Occupation for Past 5 Years	Other Directorships
John J. Arlotta Age: 54 Director Since: 2003	Chairman, President and Chief Executive Officer (December 2003 to date), and Vice Chairman (July 2003 to December 2003), each of NeighborCare; and Consultant (February 2002 to July 2003), President and Chief Operating Officer (May 1998 to February 2002), and Chief Operating Officer (September 1997 to May 1998), each of Caremark Rx, Inc. (Pharmaceutical services provider).	—
James H. Bloem Age: 53 Director Since: 2001	Senior Vice President and Chief Financial Officer (February 2001 to date), Humana, Inc. (Health benefits company); Independent Financial Consultant and Business Consultant (September 1999 to January 2001); and President — Personal Care Division (March 1998 to August 1999), and Executive Vice President (August 1995 to February 1998), each of Perrigo Company (Manufacturer of OTC prescription medications).	—
James E. Dalton, Jr. Age: 61 Director Since: 2001	President, Edinburgh Associates, Inc. (2001 to date); and President, Chief Executive Officer and Director (1990 to April 2001), Quorum Health Group, Inc. (Hospital ownership and management company).	Select Medical Corporation; US Oncology, Inc.; Universal Health Realty Income Trust
James D. Dondero Age: 41 Director Since: 2001	President (1990 to date), Highland Capital Management, LP (Investment advisors).	Motient Corporation
Robert H. Fish Age: 53 Director Since: 2001	Chairman and Chief Executive Officer (January 2003 to December 2003), Interim Chairman (November 2002 to January 2003), and Interim Chief Executive Officer (May 2002 to January 2003), each of NeighborCare; Partner (November 1999 to date), Sonoma-Seacrest, LLC (Healthcare consulting company; limited responsibilities since May 2002); and President and Chief Executive Officer (August 1995 to September 1999), St. Joseph Health System (Healthcare provider).	—
Dr. Philip P. Gerbino Age: 56 Director Since: 2000	President, (1995 to date), University of the Sciences (School of Pharmacy).	—
Arthur J. Reimers Age: 48 Director Since: 2003
	Independent Financial Consultant and Business Consultant (2001 to date); Managing Director — Healthcare Investment Banking Division (1998 to 2001), Founder and Co-head, Healthcare Investment Banking Division (1996 to 1998), and Co-head, Financial Advisory Group — London (1991 to 1996), each of Goldman Sachs & Co. (Investment banking and management firm).	Rotech Healthcare, Inc.
Phyllis R. Yale Age: 46 Director Since: 2003	Director (1987 to date), Bain and Company, Inc. (Management consulting firm).	—

        The following table contains background about each of our executive officers who are not directors.

Name	Principal Occupation for Past 5 Years
Robert A. Smith Age: 55 Officer Since: 1998	Chief Operating Officer (December 2003 to date), President and Chief Operating Officer (May 2001 to December 2003), Executive Vice President and Chief Operating Officer of the Allegheny region (November 1999 to May 2001), and Senior Vice President of the Allegheny region (August 1998 to November 1999), each of NeighborCare.
John J. Kordash Age: 61 Officer Since: 2003
Executive Vice President and Assistant to the Chairman and Chief Executive Officer (December 2003 to date), and Executive Vice President and Assistant to the Vice Chairman (July 2003 to December 2003), each of NeighborCare; and Chairman and Chief Executive Officer 1997 to July 2003), Medical Scientists, Inc. (Healthcare consulting and software services).
Richard W. Sunderland, Jr. Age: 43 Officer Since: 1993
Senior Vice President and Chief Financial Officer (December 2003 to date), Senior Vice President and Corporate Controller (April 2000 to December 2003), and Vice President and Controller (August 1998 to April 2000), each of NeighborCare; Vice President and Controller (November 1995 to August 1998), Genesis ElderCare Services, Genesis Managed Care Services and the Genesis ElderCare Chesapeake region, each a wholly-owned subsidiary of NeighborCare prior to the spin-off; and Controller (1993), Genesis ElderCare Services.

In May 2004, we received notice of the resignation of Mr. Sunderland as Senior Vice President and Chief Financial Officer. Mr. Sunderland will continue in his position while we search for his successor. We have retained a third-party search firm to locate a new chief financial officer.
John F. Gaither, Jr. Age: 55 Officer Since: 2003
Senior Vice President, General Counsel and Secretary (September 2003 to date), NeighborCare; Senior Vice President, General Counsel and Corporate Secretary (April 2000 to September 2003), Global Healthcare Exchange, LLC (Supplier of business-to-business procurement solutions); and various positions (1982 to April 2000), Baxter International, Inc. (Manufacturer and marketer of healthcare products and services).

DESCRIPTION OF OTHER INDEBTEDNESS

The Senior Credit Facility

        After December 1, 2003, in connection with the spin-off, we entered into a new senior credit facility with a syndicate of financial institutions and institutional lenders. Our new senior credit facility consists of a $100.0 million revolving credit facility that is due in 2008. Our new senior credit facility has a rate of interest of LIBOR plus 2.00% on any borrowings, and a commitment fee of 0.50% on any unused commitment. At March 31, 2004, none of the $100.0 million revolving credit facility was drawn, exclusive of $2.4 million required for outstanding letters of credit.

        Our obligations under our new senior credit facility are or will be guaranteed by substantially all of our current and future subsidiaries, other than our joint ventures. Our obligations under our new senior credit facility are secured by, among other things, substantially all of our and the subsidiary guarantors' assets, including a pledge of all or a portion of the capital stock of our and the subsidiary guarantors' direct subsidiaries.

Other Secured Indebtedness

        At March 31, 2004, we had $8.3 million of other secured debt consisting principally of capital lease obligations. These loans are secured by the underlying property and have fixed rates of interest ranging from 3% to 11%.

DESCRIPTION OF THE EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "NeighborCare," "we," "our" and "us" refer only to NeighborCare, Inc. and not to any of its subsidiaries.

        We issued the initial notes and we will issue the exchange notes under an indenture among us, the Guarantors and The Bank of New York, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. We refer to the initial notes and the exchange notes collectively as the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. NeighborCare has previously filed a copy of the indenture with the SEC, and the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Exchange Notes and the Guarantees

  The Notes

        The initial notes are, and the exchange notes will be:

  •
  our general unsecured obligations;

  •
  subordinated in right of payment to all of our existing and future Senior Debt;

  •
  pari passu in right of payment with any of our future Senior Subordinated Indebtedness; and

  •
  unconditionally guaranteed by the Guarantors.

  The Guarantees

        Each Guarantee of the initial notes is, and each Guarantee of the exchange notes will be:

  •
  a general unsecured obligation of the Guarantor;

  •
  subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

  •
  pari passu in right of payment with any future Senior Subordinated Indebtedness of that Guarantor.

        As of March 31, 2004, we and the Guarantors had total Senior Debt of approximately $8.3 million, consisting principally of Capital Lease Obligations, to which the initial notes are, and the exchange notes will be, subordinated. Further, an additional $100.0 million of Senior Debt was available for borrowing under our new senior credit facility, exclusive of $2.4 million required for outstanding letters of credit. As indicated above and as discussed in detail below under the caption "—Subordination," payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

        All of our Subsidiaries, except our Permitted Joint Ventures, are "Restricted Subsidiaries." In addition, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain other of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the exchange notes.

Principal, Maturity and Interest

        The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on November 15, 2013.

        Interest on the notes will accrue at the rate of 6.875% per annum and will be payable semi-annually in arrears on May 15 and November 15 commencing on May 15, 2004. We will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to us, we will pay all principal, interest and premium and Additional Interest, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

        The initial notes are, and the exchange notes will be, guaranteed by each of our current and future Restricted Subsidiaries that guaranteed NeighborCare's Existing Credit Agreement. These Guarantees will be joint and several obligations of the Guarantors. Each Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to the Exchange Offer and the Exchange Notes—A court may void the guarantees of the notes or subordinate the guarantees to other obligations of our subsidiary guarantors."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than us or another Guarantor, unless:

          (1)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2)   either:

            (a)   the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

            (b)   the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

        The Guarantee of a Guarantor will be released:

          (1)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of us, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

          (2)   in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of us, if the sale complies with the "Asset Sale" provisions of the indenture;

          (3)   if we designate any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

          (4)   if any Guarantor is otherwise no longer obligated to provide a Guarantee pursuant to the indenture; or

          (5)   if such Guarantor's guarantee of any obligations under the Credit Facilities is fully and unconditionally released, provided, however, that if such Guarantor subsequently guarantees any obligations under the Credit Facilities, then such Guarantor shall be required to become a Guarantor by executing a supplemental indenture and providing the trustee with an officers' certificate and opinion of counsel.

        See "—Repurchase at the Option of Holders—Asset Sales."

Subordination

        The payment of principal, interest and premium and Additional Interest, if any, on the notes (including any obligation to redeem or repurchase the notes) and payment under any Guarantee will be subordinated to the prior payment in full of all Senior Debt of us or such Guarantor, including Senior Debt incurred after the date of the indenture.

        The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy or other similar proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of us or the relevant Guarantor:

          (1)   in a liquidation or dissolution of us or the relevant Guarantor;

          (2)   in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or the relevant Guarantor or its property;

          (3)   in an assignment for the benefit of creditors; or

          (4)   in any marshaling of our assets and liabilities.

        We also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") and will not make any deposit pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" if:

          (1)   a payment default on Designated Senior Debt (including, without limitation, upon any acceleration of the maturity thereof) occurs and is continuing; or

          (2)   any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from us or the representative of any Designated Senior Debt.

        Payments on the notes may and will be resumed:

          (1)   in the case of a payment default, upon the date on which such default is cured or waived; and

          (2)   in the case of a nonpayment default, upon the earlier of (x) the date on which such nonpayment default is cured or waived (so long as no other default exists), (y) 179 days after the date on which the applicable Payment Blockage Notice is received, or (z) the date on which the trustee receives notice from a representative of Designated Senior Debt rescinding such Payment Blockage Notice, unless, in each case, the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until:

          (1)   360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

          (2)   all scheduled payments of principal, interest and premium and Additional Interest, if any, on the notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

        If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") when:

          (1)   the payment is prohibited by these subordination provisions; and

          (2)   the trustee or the Holder has actual knowledge that the payment is prohibited; the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative, which, with respect to any and all Indebtedness outstanding under the Credit Agreement, shall mean the agent for such holders.

        We must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        The Guarantee of each Guarantor will be subordinated to Senior Debt of such Guarantor to the same extent and in the same manner as the notes are subordinated to our Senior Debt.

        As a result of the subordination provisions described above, in the event of our bankruptcy, liquidation or reorganization, Holders of notes may recover less ratably than our creditors who are holders of Senior Debt. See "Risk Factors—Risks Relating to the Exchange Offer and the Exchange Notes—Your right to receive payments on the notes and guarantees is subordinated to our and the guarantors' senior debt."

Optional Redemption

        At any time prior to November 15, 2006, we may on one or more occasions redeem up to 35% of the aggregate principal amount of notes (including any additional notes) issued under the indenture at a redemption price of 106.875% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of any Equity Offering of our common stock; provided that:

          (1)   at least 65% of the initial aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by us and our Subsidiaries); and

          (2)   the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at our option prior to November 15, 2008.

        After November 15, 2008, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage
2008	103.438%
2009	102.292%
2010	101.146%
2011 and thereafter	100.000%

Mandatory Redemption

        We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each Holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, we will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

        The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, we will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

        Notwithstanding the foregoing, we shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, we have made an offer to purchase (an "Alternate Offer") any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our or our Subsidiaries' properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our Subsidiaries' assets taken as a whole to another Person or group may be uncertain.

  Asset Sales

        We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests of any Restricted Subsidiary issued or sold or otherwise disposed of;

          (2)   the fair market value is determined by our Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officer's certificate delivered to the trustee; and

          (3)   at least 75% of the consideration received in the Asset Sale by us or such Subsidiary is in the form of cash, Cash Equivalents and/or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on our or such Restricted Subsidiary's most recent balance sheet, of us or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Restricted Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or such Subsidiary from further liability; and

            (b)   any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are, subject to ordinary settlement periods, converted by us or such Restricted Subsidiary into cash within 90 days, to the extent of the cash received in that conversion; and

            (c)   any Designated Non-Cash Consideration received by us or any of our Restricted Subsidiaries in an Asset Sale.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply those Net Proceeds at our option:

          (1)   to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2)   to acquire all or substantially all of the assets of, or all or a majority of the Voting Stock of another Permitted Business; or

          (3)   to acquire other long-term assets or property that are used or useful in a Permitted Business or to make a capital expenditure (or enter into a definitive agreement committing to make such acquisition or expenditure within six months after the date of such agreement; provided that if such agreement is terminated, we may invest such Net Proceeds prior to the end of such 365-day period, or if later, prior to the end of such six-month period referred to in this clause (3)).

Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, we will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis as described below under "Selection and Notice" or such other manner as the trustee deems appropriate. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds then remaining, if any, will be reset at zero.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

        The agreements governing our outstanding Senior Debt, including NeighborCare's New Credit Agreement, prohibit us from purchasing any notes, and also provide that certain change of control or asset sale events with respect to us would constitute a default under these agreements. Any future credit agreements, or other agreements relating to Senior Debt to which we become a party, may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict or prohibit payments to the Holders of notes.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1)   if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2)   if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

        We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries), other than in connection with the Spin-off, or to the direct or indirect holders of our or any of our Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us or to us or a Restricted Subsidiary of us);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us) any Equity Interests of us or any direct or indirect parent of us;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations of us or any Guarantor, except (x) a payment of interest or principal at the Stated Maturity thereof; or (y) any payment made with Equity Interests (other than Disqualified Stock) and (z) any payment with respect to Subordinated Obligations owed to us or any of the Guarantors; or

          (4)   make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

        unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2)   we would, at the time of such Restricted Payment and after giving pro forma effect thereto (including the pro forma application of the net proceeds therefrom) as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7)(i), (8), (9) and (10) of the next succeeding paragraph and up to $5.0 million permitted by clause (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (a)   50% of our Consolidated Net Income for the period (taken as one accounting period) from June 30, 2003 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

            (b)   100% of the aggregate net cash proceeds received by us since the date of the indenture as a contribution to our common equity capital or from the issue or sale of our Equity Interests (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of us that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of us), plus

            (c)   to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

            (d)   to the extent that any Unrestricted Subsidiary of us is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of our Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

            (e)   any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by us or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

        So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations of us or any Guarantor or of any of our Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of us) of, our Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

          (3)   the defeasance, redemption, repurchase or other acquisition of our or any Guarantor's Subordinated Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4)   the payment of any dividend or similar distribution by a Restricted Subsidiary of us to the holders of its Equity Interests on a pro rata basis;

          (5)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of us or any Restricted Subsidiary of us held by any of our officers or directors (or any of our Restricted Subsidiaries) pursuant to any management equity subscription agreement, any compensation, retirement, disability, severance or benefit plan or agreement, any employment agreement, incentive plan or agreement, any stock option plan or agreement or similar plan or agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period;

          (6)   any purchase, redemption or other acquisition of Equity Interests of a Permitted Joint Venture which is required to be purchased, redeemed or otherwise acquired by applicable law or the terms of the organizational or governing documents or agreements;

          (7)   the payment of any scheduled or required dividend (whether in cash or in kind) and any scheduled or required repayment of the stated amount, liquidation preference or any similar amount at final maturity or on any scheduled or required redemption or repurchase date, to holders of any class or series of our Disqualified Stock issued in compliance with the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," provided that scheduled or required dividends on such Disqualified Stock are included in the definition of "Fixed Charges;" provided that such payments were scheduled or required to be paid in the original documentation governing such series of Disqualified Stock of us (it being understood that the foregoing provisions of this clause (7) shall not be deemed to permit the payment of any dividend or similar distribution, or the payment of the stated amount, liquidation preference or any similar amount, prior to the date originally scheduled or required for the payment thereof);

          (8)   payments in lieu of fractional shares;

          (9)   the Spin-off and all transactions that are necessary or are contemplated to be performed in connection therewith; and

          (10) other Restricted Payments pursuant to this clause (10) in an aggregate amount since the date of the indenture not to exceed $15.0 million.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, we will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that we may incur Indebtedness (including Acquired Debt) or issue preferred stock or Disqualified Stock, and any of our Restricted Subsidiaries that are Guarantors may incur Indebtedness, if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit any of the following (collectively, "Permitted Debt"):

          (1)   the incurrence by us or any Guarantor of Indebtedness and letters of credit under one or more Credit Facilities (including, without limitation, our New Credit Facility) and Guarantees thereof by the Guarantors, provided that, the aggregate principal amount of Indebtedness of us and the Guarantors incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of us and the Guarantor thereunder) does not exceed an amount equal to $150.0 million;

          (2)   the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

          (3)   the incurrence by us and the Guarantors of Indebtedness represented by the notes to be issued on the date of the indenture (and the related Exchange Notes to be issued pursuant to this prospectus), and the incurrence by the Guarantors of the Subsidiary Guarantees of those notes;

          (4)   the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of us or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at the time of such incurrence;

          (5)   the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12), (13), (16) or (17) of this paragraph;

          (6)   the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries that are Guarantors; provided, however, that

            (a)   if we are the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes;

            (b)   if a Restricted Subsidiary of us is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Restricted Subsidiary's Subsidiary Guarantee; and

              (i)    any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or a Restricted Subsidiary of us that is a Guarantor and

              (ii)   any sale or other transfer of any such Indebtedness to a Person that is not either us or a Restricted Subsidiary of us that is a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business and consistent with past business practices for the purpose of fixing or hedging interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding in connection with the conduct of their respective businesses and not for speculative purposes);

          (8)   the guarantee by us or any of the Guarantors of Indebtedness of us or a Restricted Subsidiary of us that was permitted to be incurred by another provision of this covenant "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (9)   the incurrence by our Unrestricted Subsidiaries of Non-recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of us that was not permitted by this clause (9);

          (10) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness arising from guarantees of Indebtedness of us or any Restricted Subsidiary or the agreements of us or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by us and our Restricted Subsidiaries in connection with such disposition;

          (11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

          (12) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness to the extent the proceeds thereof are deposited to defease the notes as described under the caption "—Legal Defeasance and Covenant Defeasance;"

          (13) [Intentionally Omitted];

          (14) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by workers' compensation claims and other statutory or regulatory obligations, self-insurance obligations, letters of credit, performance bonds, warranty or contractual service obligations or appeal bonds, in each case to the extent incurred in the ordinary course of business of us or such Restricted Subsidiary;

          (15) the incurrence by us or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed $50.0 million;

          (16) Guarantees and other Indebtedness or Disqualified Stock that constitute a Permitted Investment or a payment permitted under the covenant described under the caption "Restricted Payments;" and

          (17) the incurrence by us or any Restricted Subsidiary of subordinated unsecured Indebtedness to the extent the proceeds thereof are used to purchase notes pursuant to a Change of Control Offer.

        For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, we shall, in our sole discretion, classify (or later classify in whole or in part, in our sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by us. Indebtedness under Credit Facilities outstanding on the date of the indenture will not be deemed to have been incurred until the date of the application of the proceeds from the Spin-off and will be deemed to have been incurred on such date in reliance of the exception provided by clause (1) of the definition of Permitted Debt. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

  Liens

        We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any consensual Liens of any kind against or upon any of their respective property (including Capital Stock of a Restricted Subsidiary) or assets, whether owned at the closing of the offering or thereafter acquired, or any proceeds, income or profit therefrom that secure Senior Subordinated Indebtedness or Subordinated Obligations, unless:

          (1)   in the case of Liens securing Subordinated Obligations, the notes are secured by a Lien on such property (including Capital Stock of a Restricted Subsidiary), assets, proceeds, income or profit that is senior in priority to such Liens; and

          (2)   in the case of Liens securing Senior Subordinated Indebtedness, the notes are equally and ratably secured by a Lien on such property (including Capital Stock of a Restricted Subsidiary), assets, proceeds, income or profit.

        Notwithstanding the foregoing, no restriction will apply to:

  (1)
  Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

  (2)
  Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

  (3)
  Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  (4)
  encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (5)
  pledges or deposits by us or any of our Restricted Subsidiaries under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which we or any of our Restricted Subsidiaries is a party, or deposits to secure public or statutory obligations of us or any of our Restricted Subsidiaries or deposits of cash or United States government bonds to secure surety or appeal bonds to which we or any of our Restricted Subsidiaries is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

  (6)
  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligation;

  (7)
  leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights), which do not materially interfere with the ordinary conduct of the business of us or any of our Restricted Subsidiaries;

  (8)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  (9)
  Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

  (a)
  the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and

  (b)
  such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of us or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

  (10)
  Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

  (a)
  such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

  (b)
  such deposit account is not intended by us or any Restricted Subsidiary to provide collateral to the depository institution;

  (11)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by us and our Restricted Subsidiaries in the ordinary course of business;

  (12)
  Liens existing on the date of the indenture;

  (13)
  Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by us or any Restricted Subsidiary;

  (14)
  Liens on property at the time we or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into us or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by us or any Restricted Subsidiary;

  (15)
  Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to us or another Restricted Subsidiary;

  (16)
  Liens securing the Notes and Subsidiary Guarantees; and

  (17)
  any interest or title of a lessor under any Capitalized Lease Obligation or operating lease.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

          (2)   make loans or advances to us or any of our Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          (2)   the indenture, the notes and the Subsidiary Guarantees;

          (3)   applicable law;

          (4)   any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5)   customary non-assignment provisions in leases, intellectual property agreements and licenses entered into in the ordinary course of business and consistent with past practices;

          (6)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (7)   any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (8)   Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9)   Liens securing Indebtedness otherwise permitted to exist or be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

          (11) any agreement relating to a sale and leaseback transaction or Capital Lease Obligation, in each case, otherwise permitted by the indenture, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a sale and leaseback transaction or capital lease;

          (12) restrictions imposed in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or imposed by governmental agencies or authorities.

  Merger, Consolidation or Sale of Assets

        We may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1)   either: (a) we are the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of us under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

          (3)   immediately after such transaction no Default or Event of Default exists; and

          (4)   we or the Person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock."

        In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person.

        The entity or person formed by or surviving any consolidation or merger (if other than us) will succeed to, and be substituted for, and may exercise every right and power of us under the indenture, but, in the case of a lease of all or substantially all its assets, we will not be released from the obligation to pay the principal of and interest on the notes.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  Transactions with Affiliates

        We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

          (2)   We deliver to the trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any employment agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of us or such Restricted Subsidiary;

          (2)   transactions between or among us and/or our Restricted Subsidiaries;

          (3)   performance of all agreements in existence on the issue date of the indenture or to be entered into with GHC in connection with the Spin-off as contemplated in this prospectus and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement is not materially more disadvantageous to us or any of our Restricted Subsidiaries than the original agreement in effect on the date of the indenture;

          (4)   transactions in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (5)   transactions with a Person that is an Affiliate of us solely because we own an Equity Interest in such Person;

          (6)   any issuance of Equity Interests, securities or any other reasonable payments of compensation, retirement, disability, severance, employee benefit awards, incentive awards, director fees, reimbursement of expenses and indemnity to officers, directors and employees in the ordinary course of business;

          (7)   sales of Equity Interests (other than Disqualified Stock) to Affiliates of us;

          (8)   Permitted Investments;

          (9)   Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments;"

          (10) all transactions and agreements that are necessary to enter into in connection with, or as contemplated by, the Spin-off;

          (11) any reimbursement by a Permitted Joint Venture for the services of employees of us or any of our Restricted Subsidiaries and the provision of such services to such Permitted Joint Venture by us or our Restricted Subsidiaries, in either case, in the ordinary course of business; and

          (12) any reimbursement by a Permitted Joint Venture for pharmaceutical products provided by us or any of our Restricted Subsidiaries, which products were purchased pursuant to a pharmaceutical products supply agreement to which we or any of our Restricted Subsidiaries are a party.

  Additional Subsidiary Guarantees

        If we or any of our Restricted Subsidiaries acquire or create another Subsidiary after the date of the indenture that guarantees NeighborCare's Existing Credit Agreement, then that newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

  No Senior Subordinated Debt

        We will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any of our Senior Debt and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

  Business Activities

        We will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to us and our Subsidiaries, taken as a whole.

  Payments for Consent

        We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the Commission, so long as any notes are outstanding, we will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports;

provided, however, that we will not be required to furnish such information to the Holders to the extent such information is electronically filed with the Commission and is electronically available to the public free of cost.

        If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then either (i) the quarterly and annual financial information required by the preceding paragraph or (ii) a separate report furnished to the Holders will include a reasonably detailed presentation of our financial condition and results of operations and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries, as required by federal securities laws.

        In addition, following the consummation of the exchange offer described in this prospectus, whether or not required by the Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, we will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, to the extent such information is not electronically filed with the Commission and electronically available to the public free of cost.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)   default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes (whether or not prohibited by the subordination provisions of the indenture);

          (2)   default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the indenture);

          (3)   failure by us or any of our Restricted Subsidiaries to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

          (4)   failure by us or any of our Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions "—Certain Covenants—Restricted Payments," "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," "—Repurchase at the Option of Holders—Asset Sales" or "—Repurchase at the Option of Holders—Change of Control;"

          (5)   failure by us or any of our Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the indenture or the notes;

          (6)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

            (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

          (7)   failure by us or any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

          (8)   except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

          (9)   certain events of bankruptcy or insolvency described in the indenture with respect to us or any Restricted Subsidiaries that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest on the notes or Additional Interest.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the notes.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to November 15, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of us with the intention of avoiding the prohibition on redemption of the notes prior to

November 15, 2008, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

        We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

        No director, officer, employee, incorporator or shareholder of us or any Guarantor, as such, will have any liability for any obligations of us or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        We may, at our option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1)   the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

          (2)   our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and our and the Guarantors' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, we may, at our option and at any time, elect to have our obligations and Guarantors' released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   We must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

          (6)   we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the Holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding creditors of us or others; and

          (7)   we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any note;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any note payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

          (7)   waive a redemption payment with respect to any note (including a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

          (8)   release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9)   make any change in the preceding amendment and waiver provisions.

        Any amendment or supplement to the provisions of the indenture relating to the subordination or legal or covenant defeasance provisions that materially adversely affects the rights of the holders of Senior Debt then outstanding will require the consent of such holders of Senior Debt or the agent therefor, acting on their behalf.

        Notwithstanding the preceding, without the consent of any Holder of notes, we, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of our obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

          (4)   to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any Holder;

          (5)   to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (6)   to provide for the issuance of additional notes in accordance with the limitation set forth in the indentures;

          (7)   to release a Guarantor from its obligations under its Subsidiary Guarantee or the indenture in accordance with the terms of the indenture;

          (8)   to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes; and

          (9)   to evidence and provide the acceptance of the appointment of a successor Trustee under the indenture.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

            (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any Guarantor is a party or by which we or any Guarantor is bound;

          (3)   we have paid or caused to be paid (or deposited for payment as set forth above) all sums payable by it under the indenture; and

          (4)   we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of us or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the Commission for permission to continue or (iii) resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to NeighborCare, Inc., 601 East Pratt Street, 3rd Floor, Baltimore, Maryland 21202, Attention: Investor Relations.

Book-Entry, Delivery and Form

        The exchange notes will be issued in fully registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. All holders of exchange notes who exchanged their initial notes in the exchange offer will hold their interests through the global notes regardless of whether they purchased their interests pursuant to Rule 144A under the Securities Act or Regulation S.

        The Global Notes will be deposited upon issuance with the trustee as custodian for The Depositary Trust Company ("DTC"), in New York, New York, and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"), in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2)   we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may be exchanged for beneficial interests in any Global Note at any time.

Same Day Settlement and Payment

        We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or

Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Registration Rights; Additional Interest

        The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of these notes. See "—Additional Information."

        We, the Guarantors and the Initial Purchasers entered into the registration rights agreement on November 4, 2003. Pursuant to the registration rights agreement, we and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, we and the Guarantors will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

        If:

          (1)   we and the Guarantors are not

            (a)   required to file the Exchange Offer Registration Statement; or

            (b)   permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

          (2)   any Holder of Transfer Restricted Securities notifies us prior to the 20th day following consummation of the Exchange Offer that:

            (a)   it is prohibited by law or Commission policy from participating in the Exchange Offer; or

            (b)   that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

            (c)   that it is a broker-dealer and owns notes acquired directly from us or an affiliate of us.

        We and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

        We and the Guarantors will use our reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

        For purposes of the preceding, "Transfer Restricted Securities" means:

          (1)   each note and the related Guarantees, until the earliest to occur of:

            (a)   the date on which such note is exchanged in the Exchange Offer for an Exchange Note which is entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act;

            (b)   the date on which such note has been disposed of in accordance with a Shelf Registration Statement; or

            (c)   the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act and

          (2)   each Exchange Note and the related Guarantees acquired by a broker-dealer in exchange for a note acquired for its own account as a result of market making activities or other trading activities until the date on which such Exchange Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including the delivery of the prospectus contained therein).

The registration rights agreement provides that:

          (1)   we and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to April 30, 2004;

          (2)   we and the Guarantors will use our reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to July 15, 2004;

          (3)   unless the Exchange Offer would not be permitted by applicable law or Commission policy, we and the Guarantors will

            (a)   commence the Exchange Offer; and

            (b)   use our reasonable best efforts to issue on or prior to 45 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

          (4)   if obligated to file the Shelf Registration Statement, we and the Guarantors will use our reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises.

        If:

          (1)   we and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

          (2)   any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

          (3)   we and the Guarantors fail to consummate the Exchange Offer within 45 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

          (4)   the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then we and the Guarantors will pay Additional Interest to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder ("Additional Interest").

        The amount of the Additional Interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

        All accrued Additional Interest will be paid by us and the Guarantors on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

        Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

        Holders of notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify us and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of NeighborCare and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2)   the issuance of Equity Interests in any of NeighborCare's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (1)   any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million;

          (2)   a transfer of assets between or among NeighborCare and its Restricted Subsidiaries or between or among Restricted Subsidiaries;

          (3)   an issuance of Equity Interests by a Restricted Subsidiary to NeighborCare or to another Restricted Subsidiary;

          (4)   a sale, lease, transfer, conveyance or other distribution effected in compliance with the provisions described under the caption "Merger, Consolidation or Sale of Assets";

          (5)   a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments";

          (6)   the Spin-off and all transactions that are necessary or are contemplated to be performed in connection therewith;

          (7)   the sale or other disposition of cash or Cash Equivalents;

          (8)   the sale, lease, conveyance or other disposition of any property or assets recorded on the balance sheet as of June 30, 2003 of NeighborCare as being held for sale;

          (9)   a Permitted Asset Swap;

          (10) the subletting of real property in the ordinary course of business;

          (11) the sale, lease or other disposition or replacement of (i) accounts receivable in the ordinary course of business, or (ii) equipment, inventory or property that has become obsolete, worn out, damaged or no longer useful in the conduct of NeighborCare's business and that is disposed of in the ordinary course of business; and

          (12) any loans of equipment to customers of NeighborCare or any Restricted Subsidiary in the ordinary course of business for use with the products or services of NeighborCare or any Restricted Subsidiary.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation;

          (2)   with respect to a partnership, the board of directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   in the case of any other entity, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

          (6)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of NeighborCare and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Spin-off, and other than any such transaction where the Voting Stock of NeighborCare outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

          (2)   the adoption of a plan relating to the liquidation or dissolution of NeighborCare;

          (3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of NeighborCare, measured by voting power rather than number of shares;

          (4)   the first day on which a majority of the members of the Board of Directors of NeighborCare are not Continuing Directors; or

          (5)   NeighborCare consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, NeighborCare, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of NeighborCare or such other Person is converted into or exchanged for cash, securities or other property, other than the merger of GHC with and into NeighborCare if the Spin-off does not occur by February 27, 2004, and, other than any such transaction where the Voting Stock of NeighborCare outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

        "Commission" means the Securities and Exchange Commission.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1)   any "non-recurring" charges that would be permitted under Item 10 of Regulation S-K to be excluded from non-GAAP financial measures in any registration statement filed with the Commission; provided that such "non-recurring charges" are not included in the definition of "Consolidated Net Income"; plus

          (2)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4)   depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (5)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

        in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders; and

          (3)   the cumulative effect of a change in accounting principles will be excluded.

        "Consolidated Tangible Assets" means the total assets, less goodwill and other intangibles, shown on our most recent consolidated balance sheet, determined on a consolidated basis in accordance with GAAP less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the indenture in the book value of any asset (except any such intangible assets) owned by NeighborCare or any of its Restricted Subsidiaries.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of NeighborCare who:

          (1)   was a member of such Board of Directors on the date of the indenture; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Facilities" means one or more debt facilities or agreements (including, without limitation, NeighborCare's Existing Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced (including any agreement to increase the amount of available borrowings thereunder, extend the maturity thereof and add additional borrowers or guarantors) in whole or in part from time to time under the same or any other agent, lender or group of lenders.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-Cash Consideration" means the fair market value of total consideration received by NeighborCare or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer's certificate, setting forth the basis of such valuation, executed by NeighborCare's principal executive officer and principal financial officer, less the amount of cash or Cash Equivalents received in connection with the Asset Sale; provided, however, the total amount of Designated Non-Cash Consideration outstanding at one time does not exceed the greater of $25.0 million and 2.5% of Consolidated Tangible Assets.

        "Designated Senior Debt" means (i) any Indebtedness outstanding under NeighborCare's Existing Credit Agreement and (ii) any other Senior Debt permitted hereunder the principal amount of which is $50.0 million or more and that has been designated by NeighborCare as "Designated Senior Debt."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require NeighborCare to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that NeighborCare may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by NeighborCare after the date of the indenture.

        "Existing Indebtedness" means up to $296.7 million in aggregate principal amount of Indebtedness of NeighborCare and its Subsidiaries (other than Indebtedness under NeighborCare's Existing Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

        "Existing Preferred Stock" means NeighborCare's Series A Convertible Preferred Stock.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, but only if the outstanding Indebtedness that is Guaranteed or secured by a Lien is in the aggregate greater than $15.0 million; plus

          (4)   the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of NeighborCare (other than Disqualified Stock) or to NeighborCare or a Restricted Subsidiary of NeighborCare, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with Regulation S-X) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

          (2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

        "GHC" means Genesis HealthCare Corporation.

        "GHC Credit Agreement" means that certain Credit Agreement to be entered into by and among GHC, the Guarantors party thereto and the lenders from time to time party thereto, providing for a term loan and a revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time, whether or not with the same lenders or agent.

        "GHC Notes" means the notes issued by GHC under an indenture among GHC, the guarantors thereunder and The Bank of New York, as the trustee.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means each of:

          (1)   NeighborCare's Restricted Subsidiaries that guarantee NeighborCare's Existing Credit Agreement; and

          (2)   any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture; provided, however, that upon the release and discharge of any Person from its Subsidiary Guarantee in accordance with the indenture, such Person shall cease to be a Guarantor, and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

        Notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (2)   the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If NeighborCare or any Restricted Subsidiary of NeighborCare sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of NeighborCare such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of NeighborCare, NeighborCare will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments;" provided that NeighborCare shall not have been deemed to have made an Investment pursuant to the foregoing if NeighborCare shall have previously or concurrently therewith been deemed to have made an Investment in connection with such Equity Interest. The acquisition by NeighborCare or any Restricted Subsidiary of NeighborCare of a Person that holds an Investment in a third Person will be deemed to be an Investment by NeighborCare or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments;" provided that NeighborCare shall not have been deemed to have made an Investment pursuant to the foregoing if NeighborCare shall have previously or concurrently therewith been deemed to have made an Investment in connection with such acquisition.

        "Item 10 of Regulation S-K" means Item 10 of Regulation S-K as adopted by the Commission and in effect on the date hereof.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "NeighborCare's Existing Credit Agreement" means that certain Credit, Security, Guaranty and Pledge Agreement dated as of October 2, 2001, among NeighborCare, the guarantors referred to therein, the lenders referred to therein, First Union Securities, Inc. as Co-Lead Arranger, Goldman Sachs Credit Partners L.P. as Co-Lead Arranger and Syndication Agent, First Union National Bank as Administrative Agent and Collateral Agent, General Electric Capital Corporation as Collateral Monitoring Agent and Co-Documentation Agent and Citicorp USA, Inc. as Co-Documentation Agent, in existence on the date of this indenture, providing for up to $365 million of term loan borrowings and $150 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time, whether or not with the same lenders or agent.

        "NeighborCare's New Credit Agreement" means that certain Credit Agreement dated as of December 1, 2003 by and among NeighborCare, the Guarantors party thereto, the lenders from time to time party thereto, Wachovia Bank, National Association, as administrative agent, and General Electric Capital Corporation and ING Capital, LLC, as syndication agents, and LaSalle Bank National Association, as documentation agent providing for a $100.0 million revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time, whether or not with the same lenders or agent.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1)   any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

          (2)   any extraordinary gain, together with any related provision for taxes on such extraordinary gain; and

          (3)   any non-cash, "non-recurring" charges that would be permitted under Item 10 of Regulation S-K to be excluded from non-GAAP financial measures in any registration statement filed with the Commission.

        "Net Proceeds" means the aggregate cash proceeds received by NeighborCare or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale, all distributions and other payments required to be made to non-majority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-recourse Debt" means Indebtedness:

          (1)   as to which neither NeighborCare nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of NeighborCare or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3)   as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of NeighborCare or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Asset Swap" means sales, transfers or other dispositions of assets, including all of the outstanding Capital Stock of a Restricted Subsidiary, for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business having property or assets of a nature or type, or engaged in a business similar or related to the nature or type of the property and assets of, or business of, NeighborCare and the Restricted Subsidiaries existing on the date of such sale or other disposition.

        "Permitted Business" means the lines of business conducted by NeighborCare and its Restricted Subsidiaries and Permitted Joint Ventures on November 4, 2003 and the businesses reasonably related thereto.

        "Permitted Investments" means:

          (1)   any Investment in NeighborCare or in a Restricted Subsidiary of NeighborCare that is a Guarantor;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by NeighborCare or any Restricted Subsidiary of NeighborCare in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary of NeighborCare and a Guarantor; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NeighborCare or a Subsidiary of NeighborCare that is a Guarantor;

          (4)   Investments existing on the date of the indenture and any renewal or replacement thereof on terms and conditions not materially less favorable than that being renewed or replaced;

          (5)   Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time such Person merges or consolidates with NeighborCare or any of its Restricted Subsidiaries, in either case, in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or consolidation;

          (6)   Investments in purchase price adjustments, contingent purchase price payments or other earn-out obligations received in connection with Investments otherwise permitted under the indenture;

          (7)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or any transaction not constituting an Asset Sale by reason of the $10.0 million threshold contained in the definition thereof;

          (8)   any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of NeighborCare;

          (9)   any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (10) Hedging Obligations;

          (11) Investments not to exceed $40.0 million at any one time outstanding in Permitted Joint Ventures;

          (12) Investments represented by accounts receivable created or acquired in the ordinary course of business; intercompany Indebtedness to the extent permitted by the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business and Investments to secure participation in government reimbursement programs; Investments by any qualified or nonqualified benefit plan established by NeighborCare or its Restricted Subsidiaries made in accordance with the terms of such plan, or any Investments made by NeighborCare or any Restricted Subsidiary in connection with the funding thereof; loans or advances to employees (other than executive officers to the extent not in compliance with Section 402 of the Sarbanes-Oxley Act of 2002) made in the ordinary course of business consistent with past practices of NeighborCare or its Restricted Subsidiaries; and the extension of trade credit in the ordinary course of business;

          (13) Investments in any Subsidiary that constitutes a special purpose entity formed for the primary purpose of financing receivables or for the primary purpose of issuing trust preferred or similar securities in a transaction permitted by the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock";

          (14) Guarantees of a Restricted Subsidiary of NeighborCare given by NeighborCare or another Restricted Subsidiary of NeighborCare, in each case, in accordance with the terms of the indenture; and

          (15) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed the greater of $25.0 million or 5.0% of Consolidated Tangible Assets.

        "Permitted Joint Ventures" means any joint venture that NeighborCare or any Restricted Subsidiary or Unrestricted Subsidiary is a party to that is engaged in a Permitted Business, including without limitation, NeighborCare Pharmacy of Virginia, LLC, NeighborCare of New Hampshire, LLC, NeighborCare Home Medical Equipment of Md., LLC, PPS-GBMC Joint Venture, LLC and Pharmacy Services of Indiana, LLC.

        "Permitted Junior Securities" means:

          (1)   Equity Interests in NeighborCare or any Guarantor; or

          (2)   debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

        "Permitted Refinancing Indebtedness" means any Indebtedness of NeighborCare or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of NeighborCare or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that with respect to Permitted Refinancing Indebtedness of Existing Indebtedness, this clause (2) shall not apply;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)   such Indebtedness is incurred either by NeighborCare, a Guarantor or the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Replacement Assets" means assets used or useful in a Permitted Business or securities of a Person principally engaged in a Permitted Business who is a Restricted Subsidiary after the acquisition of such securities by NeighborCare or any of its Restricted Subsidiaries that, in each case, replace assets that were the subject of an Asset Sale.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Senior Debt" means:

          (1)   all Indebtedness of NeighborCare or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

          (2)   all Indebtedness of NeighborCare outstanding prior to the consummation of the Spin-off which is senior in right of payment to the Notes;

          (3)   any other Indebtedness of NeighborCare or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

          (4)   all Obligations with respect to the items listed in the preceding clauses (1) and (2).

        Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

          (1)   any liability for federal, state, local or other taxes owed or owing by NeighborCare;

          (2)   any Indebtedness of NeighborCare to any of its Subsidiaries or other Affiliates;

          (3)   any trade payables; or

          (4)   the portion of any Indebtedness that is incurred in violation of the indenture.

        "Senior Subordinated Indebtedness" means (i) with respect to NeighborCare, the notes and any other Indebtedness of NeighborCare that specifically provides that such Indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of NeighborCare which is not Senior Debt and (ii) with respect to any Guarantor, the note guarantees and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to have the same rank as the note guarantees in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Guarantor which is not Senior Debt.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Spin-off" means the one time dividend or distribution of all or substantially all of the Capital Stock of GHC to the shareholders of NeighborCare at or prior to February 27, 2004, provided that following such dividend or distribution, GHC's outstanding shares of common stock are traded on the Nasdaq National Market System or the New York Stock Exchange.

        "Spin-off Documents" means the separation and distribution agreement, the tax sharing agreement, the transition services agreement, the group purchasing agreement, the employee benefits agreement, the pharmacy services agreement, the pharmacy benefit management agreement and the durable medical equipment service agreement, in each case entered into on or before the closing date of the Spin-off between NeighborCare and GHC.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Obligation" means any Indebtedness of a party (whether outstanding on the date of the indenture or thereafter incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantee" means the Guarantee of the notes by each of the Guarantors pursuant to Article 12 of the indenture and in the form of the Guarantee endorsed on the form of note attached as Exhibit A to the indenture and any additional Guarantee of the notes to be executed by any Subsidiary of NeighborCare, pursuant to the covenant described above under the caption "—Additional Subsidiary Guarantees."

        "Unrestricted Subsidiary" means any Subsidiary of NeighborCare or any successor to any of them that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but, other than as permitted by clause (11) of the definition of "Permitted Investments," only to the extent that such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt;

          (2)   is not party to any agreement, contract, arrangement or understanding with NeighborCare or any Restricted Subsidiary of NeighborCare unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to NeighborCare or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of NeighborCare;

          (3)   is a Person with respect to which neither NeighborCare nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of NeighborCare or any of its Restricted Subsidiaries; and

          (5)   other than Permitted Joint Ventures, has at least one director on its Board of Directors that is not a director or executive officer of NeighborCare or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of NeighborCare or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of such Person as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of such Person as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," such Person will be in default of such covenant. The Board of Directors of such Person may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of such Person of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        All Permitted Joint Ventures shall be designated Unrestricted Subsidiaries unless otherwise so designated by NeighborCare. Notwithstanding anything to the contrary herein, GHC and our Subsidiaries that will be Subsidiaries of GHC after the Spin-off shall be deemed Unrestricted Subsidiaries unless otherwise so designated by NeighborCare.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding aggregate principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

        The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the "Code," U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.

        This discussion does not address all of the U.S. federal income tax consequences that may be relevant either to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. Moreover, neither the effect of any applicable state, local or foreign tax laws nor the possible application of federal estate and gift taxation or the alternative minimum tax is discussed. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the Code (generally, held for investment). If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of the notes. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash).

As used herein, "U.S. Holder" means a beneficial owner of the notes who or that is:

  •
  an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date and has elected to continue to be treated as a U.S. person.

        We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer or that any such position would not be sustained.

        HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING INITIAL NOTES FOR EXCHANGE NOTES TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

U.S. Holders

  Interest

        Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

        In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the notes. If we pay Additional Interest on the notes pursuant to the registration rights provisions or a premium pursuant to the optional redemption or change of control provisions, U.S. Holders will be required to recognize such amounts as income. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. As we believe that the likelihood that we will be obligated to make any such payments is remote, we do not intend to treat the potential payment of Additional Interest pursuant to the registration rights provisions or the potential payment of a premium pursuant to the optional redemption or change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a U.S. Holder, unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations, but is not binding on the IRS.

  Sale or Other Taxable Disposition of the Notes

        A U.S. Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer, as discussed below, or in a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder's income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted basis in a note generally will be the U.S. Holder's cost therefor, increased by any interest accrued but unpaid and decreased by any principal payments received by such holder. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of any capital loss is subject to limitation.

  Exchange Offer

        The exchange of the notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange for U.S. federal income tax purposes. See "Description of the Exchange Notes—Registration Rights; Additional Interest." As a result, (1) a U.S. Holder will not recognize a taxable gain or loss as a result of exchanging such holder's notes; (2) the holding period of the notes received should include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the notes received should be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

  Backup Withholding and Information Reporting

        Information reporting requirements will generally apply to payments of principal and interest on a note to a U.S. Holder, and to proceeds paid to a U.S. Holder from the sale or redemption of a note before maturity (collectively, "reportable payments"). The amount of any reportable payments, including interest, made to the record U.S. Holders of notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such U.S. Holders and to the IRS for each calendar year.

        Additionally, a U.S. Holder will be subject to a backup withholding tax upon the receipt of reportable payment if such holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements.

        Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. U.S. Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

  Definition of Non-U.S. Holders

        A non-U.S. Holder is a beneficial owner of the notes who or that is not currently a U.S. Holder and who is not, by reason of being either a U.S. expatriate or a former long-term resident, taxable under Section 877 of the Code.

  Interest Payments

        Except as otherwise described below, interest (and Additional Interest, if any) paid to a non-U.S. Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate), provided that:

  •
  interest paid on the notes is not effectively connected with the beneficial owner's conduct of a trade or business in the United States;

  •
  such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

  •
  such holder is not a controlled foreign corporation that is related to us through stock ownership;

  •
  such holder is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  either (1) the non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "U.S. person" within the meaning of the Code and provides its name and address (generally on IRS Form W-8BEN), or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a "U.S. person" and provides us or our paying agent with a copy of such statement or (3) the non-U.S. Holder holds its notes through a "qualified intermediary" and certain conditions are satisfied.

        Even if the above conditions are not met, a non-U.S. Holder may not be subject to withholding tax on interest if such non-U.S. Holder provides us with a properly executed (a) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under a tax treaty between the United States and the non-U.S. Holder's country of residence or (2) IRS Form W-8ECI (or substitute form) stating that the interest paid on the notes is not subject to withholding because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

        Special rules may apply to certain non-U.S. Holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and certain expatriates, that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  Sale or Other Taxable Disposition of the Notes

        Subject to the discussion of "—U.S. Trade or Business" below, a non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

  U.S. Trade or Business

        If interest or gain from a disposition of the notes is effectively connected with a non-U.S. Holder's conduct of a U.S. trade or business, or if an income tax treaty applies and the non-U.S. Holder maintains a U.S. "permanent establishment" to which the interest or gain is generally attributable, the non-U.S. Holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

  Backup Withholding and Information Reporting

        Information reporting and backup withholding generally do not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. Holder of a note if the holder has provided the required certification that it is not a U.S. person as described above. However, certain information reporting may still apply with respect to interest payments even if certification is provided. Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

  •
  a U.S. person;

  •
  a controlled foreign corporation for U.S. federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

        Payment of the proceeds from a disposition by a non-U.S. Holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner has provided the required certification that it is not a U.S. person as described above.

        Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a credit against the holder's U.S. federal income tax liability or may claim a refund, provided the required information is furnished timely to the IRS.

PLAN OF DISTRIBUTION

        If you are a broker-dealer and hold initial notes for your own account as a result of market-making activities or other trading activities and you receive exchange notes in exchange for initial notes in the exchange offer, then you may be a statutory underwriter and must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of these exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. Unless you are a broker-dealer, you must acknowledge that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of exchange notes. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale through the first anniversary of the consummation of the exchange offer or until all exchange notes have been sold, whichever period is shorter.

        Neither we nor any subsidiary guarantor will receive any proceeds in connection with the exchange offer or any sale of exchange notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer—Resales of Exchange Notes."

        Through the first anniversary of the consummation of the exchange offer or until all have been sold, whichever period is shorter, we will promptly send additional copies of this prospectus, as amended or supplemented, to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to our obligations in connection with the exchange offer, other than commissions and concessions of any broker dealer and, in certain instances any transfer taxes, and will indemnify the holders of initial notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters relating to the validity of the notes and the guarantees offered by this prospectus have been passed upon for us by Blank Rome LLP, Philadelphia, Pennsylvania.

EXPERTS

        The consolidated financial statements and financial statement schedule of NeighborCare, Inc. as of September 30, 2003 and 2002, and for each of the years in the three-year period ended September 30, 2003, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The report of KPMG, LLP contains an explanatory paragraph that refers to the Company's adoption of the provisions of Statements of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," SFAS No. 142 "Goodwill and Other Intangible Assets," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective September 30, 2001. Also, the Company adopted the provisions of SFAS No. 145, "Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections," effective October 1, 2002.

        The audit report also contains an explanatory paragraph that states that, on October 2, 2001, the Company consummated a Joint Plan of Reorganization (the "Plan") which had been confirmed by the United States Bankruptcy Court. The Plan resulted in a change in ownership of the Company and, accordingly, effective September 30, 2001 the Company accounted for the change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 30, 2001 is presented on a different cost basis than that as of and subsequent to September 30, 2001 and, therefore, is not comparable.

AVAILABLE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the SEC's website (http://www.sec.gov).

        In this prospectus, we "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this prospectus, and information that we file at a later date with the SEC will automatically update and supersede the information contained in and incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this prospectus (other than current reports furnished under Item 9 or Item 12 of Form 8-K), until the expiration date of the exchange offer:

  •
  Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as amended;

  •
  Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, as amended;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

  •
  Current Reports on Form 8-K filed with the SEC on October 10, 2003, December 5, 2003, December 9, 2003 (as amended January 30, 2004), December 22, 2003, April 16, 2004, May 3, 2004 and May 12, 2004.

        You may request a copy of these filings at no cost (excluding exhibits), by writing or telephoning us at: 601 East Pratt Street, 3rd Floor, Baltimore, Maryland 21202, Attention: Investor Relations, telephone: (410) 528-7300.

 NEIGHBORCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2004	September 30, 2003
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$91,338	$132,726
Restricted investments in marketable securities	—	29,320
Accounts receivable, net of allowance of $13.3 million and $48.6 million, respectively	209,095	366,886
Inventory	66,360	66,747
Prepaid expenses and other current assets	47,978	89,918

Total current assets	414,771	685,597
Property, plant and equipment, net	76,863	751,996
Restricted investments in marketable securities	—	61,271
Notes receivable and other investments	—	19,252
Other long-term assets	19,162	62,052
Identifiable intangible assets, net	12,226	20,866
Goodwill	339,270	337,695

Total assets	$862,292	$1,938,729

LIABILITIES
Current liabilities
Current portion of long-term debt	$4,288	$20,135
Accounts payable and accrued expenses	101,422	214,689
Income taxes payable	—	4,116

Total current liabilities	105,710	238,940
Long-term debt	253,994	591,484
Deferred income taxes	12,084	50,022
Other long-term liabilities	16,461	84,930

Total liabilities	388,249	965,376
Minority interest	9,592	10,359
Redeemable preferred stock	—	46,831
SHAREHOLDERS' EQUITY	464,451	916,163

Total liabilities and shareholders' equity	$862,292	$1,938,729

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

 NEIGHBORCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(in thousands except per share amounts)

	Six Months Ended March 31,
	2004	2003
	(unaudited)
Net revenues	$695,040	$602,037
Cost of revenues	544,256	464,457

Gross profit	150,784	137,580
Selling, general and administrative	96,479	108,907
Depreciation and amortization	12,156	15,263
Strategic planning, severance and other operating items	42,701	(1,871)

Operating income (loss)	(552)	15,281
Interest expense, net	10,207	7,217
Other expense	2,317	2,130

Income (loss) before income tax provision (benefit)	(13,076)	5,934
Income tax provision (benefit)	(7,143)	7,447

Loss from continuing operations	(5,933)	(1,513)
Income from discontinued operations, net of taxes	8,435	19,463

Net income	2,502	17,950
Preferred stock dividends	—	1,349

Net income available to common shareholders	$2,502	$16,601

Other comprehensive income:
Unrealized loss on marketable securities	—	(29)
Termination and fair value change of derivative instruments, net	—	(1,561)

Comprehensive income	$2,502	$15,011

Per common share data
Basic
Loss from continuing operations	$(0.14)	$(0.07)
Income from discontinued operations	$0.20	$0.47
Net income available to common shareholders	$0.06	$0.40
Weighted average shares outstanding	42,010	41,595
Diluted
Loss from continuing operations	$(0.14)	$(0.07)
Income from discontinued operations	$0.20	$0.47
Net income available to common shareholders	$0.06	$0.40
Weighted average shares outstanding	42,010	41,595

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

 NEIGHBORCARE, INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended March 31,
	2004	2003
	(unaudited)
Cash flows from operating activities
Net income available to common shareholders	$2,502	$16,601
Net charges included in operations not requiring funds	26,412	63,019
Changes in operating assets and liabilities
Change in accounts receivable, net	(39,986)	(22,742)
Change in accounts payable and accrued expenses	79,671	(7,622)
Receipt of break-up fee, net of costs	—	10,580
Other, net	(33,384)	3,768

Net cash provided by operating activities	35,215	63,604
Cash flows from investing activities
Capital expenditures	(16,545)	(26,952)
Purchase of pharmacy assets	(3,969)	—
Other, net	(33,432)	29,233

Net cash (used in) provided by investing activities	(53,946)	2,281
Cash flows from financing activities
Distributions of cash to GHC	(72,161)	—
Funds received from GHC for debt financing	353,001	—
Repayment of long-term debt	(556,285)	(63,496)
Proceeds from issuance of long-term debt, net of debt issuance costs	240,804	—
Repurchase of common stock	—	(16,938)
Other	11,984	—

Net cash used in financing activities	(22,657)	(80,434)
Net decrease in cash and cash equivalents	(41,388)	(14,549)
Cash and cash equivalents at beginning of period	132,726	148,030

Cash and cash equivalents at end of period	$91,338	$133,481

Non-cash investing and financing activities
Distribution of net assets to GHC	(437,157)	—
Conversion of preferred stock	(46,831)	—

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

 NeighborCare, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements

1.     Background and Basis of Presentation

        NeighborCare, Inc. (formerly named Genesis Health Ventures, Inc.) was incorporated in May 1985 as a Pennsylvania corporation. As used herein, unless the context otherwise requires, "NeighborCare," or the "Company," "we," "our" or "us" refers to NeighborCare, Inc. and its subsidiaries.

        NeighborCare is the third largest provider of institutional pharmacy services in the United States. As of March 31, 2004, NeighborCare provided pharmacy services for approximately 256,000 beds in long-term care facilities in 32 states and the District of Columbia. The Company's pharmacy operations consist of 65 institutional pharmacies (five are jointly-owned), 33 community-based professional retail pharmacies (two are jointly-owned) and 20 on-site pharmacies which are located in customers' facilities and serve only customers of that facility. In addition, NeighborCare operates 16 home infusion, respiratory and medical equipment distribution centers (four are jointly-owned). Jointly-owned facilities and the operations conducted therein are part of joint ventures which are owned by NeighborCare and at least one other unaffiliated party.

        On December 1, 2003, the Company completed the distribution (the "spin-off") of the common stock of Genesis Healthcare Corporation ("GHC"), previously reported as the inpatient services division of the Company. On December 2, 2003, the Company changed its name to NeighborCare, Inc. The spin-off was effected by way of a pro-rata tax free distribution of the common stock of GHC to holders of NeighborCare's common stock on December 1, 2003 at a rate of 0.5 shares of GHC stock for each share of NeighborCare, Inc. common stock owned as of October 15, 2003.

        In general, pursuant to the terms of the separation and distribution agreement between NeighborCare and GHC, all assets of the inpatient services business prior to the date of the spin-off became assets of GHC. The separation and distribution agreement also provides for assumptions of liabilities and cross-indemnities arising out of or in connection with the inpatient services business to GHC and all liabilities arising out of or in connection with the pharmacy services business to NeighborCare. In addition, GHC will indemnify NeighborCare for liabilities relating to the past inpatient services business. As a result of the spin-off, the Company's financial statements have been reclassified to reflect GHC as discontinued operations in the condensed consolidated statements of operations for all periods presented.

        On November 4, 2003, in anticipation of the spin-off, the Company refinanced all of its remaining long-term debt through the issuance of $250 million aggregate principal amount of its 6.875% senior subordinated notes due 2013 and through proceeds received from GHC in accordance with its issuance in October 2003 of $225 million aggregate principal amount of 8% senior subordinated notes due 2013.

        In order to facilitate the transition to two separate publicly traded companies, NeighborCare and GHC have entered into certain agreements that, among other things, will govern the ongoing relations between NeighborCare and GHC. These agreements include a tax sharing agreement, a transition services agreement, a pharmacy services agreement, a Tidewater membership agreement, employee benefit and pharmacy management agreements, and a master agreement for specialty beds and oxygen concentrators. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Transactions and Events—Agreements with GHC" for more detail regarding the Company's agreements with GHC.

        The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of NeighborCare's management, the unaudited condensed consolidated financial statements include all necessary adjustments consisting of normal recurring accruals and adjustments for a fair presentation of the financial position and results of operations for the periods presented. Certain reclassifications have been made to the prior year's financial statements to conform to the current year's presentation.

        For further information, refer to the audited consolidated financial statements and notes included herein.

2.     Significant Accounting Policies

  Management's Use of Estimates

        An accounting policy is considered to be significant if it is important to the Company's financial condition and results of operations, and requires significant judgment and estimates on the part of management in its application. Significant accounting estimates and the related assumptions are evaluated periodically as conditions warrant, and changes to such estimates are recorded as new information or changed conditions require revision. Application of certain accounting policies requires management's significant judgments, often as the result of the need to make estimates of matters that are inherently uncertain. If actual results were to differ materially from the estimates made, the reported results could be materially affected. The following represent significant accounting policies requiring the use of estimates:

  •
  Allowance for Doubtful Accounts;

  •
  Inventories;

  •
  Manufacturer Rebates;

  •
  Revenue Recognition / Contractual Allowances; and

  •
  Long-lived Asset Impairments.

        Senior management has reviewed these significant accounting policies and estimates with the Company's audit committee. During the current quarter, there were no material changes made to the estimates or methods by which estimates are derived with regard to the significant accounting policies of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Significant Accounting Policies" for more detail regarding the Company's significant accounting policies.

  Cost of Revenues

        Costs of revenues include the net product costs of pharmaceuticals sold and direct charges attributable to providing revenue-generating services. This presentation is applicable to NeighborCare, Inc. as all of the revenues generated from operations are derived from pharmacy services. This presentation was not applicable in prior periods as the revenues from operations were inclusive of both pharmacy and inpatient services and a gross profit presentation was not indicative of the Company's gross margin. As such, prior periods have been reclassified to reflect this presentation.

  Stock Option Accounting

        In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" (SFAS 148). SFAS 148 amends the transition and disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). As permitted by SFAS 148, the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its plans. Had the Company determined compensation cost based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company's net income (loss) would have been changed to the pro forma amounts indicated below (in thousands):

	Six months ended
	March 31, 2004	March 31, 2003
Net income available to common shareholders—as reported	$2,502	$16,601
Add stock-based compensation expense included in net income as reported, net of tax effect	262	—
Deduct stock-based compensation expense determined under the fair-value-based method for all awards, net of tax effect	(2,849)	(2,463)

Net income (loss) available to common shareholders—pro forma	(85)	14,138

Earnings per share:
Basic—as reported	$0.06	$0.40
Basic—pro forma	0.00	0.34
Diluted—as reported	0.06	0.40
Diluted—pro forma	0.00	0.34

        The fair value of stock options granted during the three and six month periods ended March 31, 2004 and 2003, respectively, is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 2004 and 2003:

	Six months ended
	March 31, 2004	March 31, 2003
Volatility	51.82%	48.04%
Expected life (in years)	5.0	7.3
Rate of return	3.13%	3.57%
Dividend yield	0.00%	0.00%

  Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" as subsequently revised December 2003 (FIN 46R). FIN 46R defines a variable interest entity as an entity that either (a) has equity investors that lack sufficient controlling interest, including the ability to absorb the entity's expected future gains or losses, or (b) has equity investors that lack sufficient financial resources to support the entity and its activities without the financial support of another entity. FIN 46R requires that a variable interest entity should be consolidated by the company that bears the majority of the risk of future losses of the variable interest entity or is entitled to the majority of the expected returns of the variable interest entity, or both. The Company adopted FIN 46R as of October 1, 2003 and there has been no material effect to the financial position or operating results as a result of such adoption.

3.     Discontinued Operations

        Effective December 1, 2003, NeighborCare completed its plan of disposition for GHC through a distribution of GHC common stock to NeighborCare's shareholders of record as of October 15, 2003 in the form of a tax-free spin-off as described in Note 1.

        In the normal course of business, NeighborCare evaluates the performance of its operating units, with an emphasis on selling or closing under-performing or non-strategic assets. On September 30,

2001, the Company adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). Under SFAS 144, discontinued businesses, including assets held for sale or distributed to shareholders, are removed from the results of continuing operations. The results of operations in both the current and prior year periods are classified as discontinued operations in the unaudited condensed consolidated statements of operations.

        The following table sets forth the components of income from discontinued operations for the six months ended March 31, 2004 and 2003 (in thousands):

	Six months ended
	March 31, 2004	March 31, 2003
Net revenues of GHC	$250,927	$715,027
Net operating income of GHC	16,450	35,227
Net operating loss of other units	—	(513)

Income from discontinued operations before interest and taxes	16,450	34,714
Interest expense allocation	2,467	10,132
Income tax expense	5,548	5,119

Net income from discontinued operations	$8,435	$19,463

4.     Strategic Planning, Severance and Other Operating Items

        NeighborCare has incurred costs that are directly attributable to the Company's transforming to a pharmacy-based business and certain of its short-term strategic objectives. These costs are segregated in the unaudited condensed consolidated statements of operations as "Strategic planning, severance and other operating items." A summary of these costs for the six months ended March 31, 2004 follows (in thousands):

		Six Months Ended March 31, 2004
	Accrued at September 30, 2003				Accrued at March 31, 2004
		Provision	Paid	Non-Cash
Employee contract termination, transaction completion bonuses, severance and related costs	$1,000	$11,656	$9,387	$833	$2,436
Strategic planning and other items	2,160	31,045	18,064	6,112	9,029

Total	$3,160	$42,701	$27,451	$6,945	$11,465

        Strategic planning, severance and other operating items for the six months ended March 31, 2004 relate primarily to legal, professional and other fees incurred to complete the spin-off transaction of $17.5 million; costs incurred pursuant to the termination provisions of employment contracts and transaction completion bonuses with NeighborCare and GHC executives of $9.0 million; costs incurred to extinguish long-term debt and related obligations in connection with the spin-off of $14.5 million; and severance and related costs incurred pursuant to the Company's corporate and regional consolidations in the second quarter of fiscal 2004 of $1.7 million. Debt extinguishment costs represent the write-off of unamortized deferred financing costs of $5.9 million, consent fees required to eliminate the Company's commitments under GHC debt of $5.0 million and the settlement of interest rate swap arrangements related to debt extinguishment of $3.6 million. The majority of the amounts accrued at March 31, 2004 are expected to be paid during the third and fourth quarters of fiscal 2004.

        Strategic planning, severance and other operating items for the six months ended March 31, 2003 are primarily attributable to the Company entering into a termination and settlement agreement with

Omnicare, Inc. whereby the Company agreed to terminate a merger agreement it had entered into with NCS Healthcare, Inc., a provider of institutional pharmacy services. Pursuant to the termination and settlement agreement, the Company agreed to terminate the merger agreement with NCS and Omnicare agreed to pay the Company a $22.0 million break-up fee. On December 16, 2002, the Company terminated the merger agreement. The Company recognized the break-up fee net of $11.8 million of financing, legal and other costs directly attributable to the proposed merger with NCS. The Company collected $6.0 million of the break-up fee in December 2002, with the remaining $16.0 million received in January 2003. The net gain was offset by severance and related costs associated with the resignation of Richard R. Howard, the Company's former vice-chairman, of approximately $4.8 million. The remaining $3.5 million of strategic planning and other operating items for the period primarily relate to consulting and other professional fees.

5.     Long-Term Debt

        Long-term debt at March 31, 2004 and September 30, 2003 consists of the following (in thousands):

	March 31, 2004	September 30, 2003
Secured debt
Senior Credit Facility
Term Loan	$—	$246,875
Delayed Draw Term Loan	—	68,162

Total Senior Credit Facility	—	315,037
Senior Secured Notes	—	240,176
Senior Subordinated Notes due 2013	250,000	—
Capital leases and other secured debt	8,282	56,406

Total debt	258,282	611,619
Less:
Current installments of capital leases and other secured debt	(4,288)	(20,135)

Long-term debt	$253,994	$591,484

        During the quarter ended December 31, 2003, the Company repaid substantially all of its existing long-term debt using the proceeds of the Company's $250 million senior subordinated notes offering and GHC's $225 million senior subordinated notes offering.

6.     Guarantor Subsidiaries and Condensed Consolidated Financial Statements

        The Company's $250 million senior subordinated notes due 2013 as previously discussed are fully and unconditionally guaranteed on a joint and several basis by certain 100% owned subsidiaries of the Company (Guarantors). Those subsidiaries who do not guarantee the notes consist of the joint ventures in which NeighborCare has a greater than 50% share in the equity and earnings thereof (Non-Guarantors). Separate financial statements of the guarantor subsidiaries have not been prepared because management believes it would not be material to investors. The following tables present the condensed consolidating financial statements of NeighborCare, Inc. (Parent), the guarantor subsidiaries and the non-guarantor subsidiaries:

Consolidating Balance Sheets
March 31, 2004
(in thousands)

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Accounts receivable, net	$146,235	$170,274	$17,504	$(124,918)	$209,095
Other current assets	125,465	66,122	14,089	—	205,676
Property, plant and equipment, net	16,223	53,047	7,593	—	76,863
Investment in subsidiaries	24,353	1,256	—	(25,115)	494
Goodwill	331,024	5,988	2,258	—	339,270
Other long-term assets	26,480	4,347	67	—	30,894

	$669,780	$301,034	$41,511	$(150,033)	$862,292

Liabilities and shareholders' equity
Accounts payable and accrued expenses	$50,362	$169,122	$6,856	$(124,918)	$101,422
Current portion of long-term debt	4,263	—	25	—	4,288
Long-term debt less current portion	252,508	289	1,197	—	253,994
Other non-current liabilities	38,137	—	—	—	38,137
Shareholders' equity	324,510	131,623	33,433	(25,115)	464,451

	$669,780	$301,034	$41,511	$(150,033)	$862,292

Consolidating Balance Sheets
September 30, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Accounts receivable, net	$777,592	$155,782	$213,111	$(779,599)	$366,886
Other current assets	186,884	61,069	70,758	—	318,711
Property, plant and equipment, net	14,687	51,682	685,627	—	751,996
Investment in subsidiaries	25,435	1,088	10,058	(27,759)	8,822
Goodwill	330,975	1,509	5,211	—	337,695
Other long-term assets	64,300	3,604	86,715	—	154,619

	$1,399,873	$274,734	$1,071,480	$(807,358)	$1,938,729

Liabilities and shareholders' equity
Accounts payable and accrued expenses	$29,786	$117,386	$851,232	$(779,599)	218,805
Current portion of long-term debt	18,069	—	2,066	—	20,135
Long-term debt less current portion	545,224	340	45,920	—	591,484
Other non-current liabilities	152,918	9,856	29,368	—	192,142
Shareholders' equity	653,876	147,152	142,894	(27,759)	916,163

	$1,399,873	$274,734	$1,071,480	$(807,358)	$1,938,729

Consolidating Statements of Operations
Six months ended
March 31, 2004
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Net revenues	$677	$619,187	$75,176	$695,040
Cost of revenues	—	489,582	54,674	544,256

Gross profit	677	129,605	20,502	150,784
Operating Expenses	67,390	72,916	11,030	151,336
Interest expense, net	9,929	171	107	10,207
Other expense (income)	2,665	(348)	—	2,317

Income (loss) before income taxes	(79,307)	56,866	9,365	(13,076)
Income tax provision (benefit)	(7,145)	2	—	(7,143)

Income (loss) from continuing operations	(72,162)	56,864	9,365	(5,933)
Income from discontinued operations	8,435	—	—	8,435

Net income (loss)	$(63,727)	$56,864	$9,365	$2,502

Consolidating Statements of Operations
Six months ended
March 31, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Net revenues	$98	$536,636	$65,303	$602,037
Cost of revenues	—	417,855	46,602	464,457

Gross profit	98	118,781	18,701	137,580
Operating Expenses	39,483	72,611	10,205	122,299
Interest expense, net	7,292	(180)	105	7,217
Other expense (income)	2,406	(276)	—	2,130

Income before income taxes	(49,083)	46,626	8,391	5,934
Income tax provision	6,855	592	—	7,447

Income from continuing operations	(55,938)	46,034	8,391	(1,513)
Income from discontinued operations	19,463	—	—	19,463

Net income (loss)	$(36,475)	$46,034	$8,391	$17,950

Consolidating Statements of Cash Flows
Six months ended
March 31, 2004
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Cash flow from operating activities	$(17,567)	$29,164	$23,618	$35,215
Cash flow from investing activities	(11,704)	(8,810)	(33,432)	(53,946)
Cash flow from financing activities	(32,002)	(70)	9,415	(22,657)

Consolidating Statements of Cash Flows
Six months ended
March 31, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Cash flow from operating activities	$(35,133)	$64,035	$34,702	$63,604
Cash flow from investing activities	5,909	(7,689)	4,061	2,281
Cash flow from financing activities	(61,795)	283	(18,922)	(80,434)

7.     Earnings (Loss) Per Share

        The following table sets forth the computation of basic and diluted earnings (loss) per share for the six month periods ended March 31, 2004 and 2003 (in thousands, except per share data):

	Six months ended
	March 31, 2004	March 31, 2003
Earnings:
Basic and diluted calculation:
Income (loss) from continuing operations	$(5,933)	$(2,862)
Income from discontinued operations	8,435	19,463

Net income available to common shareholders	$2,502	$16,601

Shares:
Weighted average shares outstanding — basic	42,010	41,595
Assumed conversion of preferred stock	—	—
Dilutive effect of outstanding stock options	—	—

Weighted average shares outstanding — diluted	42,010	41,595

Per common share data:
Basic:
Income (loss) from continuing operations	$(0.14)	$(0.07)
Income from discontinued operations	0.20	0.47
Net income available to common shareholders	0.06	0.40
Diluted:
Income (loss) from continuing operations	$(0.14)	$(0.07)
Income from discontinued operations	0.20	0.47
Net income available to common shareholders	0.06	0.40

        Basic earnings per share is calculated by dividing earnings (numerator) by the weighted average number of shares of common stock outstanding during the respective reporting period (denominator). Included in the calculation of basic weighted average shares for the current quarter and year to date periods are approximately 260,000 shares to be issued in connection with the joint plan of reorganization confirmed by the bankruptcy court.

        Diluted earnings per share is calculated in a manner consistent with basic earnings per share except, where applicable, the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options and also the assumed conversion of preferred stock. For the three months ended March 31, 2003 and the six months ended March 31, 2004 and 2003, basic and diluted shares outstanding are the same because the Company reported a net loss from continuing operations for the periods; thus, the effect of including the additional shares from such assumed exercise and conversion would be anti-dilutive.

8.     Segment Information

        The Company's principal operating segments are identified by the types of products and services from which revenues are derived and are consistent with the reporting structure of the Company's internal organization. The Company has two reportable segments: institutional pharmacy business and corporate and other.

        The institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care facilities, including skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. The Company also provides pharmacy consulting services to assure proper and effective drug therapy, including monitoring and reporting on prescription drug therapy and assisting the facility in compliance with applicable federal and state regulations.

        Summarized financial information concerning the Company's reportable segments is shown in the following table for the current quarter, compared with the same period last year. The table has been reclassified to reflect the spin-off of GHC, the previously reported "Inpatient Services" segment. The "Corporate and Other" category of operations represents operating information of business units below the prescribed quantitative thresholds under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Revenues from these business units are primarily derived from the Company's community-based professional pharmacy business, home infusion, respiratory and medical equipment business and long-term care group purchasing business (Tidewater). The "Corporate and Other" category also consists of the Company's corporate general and administrative function, for which there is generally no revenue generated.

        This approach to segment reporting is consistent with the Company's internal financial reporting and the information used by the chief operating decision makers regarding the performance of the reportable and non-reportable segments. The accounting policies of the segments are the same as those of the consolidated organization.

	Institutional Pharmacy	Corporate and Other	Consolidated
	(in thousands)
Six months ended March 31, 2004
Net revenues	$585,047	$109,993	$695,040
Gross profit	115,818	34,966	150,784
Operating income (loss)	55,094	(55,646)	(552)
Six months ended March 31, 2003
Net revenues	$495,985	$106,052	$602,037
Gross profit	102,548	35,032	137,580
Operating income (loss)	42,230	(26,949)	15,281
Total assets as of
March 31, 2004	$181,236	$681,056	$862,292
September 30, 2003	192,149	1,746,580	1,938,729

9.     Guarantees

        In December 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. As of March 31, 2004, the Company had guaranty obligations related to various leases and subleases entered into by GHC, the former inpatient services business of NeighborCare. These obligations remained with NeighborCare following the spin-off and certain of these guarantees were not assigned under the separation and distribution agreement. The guarantees secure the payment of annual rents due to lessors for various long-term care facilities and specialized nursing centers. The nature of the guarantees only require cash payment in the event of default by GHC and does not guarantee residual values of the leased properties, and as such, no initial liability was recorded. The obligations in the aggregate require the guarantee of future lease payments of $6.0 million for the remainder of fiscal 2004, $5.8 million in fiscal 2005, $5.6 million in fiscal 2006, $4.6 million in fiscal 2007 and $4.2 million thereafter. Remaining annual rents for these guaranteed leases and subleases that are not indemnified by GHC aggregate $4.2 million annually through March 2, 2009.

10.   Acquisition

        On January 22, 2004, the Company completed the acquisition of certain of the assets of Texas Long-Term Care Pharmacy Services, LLC. The aggregate purchase price for the assets was approximately $5.7 million, of which $3.9 million was paid in cash on that date. Of the total purchase price, $4.5 million was recorded as goodwill and $0.4 million was recorded as a covenant not-to-compete.

11.   Income Taxes

        The Company's provision (benefit) for income taxes from continuing operations for the three months ended March 31, 2004 and 2003 and the six months ended March 31, 2004 and 2003 was $6.7 million, 2.0 million, $(7.1) million and $7.4 million, respectively. The income tax benefit of any NOL carryforward utilization will be applied first as a reduction to goodwill and, thereafter, as a direct addition to paid in capital, pursuant to Statement of Position (SOP) No. 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," at such time it is assured.

12.   Preferred Stock Conversion

        Effective December 16, 2003, the Company's board of directors exercised its option for mandatory conversion of the Series A preferred stock, at a per share conversion price of $12.60 (as adjusted from $20.33 in connection with the spin-off), into 3,464,255 shares of NeighborCare, Inc. common stock pursuant to the terms of the Company's amended and restated articles of incorporation, as amended. Prior to December 16, 2003, 38,377 shares of Series A preferred stock were voluntarily converted into 293,643 shares of the Company's common stock. The Series A preferred stock is reflected in the September 30, 2003 balance sheet under redeemable preferred stock.

13.   Changes in Shareholders' Equity

        The rollforward of shareholders' equity is as follows (in thousands):

Balance at September 30, 2003	$916,163
Conversion of preferred stock	46,831
Distribution to shareholders of common stock of GHC	(509,318)
Other	8,273
Net income	2,502

Balance at March 31, 2004	$464,451

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
NeighborCare, Inc.:

        We have audited the accompanying consolidated balance sheets of NeighborCare, Inc. and subsidiaries (the "Company") as of September 30, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended September 30, 2003. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NeighborCare, Inc. and subsidiaries as of September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2003, in conformity with U.S. generally acccepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        The Company adopted the provisions of Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective September 30, 2001, as discussed in note 3. Also, the Company adopted the provisions of SFAS No. 145, Recession of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective October 1, 2002 as discussed in note 1.

        As described in note 3 to the consolidated financial statements, on October 2, 2001 the Company consummated a Joint Plan of Reorganization (the "Plan"), which had been confirmed by the United States Bankruptcy Court. The Plan resulted in a change in ownership of the Company and, accordingly, effective September 30, 2001, the Company accounted for the change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 30, 2001, is presented on a different cost basis than that as of and subsequent to September 30, 2001, and, therefore, is not comparable.

                      /s/ KPMG, LLP

Baltimore, Maryland
April 29, 2004

NEIGHBORCARE, INC.
CONSOLIDATED BALANCE SHEETS

	Successor Company
	September 30, 2003	September 30, 2002
	(in thousands, except share and per share data)
Assets
Current assets
Cash and equivalents	$132,726	$148,030
Restricted investments in marketable securities	29,320	20,542
Accounts receivable, net allowance for doubtful accounts of $48,628 in 2003 and $55,791 in 2002	366,886	369,969
Inventory	66,747	64,734
Prepaid expenses and other current assets	89,918	117,988

Total current assets	685,597	721,263
Property, plant and equipment, net	751,996	795,928
Restricted investments in marketable securities	61,271	65,605
Notes receivable and other investments	19,252	17,034
Other long-term assets	53,230	34,008
Investments in unconsolidated affiliates	8,822	14,143
Identifiable intangible assets, net	20,866	25,795
Goodwill	337,695	336,701

Total assets	$1,938,729	$2,010,477

Liabilities and Shareholders' Equity
Current liabilities
Current installments of long-term debt	$20,135	$40,744
Accounts payable	58,435	80,248
Accrued expenses	29,493	28,723
Current portion of self-insurance liability reserves	29,320	20,542
Accrued compensation	92,774	91,546
Accrued interest	4,667	5,517
Income taxes payable	4,116	4,937

Total current liabilities	238,940	272,257
Long-term debt	591,484	648,939
Deferred income taxes	50,022	37,191
Self-insurance liability reserves	37,093	36,551
Other long-term liabilities	47,837	48,989

Total liabilities	965,376	1,043,927

Minority interests	10,359	7,662
Redeemable preferred stock, including accrued dividends	46,831	44,765
Commitments and contingencies
Shareholders' equity
Common stock—par $0.02, 200,000,000 authorized, 41,813,603 and 39,872,740 issued, 39,514,351 and 39,872,740 outstanding, and 260,493 and 811,153 to be issued at September 30, 2003 and 2002, respectively	842	830
Additional paid-in-capital	853,540	843,625
Retained earnings	101,290	71,303
Accumulated other comprehensive loss	(3,301)	(1,635)
Treasury stock	(36,208)	—

Total shareholders' equity	916,163	914,123

Total liabilities and shareholders' equity	$1,938,729	$2,010,477

See accompanying Notes to Consolidated Financial Statements.

NEIGHBORCARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor Company Years ended September 30,
			Predecessor Company Year ended September 30, 2001
	2003	2002
	(in thousands, except share and per share data)
Net revenues	$1,243,857	$1,136,737	$1,047,883
Cost of revenues	961,978	881,583	817,881

Gross profit	281,879	255,154	230,002
Selling, general and administrative	212,551	208,986	253,341
Depreciation and amortization	31,631	30,040	37,142
Strategic planning, severance and other operating items	27,156	21,498	—
Net gain from break-up fee and other settlements	(10,014)	(21,747)	—
Debt restructuring and reorganization costs and net (gain) on debt discharge	—	2,570	(1,028,435)

Operating income	20,555	13,807	967,954
Interest expense, net	14,358	17,186	45,188
Other expense	4,289	3,061	1,802

Income before income tax provision (benefit)	1,908	(6,440)	920,964
Income tax provision (benefit)	(2,048)	(12,699)	—

Income from continuing operations	3,956	6,259	920,964
Income (loss) from discontinued operations, net of taxes	28,732	66,507	(628,867)

Net income	32,688	72,766	292,097
Preferred dividends	2,701	2,599	45,623

Net income available to common shareholders	$29,987	$70,167	$246,474

Per common share data:
Basic:
Income from continuing operations	$0.03	$0.09	$18.00
Income (loss) from discontinued operations	$0.71	$1.61	$(12.93)
Net income available to common shareholders	$0.74	$1.70	$5.07
Weighted average shares	40,756	41,226	48,641

Diluted:
Income from continuing operations	$0.03	$0.09	$18.00
Loss from discontinued operations	$0.71	$1.61	$(12.93)
Net income available to common shareholders	$0.74	$1.68	$5.07
Weighted average shares—income from continuing operations and discontinued operations	40,757	41,260	48,641
Weighted average shares—income available to common shareholders	40,757	43,351	48,641

See accompanying Notes to Consolidated Financial Statements.

NEIGHBORCARE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

	Series G Cumulative Convertible Preferred Stock	Common Stock	Additional Paid-in- capital	Retained Earnings (deficit)	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total Shareholders' Equity (deficit)
	(in thousands)
Balance at September 30, 2000 (Predecessor Company)	$6	$973	$803,202	$(1,048,540)	$(1,789)	$(243)	$(246,391)

Comprehensive income
Net unrealized gain on marketable securities	—	—	—	—	1,981	—	1,981
Net income	—	—	—	292,097	—	—	292,097

Total comprehensive income							294,078

Preferred Stock dividends	—	—	—	(45,623)	—	—	(45,623)
Balance at September 30, 2001 (Predecessor Company)	$6	$973	$803,202	$(802,066)	$192	$(243)	$2,064

Fresh start adjustments	(6)	(973)	(803,202)	803,202	—	243	(736)
Issuance of common stock	—	820	832,710	—	—	—	833,530

Balance at September 30, 2001 (Successor Company)	$—	$820	$832,710	$1,136	$192	$—	$834,858

Issuance of common stock	—	10	10,915	—	—	—	10,925
Comprehensive income
Net unrealized gain on marketable securities	—	—	—	—	647	—	647
Net change in fair value of interest rate swap and cap agreements	—	—	—	—	(2,474)	—	(2,474)
Net income	—	—	—	72,766	—	—	72,766

Total comprehensive income							70,939

Preferred Stock dividends	—	—	—	(2,599)	—	—	(2,599)
Balance at September 30, 2002 (Successor Company)	$—	$830	$843,625	$71,303	$(1,635)	—	$914,123

Issuance of common stock	—	12	9,915	—	—	—	9,927
Purchases of common stock for the treasury	—	—	—	—	—	(36,208)	(36,208)
Comprehensive income
Net unrealized gain on marketable securities	—	—	—	—	262	—	262
Net change in fair value of interest rate swap and cap agreements	—	—	—	—	(1,928)	—	(1,928)
Net income	—	—	—	32,688	—	—	32,688

Total comprehensive income							31,022

Preferred Stock dividends	—	—	—	(2,701)	—	—	(2,701)
Balance at September 30, 2003 (Successor Company)	$—	$842	$853,540	$101,290	$(3,301)	$(36,208)	$916,163

See accompanying Notes to Consolidated Financial Statements.

NEIGHBORCARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company Years ended September 30,		Predecessor Company Year ended September 30, 2001
	2003	2002
Cash flows from operating activities:
Net income attributed to common shareholders	$29,987	$70,167	$246,474
Adjustments to reconcile net income to net cash provided by operating activities:
Charges (credits) included in operations not requiring funds:
Debt restructuring and reorganization costs and net (gain) on debt discharge	—	4,270	(427,640)
Loss on impairment—Discontinuation of businesses	13,215	6,364	110,249
Depreciation and amortization	67,085	65,768	106,189
Provision for losses on accounts receivable	37,838	44,712	49,901
Arbitration award and other legal settlements	—	1,139	—
Non-cash stock compensation	10,196	6,936	—
Equity in (earnings) loss of unconsolidated affiliates and minority interests	4,009	1,259	7,986
Amortization of deferred gains and net unfavorable leases	(4,660)	(5,575)	(7,820)
Loss on sale of assets	—	—	540
Provision for deferred taxes	14,063	37,693	—
Preferred stock dividends	2,701	2,599	45,623
Net gain from break-up fee and other related costs	(1,125)	—	—
Changes in assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(37,451)	(19,633)	(40,745)
Inventory	(2,372)	1,233	(236)
Prepaid expense and current assets	(367)	1,441	(12,094)
Accounts payable and accrued expenses	(17,899)	15,014	(26,685)

Net cash provided by operating activities before debt restructuring and reorganization costs	115,220	233,387	51,742
Cash paid for debt restructuring and reorganization costs	(4,659)	(54,202)	(44,405)

Net cash provided by operating activities	110,561	179,185	7,337

Cash flows from investing activities:
Capital expenditures	(59,758)	(51,635)	(43,721)
Proceedings on maturity or sales of restricted marketable securities	39,765	52,202	33,311
Purchases of restricted marketable securities	(43,948)	(86,077)	(55,057)
Acquisition of rehabilitation services business	(5,923)	—	—
Proceeds from sale of eldercare assets	55,123	2,955	7,010
Purchase of eldercare assets	(5,325)	(10,453)	—
Notes receivable and other investment additions	(2,183)	(2,655)	1,032
Other, net	9,961	824	(1,324)

Net cash used in investing activities	(12,288)	(94,839)	(58,749)

Cash flows from financing activities:
Repayment of long-term debt and payment of sinking fund requirements	(77,369)	(48,455)	(77,990)
Proceeds from issuance of long-term debt	—	80,000	285,000
Debt issuance costs	—	—	(14,413)
Net borrowings under prepetition working capital revolving credit facilities	—	—	1,006
Net borrowings under debtor-in-possession financing facility	—	—	63,000
Repayment of debtor-in-possession financing facility	—	—	(196,000)
Repurchase of common stock	(36,208)	—	—

Net cash (used in) provided by financing activities	(113,577)	31,545	60,603
Net (decrease) increase in cash and equivalents	(15,304)	115,891	9,191
Cash and equivalents:
Beginning of year	148,030	32,139	22,948

End of year	$132,726	$148,030	$32,139

Supplemental cash flow information:
Interest paid	$41,767	$58,284	$118,057
Income taxes paid, net of refunds	3,941	(5,594)	—
Non-cash financing activities:
Issuance of preferred stock	—	—	42,600
Capital leases	5,453	10,983	3,484

See accompanying Notes to Consolidated Financial Statements.

NeighborCare, Inc.

Notes to Consolidated Financial Statements

(1)    Summary of Significant Accounting Policies

Organization and Description of Business

        NeighborCare, Inc. ("NeighborCare" or the "Company") was incorporated in May 1985 as a Pennsylvania corporation and was formerly named Genesis Health Ventures, Inc.

        Prior to December 1, 2003, the Company's operations were comprised of two primary business segments: pharmacy services and inpatient services. On December 1, 2003, the Company completed the distribution (the "spin-off") of the common stock of Genesis Healthcare Corporation ("GHC") and on December 2, 2003, the Company changed its name to NeighborCare, Inc. and changed its trading symbol to "NCRX." The spin-off was effected by way of a pro-rata tax free distribution of the common stock of GHC to holders of NeighborCare's common stock on December 1, 2003 at a rate of 0.5 shares of GHC stock for each share of NeighborCare stock owned as of October 15, 2003. NeighborCare received a private letter ruling from the Internal Revenue Service to the effect that, for United States federal income tax purposes, the distribution of GHC stock qualified as tax free for GHC and its shareholders, with the exception of cash received for fractional shares. The common stock of GHC began trading publicly on the Nasdaq National Market System on December 2, 2003 under the symbol "GHCI." As a result of the spin-off, NeighborCare continues to own and operate its pharmacy services business and its group purchasing organization and GHC owns and operates what was formerly the Company's inpatient services business (as well as its former rehabilitation therapy, diagnostic, respiratory, and management services businesses).

        In general, pursuant to the terms of the separation and distribution agreement between NeighborCare and GHC, all assets of the inpatient services business prior to the date of the spin-off became assets of GHC. The separation and distribution agreement also provides for assumptions of liabilities and cross-indemnities arising out of or in connection with the inpatient services business to GHC and all liabilities arising out of or in connection with the pharmacy services business to NeighborCare. In addition, GHC will indemnify NeighborCare for liabilities relating to the past inpatient services business. As a result of the spin-off, the Company's financial statements have been reclassified to reflect GHC as discontinued operations for all periods presented Adjustments, if any, are not expected to have a material effect on the consolidated financial statements.

        In connection with the spin-off, NeighborCare and GHC have agreed contractually to continue certain transitional arrangements and practices for a limited time after the spin-off. In addition, NeighborCare and GHC have entered into certain mutually beneficial commercial arrangements. Specifically, NeighborCare and GHC entered into a separation and distribution agreement, a tax sharing agreement, a transition services agreement, a group purchasing agreement, an employee benefits agreement, a pharmacy services agreement, a pharmacy benefit management agreement and a durable medical equipment agreement.

        The Company provides pharmacy services nationwide through its NeighborCare® integrated pharmacy operation that serves approximately 246,000 institutional beds in long-term care settings. NeighborCare also operates 32 community-based retail pharmacies and a group purchasing organization.

        GHC provided inpatient services through skilled nursing and assisted living centers primarily located in the eastern United States. GHC currently has 217 owned, leased, managed and jointly-owned eldercare centers with 26,470 beds. Revenues of GHC's owned and leased centers are included in discontinued operations in the consolidated statements of operations. Management fees earned from

GHC's managed and jointly-owned centers are included in other revenues in the consolidated statements of operations. GHC also provided rehabilitation, diagnostic and respiratory services, the revenues for which were included in other revenues in the consolidated statements of operations.

Factors Affecting Comparability of Financial Information

        As a consequence of the implementation of fresh-start reporting effective September 30, 2001 (see note 2—"Reorganization"), the financial information presented in the consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended September 30, 2003 and 2002 are generally not comparable to the financial results for the corresponding period in 2001. To highlight the lack of comparability, a solid vertical line separates the pre-emergence financial information from the post-emergence financial information in the accompanying consolidated financial statements and the notes thereto. Any financial information herein labeled "Predecessor Company" refers to periods prior to the adoption of fresh-start reporting, while those labeled "Successor Company" refer to periods following the Company's adoption of fresh-start reporting.

        The lack of comparability in the accompanying consolidated financial statements is most apparent in the Company's capital costs (lease, interest, depreciation and amortization), as well as with, debt restructuring and reorganization costs and net (gain) on debt discharge, and preferred dividends. Management believes that business segment operating revenues and EBITDA of the Successor Company are generally comparable to those of the Predecessor Company.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Successor Company of NeighborCare, Inc. and its subsidiaries as of September 30, 2003 and 2002 and for the years ended September 30, 2003 and 2002, and the Predecessor Company of NeighborCare, Inc. and its subsidiaries for the year ended September 30, 2001. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Investments in unconsolidated affiliated companies, owned 20% to 50% inclusive, are stated at cost of acquisition plus the Company's equity in undistributed net income (loss) since acquisition. The change in the equity in net income (loss) of these companies is reflected as a component of net income or loss in the consolidated statements of operations.

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the consolidated financial statements for the periods presented include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.

        Certain prior year balances have been reclassified to conform to current year presentation.

Cost of Revenues

        Costs of revenues include the net product costs of pharmaceuticals sold and direct charges attributable to providing revenue-generating services. This presentation is applicable to NeighborCare, Inc. as all of the revenues generated from operations are derived from pharmacy services. This presentation was not applicable in prior periods as the revenues from operations were inclusive of both pharmacy and inpatient services and a gross profit presentation was not indicative of the Company's gross margin. As such, prior periods have been reclassified to reflect this presentation.

Revenue Recognition / Contractual Allowances

        Within the Company's pharmacy and other ancillary service businesses, the Company records revenues at the time services or products are provided or delivered to the customer. Upon delivery of products or services, the Company has no additional performance obligation to the customer. The Company receives payments through reimbursement from Medicaid and Medicare programs and directly from individual residents (private pay), private third-party insurers and long-term care facilities.

        Within the Company's pharmacy services segment, the Company records an estimated contractual allowance against non-private pay revenues and accounts receivable. Accordingly, the net revenues and accounts receivable reported in the Company's consolidated financial statements are recorded at the amount expected to be received. Contractual allowances are adjusted to actual as cash is received and claims are reconciled. The Company evaluates the following criteria in developing the estimated contractual allowance percentages each month: historical contractual allowance trends based on actual claims paid by third party payors; review of contractual allowance information reflecting current contract terms; consideration and analysis of changes in customer base, product mix, payor mix reimbursement levels or other issues that may impact contractual allowances.

        Within the Company's former inpatient services segment, revenue was recognized in the period the related services are rendered. The Company derived a substantial portion of its inpatient services revenue under Medicaid and Medicare reimbursement systems.

        Within the Company's former inpatient services segment, under certain prospective Medicaid systems and Medicare, the Company was reimbursed at a predetermined rate based upon the historical cost to provide the service, demographics of the site of service and the acuity of the customer. The differences between the established billing rates and the predetermined rates was recorded as contractual adjustments and deducted from revenues.

        The Company recorded contractual allowances from continuing operations of $191.4 million, $183.3 million and $166.0 million in fiscal years 2003, 2002 and 2001, respectively.

Cash Equivalents

        Short-term investments that have a maturity of ninety days or less at acquisition are considered cash equivalents. Investments in cash equivalents are carried at cost, which approximates fair value. The Company's cash balances at September 30, 2003 and 2002 include $4.7 million and $5.5 million of restricted cash, respectively. This restricted cash is held by the Company's wholly-owned captive insurance subsidiary, Liberty Health Corp., LTD ("LHC") and is substantially restricted to securing the outstanding claims losses of LHC. As of December 1, 2003, LHC is a wholly-owned subsidiary of GHC.

Restricted Investments in Marketable Securities

        Restricted investments in marketable securities, which are comprised of fixed interest securities, equity securities and money market funds are considered to be available for sale and accordingly are reported at fair value with unrealized gains and losses, net of related tax effects, included within accumulated other comprehensive income (loss) as a separate component of shareholders' equity. Fair values for fixed interest securities and equity securities are based on quoted market prices.

        A decline in the market value of any security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

        Premiums and discounts on fixed interest securities are amortized or accreted over the life of the related security as an adjustment to yield. Realized gains and losses for securities classified as available for sale are included in other revenue and are derived using the specific identification method for determining the cost of securities sold.

        Marketable securities are held by the Company's wholly-owned captive insurance subsidiary, LHC, and are substantially restricted to securing the outstanding claims losses of LHC.

Allowance for Doubtful Accounts

        The Company utilizes the "Aging Method" to evaluate the adequacy of its allowance for doubtful accounts. This method is based upon applying estimated standard allowance requirement percentages to each accounts receivable aging category for each type of payor. The Company has developed estimated standard allowance requirement percentages by utilizing historical collection trends and its understanding of the nature and collectibility of receivables in the various aging categories and the various segments of the Company's business. The standard allowance percentages are developed by payor type as the accounts receivable from each payor type have unique characteristics. The allowance for doubtful accounts is determined utilizing the aging method described above while also considering accounts specifically identified as uncollectible. Accounts receivable that Company management specifically estimates to be uncollectible, based upon the age of the receivables, the results of collection efforts, or other circumstances, are reserved for in the allowance for doubtful accounts until they are written-off.

        Management believes the assumptions used in the aging method employed in fiscal 2003 and 2002, coupled with continued improvements in our collection patterns suggests the allowance for doubtful accounts is adequately provided for. However, because the assumptions underlying the aging method are based upon historical data, there is a risk that the Company's current assumptions are not reflective of more recent collection patterns. Changes in overall collection patterns can be caused by market conditions and/or budgetary constraints of government funded programs such as Medicare and Medicaid. Such changes can adversely impact the collectibility of receivables, but not be addressed in a timely fashion when using the aging method, until updates to the Company's periodic historical collection studies are completed and implemented.

Inventories

        Inventories, consisting of drugs and supplies, are stated at the lower of cost or market. Cost is determined primarily on the first-in, first-out ("FIFO") method.

        Physical inventory counts are performed periodically at all sites. As the Company does not utilize a perpetual inventory system, cost of sales is estimated between physical counts and is adjusted to actual by recording the results of the periodic physical inventory counts.

Property, Plant and Equipment

        As part of fresh-start reporting, substantially all property, plant and equipment was re-valued to estimated fair value as of September 30, 2001, which became the new cost basis. In addition, the depreciable lives of certain assets were changed. All capital additions made subsequent to September 30, 2001 are stated at cost.

        Depreciation is calculated on the straight-line method over estimated useful lives of 20-35 years for land and building improvements and buildings, and 3-15 years for equipment, furniture and fixtures and information systems. Included in depreciation expense is the amortization of assets capitalized under capitalized lease obligations. Expenditures for maintenance and repairs necessary to maintain property and equipment in efficient operating condition are charged to operations as incurred. Costs of additions and betterments are capitalized. Interest costs associated with construction or renovation are capitalized in the period in which they are incurred.

        Depreciation expense from continuing operations for the fiscal years ended September 30, 2003, 2002 and 2001 was $23.6 million, $20.8 million and $16.1 million, respectively.

Deferred Financing Costs

        Financing costs are deferred and are amortized on a straight-line basis, which approximates the effective interest method, over the terms of the related debt. Deferred financing costs were $12.0 million ($7.6 million net of accumulated amortization) and $14.0 million ($10.1 million net of accumulated amortization) at September 30, 2003 and 2002, respectively, and are included in other long-term assets. Amortization of deferred financing fees is included in depreciation and amortization expense in the consolidated statements of operations.

Long-Lived Asset Valuation

        The Company accounts for long-lived assets, other than goodwill with an indefinite useful life, in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

        With regard to goodwill, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." on September 30, 2001. SFAS No. 142 provides that goodwill no longer be amortized on a recurring basis but rather is subject to periodic impairment testing. Prior to adopting SFAS No. 142, the Company amortized goodwill over periods not exceeding 40 years. The impairment test requires companies to compare the fair value of its businesses to their carrying value including assigned goodwill. SFAS No.142 requires an impairment test annually. In addition, goodwill is tested more frequently if changes in circumstances or the occurrence of events indicate impairment exists. The

Company performed annual impairment tests effective September 30, 2003 and 2002 and the results of these tests indicated that the fair value of the Company's goodwill exceeded carrying amounts.

        In fresh-start reporting, the Company's reorganization value in excess of fair value (goodwill) was allocated to the former pharmacy segment and identifiable intangible assets were assigned to the specific reporting units that own these assets.

Loss Reserves For Certain Self-Insured Programs

Workers' compensation and general and professional liability

        Certain of the Company's workers compensation, and general and professional liability coverage is provided by the Company's wholly-owned insurance company, Liberty Health Corp., LTD ("LHC"). LHC was a wholly-owned subsidiary of GHC as of the date of the spin-off and as a result will not be included in the consolidated financial statements of the Company after the spin-off.

        Outstanding losses and loss expenses comprise estimates of the amount of reported losses together with a provision for losses incurred but not reported, based on the recommendations of an independent actuary using the past experience of the Company and the industry.

        Prior to June 1, 2000, the Company had first dollar coverage for general and professional liability costs with third party insurers; accordingly, the Company has no exposure for claims prior to that date. Effective June 1, 2000, the Company began insuring a substantial portion of its professional liability risks through its wholly-owned insurance company, LHC. Specifically, the Company is responsible for the first dollar of each claim (on a claims-made basis), up to a self-insurance retention limit determined by the individual policies, subject to aggregate limits for each policy year. The self-insured retention limits amount to $14 million, $22 million and $19 million for the policy years ended May 31, 2004, 2003 and 2002, respectively. For policy years 2004 and 2002, any costs above these retention limits are covered by third-party insurance carriers. For policy year 2003 (June 2002 to May 2003), the Company has retained an additional self-insurance layer of $5 million. Since the June 1, 2000 inception of the self-insurance program through September 30, 2003, the Company's cumulative self-insurance retention levels are $60 million and its provision for these losses is $45.8 million. Assuming the Company's actual losses were to reach its retention limits in each of the policy years, its additional exposure is approximately $14.2 million which, if incurred, would be recognized as an increase to other operating expenses in the Company's consolidated statements of operations in the period such exposure became known. In addition, the Company has provided $5.3 million for the estimated costs of claims incurred but not reported as of September 30, 2003.

        Beginning in 1994, the Company insured its workers compensation exposure, principally via self-insurance retentions and large deductible programs through LHC. In addition, the Company inherited legacy workers compensation programs from acquisitions it completed.

        Over the past three years, the majority of the Company's workers compensation coverage was structured as follows: For policy years 2002-2004 (May 1, 2001-April 30, 2004) the Company has large deductible programs, the deductibles for which are insured through LHC; and for policy year 2001 (May 1, 2000-April 30, 2001) the Company was insured on a first dollar coverage basis for its Multicare subsidiaries, and insured through an incurred loss retrospectively rated policy for its non-Multicare subsidiaries.

        For policy years 2004, 2003 and 2002, the Company is self-insured through LHC up to the first $0.5 million per incident for workers compensation. All claims above $0.5 million per incident are insured through a third-party insurer. The Company has annual aggregate self-insured retentions of $47.4 million, $52.8 million and $48 million in policy years 2004, 2003 and 2002, respectively. Claims above these aggregate limits are insured through a third party-insurer as of September 30, 2003. The Company's provision for losses in these policy years is $53.4 million as of September 30, 2003. The Company's reserve levels are evaluated on a quarterly basis. Any necessary adjustments are recognized as an adjustment to salaries, wages and benefits in the consolidated statements of operations.

        For policy year 2001, the Company's incurred losses for the Company's non-Multicare subsidiaries for workers compensation recognized through September 30, 2003 were $20.8 million. The Company's development factors are updated quarterly and are based upon commonly used industry standards. Any changes to the incurred losses are recognized quarterly as an adjustment to salaries, wages and benefits in the Company's consolidated statements of operations. The Company is insured through a third party insurer for aggregate claims in excess of $44.1 million.

        The Company records outstanding losses and loss expenses for both general and professional liability and workers compensation liability's based on the estimates of the amount of reported losses together with a provision for losses incurred but not reported, based on the recommendations of an independent actuary, and management's judgment using its past experience and industry experience. As of September 30, 2003, the Company's estimated range of discounted outstanding losses for these liabilities is $60.2 million to $74.2 million. The Company's recorded reserves for these liabilities were $66.4 million as of September 30, 2003, and is included in self-insurance liability reserves in its consolidated balance sheet. The Company (through LHC) has restricted investments in marketable securities of $90.6 million at September 30, 2003 which are substantially restricted to securing the outstanding claim losses of LHC.

        General and professional liability and workers compensation claims are discounted at a rate of 4.5% in 2003 and 2002, which estimates the present value of funds required to pay losses at a future date. Had the Company provided losses at undiscounted levels at September 30, 2003 and 2002, the reserve for outstanding losses and loss expenses would have been increased by approximately $12 million in 2003 and $6.6 million in 2002.

        Management believes based on the recommendations of an independent actuary, that the provision for outstanding losses and loss expenses will be adequate to cover the ultimate net cost of losses incurred as of the balance sheet date but the provision is necessarily an estimate and may ultimately be settled for a significantly different amounts. It is at least reasonably possible that management will revise this estimate significantly in the near term. Any subsequent revisions are recorded in the period in which they are determined.

Self-Insured Health Plan

        The Company offers employees an option to participate in a self-insured health plan. Health claims under this plan are self-insured with a stop-loss umbrella policy in place to limit maximum potential liability for both individual claims and total claims for a plan year. Health insurance claims are paid as they are submitted to the plan administrator. The Company maintains an accrual for claims that have been incurred but not yet reported (IBNR) to the plan administrator and therefore have not been paid. The IBNR reserve is based on the historical claim lag period and current payment trends of health insurance claims (generally 2-3 months). The liability for the self-insurance health plan is recorded in accrued compensation in the accompanying consolidated balance sheets.

Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Provision is made for deferred income taxes applicable to temporary differences between financial statement and taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. To the extent that the deferred tax asset related to net operating loss carry-forwards are subject to a valuation allowance due to uncertainty regarding its utilization, the income tax benefit derived from its future utilization would ultimately be applied to reduce goodwill and, thereafter, to increase additional paid-in-capital.

Stock-Based Compensation

        The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) and applies APB Opinion No. 25 in accounting for its plans. Under the Company's stock option plan, the Company grants stock options to employees and directors at an exercise price equal to or greater than the fair market value on the date of grant. Accordingly, the Company has not recognized compensation cost for stock options issued to employees and directors in its consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company's net income would have been changed to the pro forma amounts indicated below (in thousands):

	2003	2002	2001
Net income—as reported	$29,987	$70,167	$246,474
Net income—pro forma	25,947	57,422	246,474
Net income per share—as reported (diluted)	$0.74	$1.68	$5.07
Net income per share—pro forma (diluted)	0.64	1.38	5.07

        The fair value of stock options granted in 2003 and 2002 was estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 2003 and 2002: dividend yield of 0% (2003 and 2002); expected volatility of 39.18% (2003) and 36.92% (2002); a risk-free return of 2.69% (2003) and 3.8% (2002); and expected lives of 3.7 years (2003) and 8.1 years (2002).

        As a result of the Company's deteriorating stock price following its voluntary petition for relief under Chapter 11 bankruptcy, outstanding stock options had no fair value during the year ended September 30, 2001. Consequently, there is no stock compensation cost in fiscal 2001 pursuant to SFAS 123.

Comprehensive Income

        Comprehensive income includes all changes to shareholders' equity during a period, except those resulting from investments by and distributions to shareholders. The components of comprehensive income are shown in the consolidated statements of shareholders' equity (deficit).

Unfavorable Leases

        At September 30, 2003, an unfavorable lease credit of $11.3 million is carried on the consolidated balance sheet in long-term liabilities. The unfavorable lease credit was established at September 30, 2001 in accordance with the implementation of fresh-start reporting. Amortization of unfavorable leases is computed using the straight-line method over the individual terms of each unfavorable lease. See note 12, "—Leases and Lease Commitments."

Derivative Financial Instruments

        The Company follows the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. The Company is exposed to the impact of interest rate changes. The Company employs established policies and procedures to manage its exposure to changes in interest rates. The Company's objective in managing exposure to interest rate changes is to limit the impact of such changes on earnings and cash flows and to lower its overall borrowing costs. To achieve the objective, the Company primarily uses interest rate swap and cap agreements to manage net exposure to interest rate changes related to its portfolio of borrowings. The Company does not enter into such arrangements for trading purposes. The Company recognizes all derivatives on the consolidated balance sheet at fair value. Changes in the fair value of a derivative that is designated as and meets all the required criteria for a cash flow hedge are recorded in accumulated other comprehensive income (loss) and reclassified as an adjustment to interest expense as the underlying hedged item affects earnings.

Reimbursement of Managed Property Labor Costs

        The Company manages the operations of 57 eldercare centers. Under a majority of these arrangements, the Company employs the operational staff of the managed business for ease of benefit administration and bills the related wage and benefit costs on a dollar-for-dollar basis to the owner of the managed property. In this capacity, the Company operates as an agent on behalf of the managed property owner and is not the primary obligor in the context of a traditional employee / employer relationship. Historically, the Company has treated these transactions on a "net basis," thereby not reflecting the billed labor and benefit costs as a component of its net revenue or expenses. For the years ended September 30, 2003, 2002 and 2001 the Company billed its managed clients $125.3 million, $140.5 million, and $153.6 million, respectively, for such labor related costs.

Earnings or Loss Per Share

        Basic earnings or loss per share is calculated by dividing net income or loss attributed to common shareholders by the weighted average of common shares outstanding during the period. Diluted earnings per share is calculated by using the weighted average of common shares outstanding adjusted to include the potentially dilutive effect of common stock equivalents.

        The following table sets forth the computation of basic and diluted earnings per share applicable to common shares (in thousands except per share data):

	Successor Company
			Predecessor Company 2001
	2003	2002
Earnings (loss) used in computation:
Income from continuing operations—basic and diluted computation	$1,255	$3,660	$875,341

Income (loss) from discontinued operations—basic and diluted computation	$28,732	$66,507	$(628,867)

Net income available to common shareholders—basic computation	$29,987	$70,167	$246,474

Elimination of preferred stock dividend requirements upon assumed conversion of preferred stock	—	2,599	—

Net income available to common shareholders—diluted computation	$29,987	$72,766	$246,474

Shares used in computation:
Weighted average shares outstanding—basic computation	40,756	41,226	48,641
Dilutive effect of outstanding stock options	1	—	—
Contingent consideration related to an acquisition	—	34	—

Weighted average shares outstanding—diluted computation, income from continuing operations and discontinued operations	40,757	41,260	48,641
Add: assumed conversion of preferred stock	—	2,091	—

Weighted average shares outstanding—diluted computation, income available to common shareholders	40,757	43,351	48,641

Per common share data:
Basic:
Income from continuing operations	$0.03	$0.09	$18.00
Income (loss) from discontinued operations	0.71	1.61	(12.93)
Net income available to common shareholders	0.74	1.70	5.07
Diluted:
Income from continuing operations	$0.03	$0.09	$18.00
Income (loss) from discontinued operations(1)	0.71	1.61	(12.93)
Net income available to common shareholders	0.74	1.68	5.07

(1)
The basic weighted average shares outstanding is used for all periods to calculate per share amounts from discontinued operations.

New Accounting Pronouncements

        In May 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002" ("SFAS 145"). SFAS 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," which required that gains and losses from extinguishment of debt that were included in the determination of net income be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Under SFAS 145, gains or losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30 ("APB 30"), "Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business." Applying the criteria in APB 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. SFAS 145 is effective for fiscal years beginning after May 15, 2002 for provisions related to SFAS No. 4, effective for all transactions occurring after May 15, 2002 for provisions related to SFAS No. 13 and effective for all financial statements issued on or after May 15, 2002 for all other provisions of SFAS 145. The most significant impact of the adoption of SFAS 145 on the Company is that effective October 1, 2002 any gains or losses on the extinguishment of debt that were classified as extraordinary items in prior periods that do not meet the new criteria of APB 30 for classification as extraordinary items have been reclassified. This reclassification includes the $1.5 billion gain recognized in fiscal 2001 in connection with the discharge of liabilities subject to compromise upon the Company's emergence from Chapter 11 bankruptcy which is now included in income from continuing operations.

        In December 2002, FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others" (the "Interpretation"). The Interpretation requires the recognition of a liability by a guarantor at the inception of certain guarantees at fair value. The new requirements are effective for interim and annual financial statements ending after December 15, 2002. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The Company applies the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002. The Company had provided $23.2 million of financial guarantees prior to December 31, 2002 that remain in effect as of September 30, 2003, related to loan and lease commitments of five jointly-owned and managed companies that remain in effect as of September 30, 2003. Subsequent to the spin-off, the Company had guaranty obligations related to various leases and subleases entered into by GHC, the former inpatient services business of NeighborCare. These obligations remained with NeighborCare following the spin-off and were not assigned under the separation and distribution agreement. The guarantees secure the payment of annual rents due to lessors for various long-term care facilities and specialized nursing centers. The nature of the guarantees only require cash payment in the event of default by GHC and does not guarantee residual values of the leased properties. The majority of the guarantees have been indemnified by GHC as of the date of the spin-off. Remaining annual rents for the guaranteed leases and subleases not indemnified by GHC aggregate $4.2 million annually through March 2, 2009.

        In January 2003, FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," as subsequently revised December 2003 ("FIN 46R") with the objective of improving financial reporting by companies involved with variable interest entities. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Historically, entities generally were not consolidated unless the entity was controlled through voting interests. FIN 46R changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the "primary beneficiary" of that entity. FIN 46R also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46R apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements of FIN 46R apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003, with early adoption permitted. Also, certain disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company has concluded that one of its joint venture partnerships that operates four eldercare centers requires consolidation under FIN 46R because the Company holds a majority of the related financial risks and rewards, despite the Company's lack of voting control. This partnership has assets of $7.3 million, annual revenues of approximately $15.5 million, and de minimus net income. Effective in the second fiscal quarter of 2003, the Company began consolidating this entity, which is held for sale. Upon consolidation, the Company eliminated its investment in this partnership. At September 30, 2003, the Company's maximum exposure to loss as a result of its involvement with this partnership was $12.4 million, consisting of the Company's financial guarantee related to the lease obligations of the joint venture partnership. Subsequent to September 30, 2003, the $12.4 million guarantee was terminated in connection with the sale of the partnership's leasehold rights to an independent third party.

Use of Estimates

        The Company has made a number of estimates relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Some of the more significant estimates impact accounts receivable, long-lived assets and loss reserves for self-insurance programs. Actual results could differ significantly from those estimates. See note 4—"Certain Significant Risks and Uncertainties."

(2)    Reorganization

        On June 22, 2000 (the "Petition Date"), NeighborCare and certain of its direct and indirect subsidiaries filed for voluntary relief under Chapter 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On the same date, NeighborCare's 43.6% owned affiliate, The Multicare Companies, Inc., and certain of its direct and indirect subsidiaries ("Multicare") and certain of its affiliates also filed for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court (singularly and collectively referred to herein as "the Chapter 11 cases" or other general references to these cases unless the context otherwise requires).

        NeighborCare's and Multicare's financial difficulties were attributed to a number of factors. First, the federal government made fundamental changes to the reimbursement for medical services provided to individuals. The changes had a significant adverse impact on the healthcare industry as a whole and on NeighborCare's and Multicare's cash flows. Second, the federal reimbursement changes exacerbated a long-standing problem of inadequate reimbursement by the states for medical services provided to indigent persons under the various states Medicaid programs. Third, numerous other factors adversely affected NeighborCare's and Multicare's cash flows, including increased labor costs, increased professional liability and other insurance costs, and increased interest rates. Finally, as a result of declining governmental reimbursement rates and in the face of rising inflationary costs, NeighborCare and Multicare were too highly leveraged to service our debt, including our long-term lease obligations.

        On October 2, 2001, (the "effective date"), NeighborCare and Multicare consummated a joint plan of reorganization (the "Plan") under Chapter 11 of the Bankruptcy Code (the "Reorganization") pursuant to a September 20, 2001 order entered by the Bankruptcy Court approving the Plan proposed by NeighborCare and Multicare. In general, the Plan provided for the resolution of all claims against the Company and Multicare as of the Petition Date in exchange for new indebtedness, preferred stock, warrants and/or common stock of NeighborCare. In addition, Multicare became a wholly-owned subsidiary of the Company and a new board of directors was constituted.

        In accordance with SOP 90-7 (as defined in note 3—"Fresh-Start Reporting"), the Company recorded all expenses incurred as a result of the Bankruptcy filing separately as debt restructuring and reorganization costs. A summary of the principal categories of debt restructuring and reorganization costs and net (gain) on debt discharge from continuing operations follows (in thousands):

	Successor Company
			Predecessor Company 2001
	2003	2002
Professional, bank and other fees	$—	$2,570	$59,393
Employee benefit related costs, including severance	—	—	16,786
Exit costs of terminated businesses	—	—	5,877
Fresh-start valuation adjustments(1)	—	—	334,418
Gain on debt discharge(2)	—	—	(1,444,909)

Total debt restructuring and reorganization costs and net gain on debt discharge	$—	$2,570	$(1,028,435)

(1)
The fresh-start valuation adjustment represents the net write-down to fair value of NeighborCare's assets and liabilities from continuing operations at September 30, 2001, and does not include $699.3 million of net write-downs attributed to discontinued operations.

(2)
The gain on debt discharge in 2001 represents the relief of NeighborCare's obligations for liabilities subject to compromise from continuing operations, and does not include $79.9 million attributed to discontinued operations.

        As a result of the consummation of the Plan, the Company recognized a gain on debt discharge in 2001 as follows (in thousands):

Liabilities subject to compromise:
Revolving credit and term loans	$1,484,904
Senior subordinated notes	617,510
Other indebtedness	120,961

Long-term debt subject to compromise	2,223,375

Accounts payable and accrued liabilities	64,621
Accrued interest (including a $28,331 swap termination fee)	87,716
Accrued preferred stock dividends on Series G Preferred Stock	49,673

Subtotal—liabilities subject to compromise	2,425,385

Redeemable preferred stock—Series H and Series I	468,722

Total liabilities subject to compromise	2,894,107

Less:
Cash payments	25,000
Value of secured, priority and other claims assumed	143,319
Value of new Senior Secured Notes	242,605
Value of Term Loan used to repay synthetic lease facility	50,000
Carrying value of deferred financing fees of discharged debts	32,230
Value of Successor Company's common stock	833,530
Value of Successor Company's redeemable preferred stock	42,600

Gain on debt discharge	$1,524,823

Less: net gain on discontinued operations	(79,914)

Gain on debt discharge as reported from continuing operations	$1,444,909

(3)    Fresh-Start Reporting

        Upon emergence from our Chapter 11 proceedings, NeighborCare adopted the principles of fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") / ("fresh-start reporting"). For financial reporting purposes, NeighborCare adopted the provisions of fresh-start reporting effective September 30, 2001. In connection with the adoption of fresh-start reporting, a new entity was deemed created for financial reporting purposes, the provisions of the Plan were implemented, assets and liabilities were adjusted to their estimated fair values and NeighborCare's accumulated deficit was eliminated.

        In adopting the requirements of fresh-start reporting as of September 30, 2001, the Company was required to value its assets and liabilities at fair value and eliminate its accumulated deficit at September 30, 2001. A $1,525 million reorganization value, before consideration of post filing current and long term liabilities or minority interests was determined by the Company with the assistance of financial advisors in reliance upon various valuation methods, including discounted projected cash flow analysis, price / earnings ratios, and other applicable ratios and economic industry information relevant to the operations of the Company, and through negotiations with the various creditor parties in interest.

        The following reconciliation of the Predecessor Company's consolidated balance sheet as of September 30, 2001 to that of the Successor Company was prepared to present the primary adjustments that give effect to the reorganization and fresh-start reporting.

        The adjustments entitled "Reorganization" reflect the consummation of the Plan, and the more significant adjustments are summarized as follows:

  •
  Other long-term assets—represents the write-off of unamortized financing fees associated with debts that were discharged in connection with the Plan.

  •
  Current installments of long-term debt, accrued interest and long-term debt—represents the capitalization of the Company's newly issued senior debt agreements in accordance with the Plan, as well as debts specifically held by the Company's subsidiaries that were deemed unimpaired in accordance with the Plan. Adjustments to accrued interest represent unpaid interest obligations through September 30, 2001 that were deemed unimpaired in accordance with the Plan.

  •
  Liabilities subject to compromise—represents the write-off of liabilities that were discharged under the Plan and the reclassification of debt obligations to appropriate debt accounts for those debts specifically held by the Company's subsidiaries that were deemed unimpaired in accordance with the Plan.

  •
  Deferred gain and other long-term liabilities—represents the reclassification of liabilities subject to compromise that survived the bankruptcy in accordance with the Plan. These liabilities principally consist of priority tax claims made by a multitude of taxing authorities.

  •
  Redeemable preferred stock—represents the cancellation of the previously issued Series H and Series I Preferred, as well as the issuance of the Series A Preferred in accordance with the Plan.

  •
  Series G preferred stock, common stock, additional paid-in-capital and treasury stock—represents the cancellation of the Company's previously issued equity securities, offset by 41 million newly issued shares of common stock of the successor company at $20.33 per share.

  •
  Retained earnings (accumulated deficit)—represents the net gain recognized for relief of the Company's obligations for liabilities subject to compromise in exchange for the newly issued debt and equity securities.

        The adjustments entitled "Fresh-Start Adjustments" reflect the adoption of fresh-start reporting, including management's estimates of the fair value of its assets and liabilities by utilizing both independent appraisals and commonly used discounted cash flow valuation methods. The fresh-start adjustments are summarized as follows:

  •
  Property and equipment, net—represents the net write-down of property and equipment to its fair value.

  •
  Other long-term assets—represents the write-down of cost report receivables due principally from the Medicare program. In connection with the reorganization, the Company entered into a global settlement with the federal government regarding various unresolved reimbursement appeal issues. As a result of the settlement, the Company agreed not to further pursue collection of certain of its cost report receivable accounts due from Medicare.

  •
  Identifiable intangible assets—represents the fair value of customer contracts, trademarks and tradenames, and non-compete agreements.

  •
  Goodwill, net—represents the write-off of goodwill which was deemed unrecoverable.

  •
  Deferred gain and other long-term liabilities—represents the write-off of $40.1 million of deferred gains recorded on sale lease back transactions, offset by the recognition of $28.6 million of net unfavorable lease liabilities recognized in order to carry certain above market operating leases at fair value.

  •
  Deferred income taxes—represents the revaluation of deferred tax assets and liabilities.

  •
  Minority interest—represents the elimination of NeighborCare's right to purchase its joint venture partners' minority interest in Multicare for $2.0 million.

  •
  Retained earnings (accumulated deficit)—represents the offsetting net loss recognized in fresh-start reporting related to the previously described fresh-start adjustments.

        Several of the Company's subsidiaries did not file for Chapter 11 protection. The non-filing subsidiaries were not subject to the fresh-start reporting provisions under SOP 90-7 and, consequently, their balance sheets are reflected in the consolidated balance sheet at historical carrying value.

	Predecessor Company	Reorganization	Fresh-Start Adjustments	Reclassification	Successor Company
	(in thousands)
Assets:
Cash and equivalents	$30,552	$1,587	$—	$—	$32,139
Restricted investments in marketable securities	12,932	—	—	—	12,932
Accounts receivable, net	399,816	—	—	—	399,816
Inventory	65,222	—	—	—	65,222
Prepaid expenses and other current assets	35,753	—	—	—	35,753

Total current assets	544,275	1,587	—	—	545,862

Property, plant and equipment	1,387,608	—	(553,883)	—	833,725
Accumulated depreciation	(306,797)	—	295,812	—	(10,985)

Property, plant and equipment, net	1,080,811	—	(258,071)	—	822,740
Restricted investments in marketable securities	38,693	—	—	—	38,693
Notes receivable and other investments	18,001	—	(3,462)	—	14,539
Other long-term assets	84,135	(25,452)	(12,985)	—	45,698
Investments in unconsolidated affiliates	12,504	—	—	—	12,504
Identifiable intangible assets	—	—	33,591	—	33,591
Goodwill, net	1,155,956	—	(830,363)	—	325,593

Total assets	$2,934,375	$(23,865)	$(1,071,290)	$—	$1,839,220

	Predecessor Company	Reorganization	Fresh-Start Adjustments	Reclassification	Successor Company
	(in thousands)
Liabilities and Shareholders' Equity (Deficit)
Current installments of long-term debt	$196,000	$(196,000)	$—	$41,241	$41,241
Accounts payable	46,429	—	—	—	46,429
Accrued expenses	67,904	(5,635)	2,423	—	64,692
Current portion of self-insurance liability reserves	12,932	—	—	—	12,932
Accrued compensation	78,074	—	—	—	78,074
Accrued interest	1,599	14,239	—	—	15,838
Income taxes payable	4,640	—	—	—	4,640

Total current liabilities	407,578	(187,396)	2,423	41,241	263,846

Liabilities subject to compromise	2,425,385	(2,425,385)	—	—	—
Long-term debt	14,104	626,921	3,484	(41,241)	603,268
Deferred income taxes	48,534	—	(48,534)	—	—
Self-insurance liability reserves	26,834	—	—	—	26,834
Deferred gain and other long-term liabilities	46,713	30,500	(11,536)	—	65,677
Minority interests	4,137	—	(2,000)	—	2,137
Redeemable preferred stock	468,722	(426,122)	—	—	42,600
Shareholders' equity (deficit)
Series G preferred stock	6	(6)	—	—	—
Common stock	973	(153)	—	—	820
Additional paid-in capital	803,202	832,710	—	(803,202)	832,710
Retained earnings (accumulated deficit)	(1,311,762)	1,524,823	(1,015,127)	803,202	1,136
Accumulated other comprehensive income	192	—	—	—	192
Treasury stock, at cost	(243)	243	—	—	—

Total shareholders' equity (deficit)	(507,632)	2,357,617	(1,015,127)	—	834,858

Total liabilities and shareholders' equity (deficit)	$2,934,375	$(23,865)	$(1,071,290)	$—	$1,839,220

  Accounting Pronouncements Adopted in Fresh-Start Reporting

        As of September 30, 2001, and in accordance with the early adoption provisions of SOP 90-7, the Company adopted the provisions of Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), and Standards of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144").

(4)    Certain Significant Risks and Uncertainties

        The Company receives revenues from Medicare, Medicaid, private insurance, self-pay residents, other third party payors and long-term care facilities which utilize our pharmacy and other specialty medical services. The healthcare industry is experiencing the effects of the federal and state governments' trend toward cost containment, as government and other third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with providers. These cost containment measures, combined with the increasing influence of managed care payors and competition for patients, have resulted in reduced rates of reimbursement for services provided by the Company.

        The Medicaid and Medicare programs are highly regulated. The failure of the Company or its customers to comply with applicable reimbursement regulations could adversely affect the Company's business. The Company monitors its receivables from third-party payor programs and reports such revenues at the net realizable value expected to be received.

        The Company earned revenues from the following payor sources for the three years ended September 30, 2003:

	2003	2002	2001
Medicaid	42%	40%	37%
Long term care facilities	30	34	35
Third-party payor	16	14	14
Private	10	10	11
Medicare Part B	2	2	3

Total	100%	100%	100%

        It is not possible to quantify fully the effect of pending legislative or regulatory changes, the administration of such legislation or any other governmental initiatives on the Company's business. Accordingly, there can be no assurance that the impact of these changes or any future healthcare legislation will not further adversely affect the Company's business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. The Company's financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

(5)    Significant Transactions and Events

  Strategic Planning, Severance and Other Related Costs

        The Company has incurred costs that are directly attributable to the Company's long term objective of transforming to a pharmacy-based business, including the spin-off. Details of these costs and the amounts incurred, but not paid at September 30, 2003 follow (in thousands):

        Fiscal 2003:

	Accrued at Beginning of Year	Provision	Paid	Non-cash Charges	Accrued at End of Year
Severance and related costs	$1,100	$14,247	$5,916	$8,431	$1,000
Strategic consulting costs	621	12,909	10,150	1,220	2,160

Total	$1,721	$27,156	$16,066	$9,651	$3,160

        Fiscal 2002:

	Accrued at Beginning of Year	Provision	Paid	Non-cash Charges	Accrued at End of Year
Severance and related costs	$—	$16,410	$10,599	$4,711	$1,100
Strategic consulting costs	—	4,730	3,089	1,020	621
Asset impairments	—	358	—	358	—

Total	$—	$21,498	$13,688	$6,089	$1,721

Severance and Related Costs

        In fiscal 2002, the Company announced an expense reduction program, which included the termination of over 100 individuals resulting in $3.8 million of severance related costs in that year. In fiscal 2003, in a continuation of that expense reduction initiative, additional overhead terminations resulted in a charge of severance and related costs of $2.2 million. At September 30, 2003, $1.0 million remained unpaid, which is expected to be paid in the first fiscal quarter of 2004.

        In fiscal 2002, Michael R. Walker resigned as the Company's chief executive officer. The Company's board of directors appointed Robert H. Fish as its interim chief executive officer. Also, in that period, David C. Barr resigned as vice chairman. In fiscal 2002, the Company recognized $12.6 million in severance and related costs relating to the transition agreements with Mr. Walker and Mr. Barr.

        In fiscal 2003, Richard R. Howard resigned as vice chairman. The Company recognized $4.8 million in severance and related costs in fiscal 2003 in connection with Mr. Howard's transition agreement. The final payment of this agreement was made in January 2003.

        On April 1, 2003, the Company extended an offer to its employees, including executive officers except for its chief executive officer, to tender all options to purchase shares of the Company's common stock, par value $.02 per share, outstanding under its 2001 stock option plan, for the following consideration: (a) for those holders of options who had received awards of more than 2,000 restricted shares of common stock under the Company's stock incentive plan, the acceleration of vesting of all such restricted shares plus a cash payment of $2.50 per share underlying the option for options that had an exercise price below $20.00 per share, and (b) with respect to those holders of options who had not received awards of more than 2,000 restricted shares, (i) for those options that had an exercise price of at least $20.00 per share, a cash payment of $2.00 per share underlying the option, and (ii) for those options that had an exercise price below $20.00 per share, a cash payment of $2.50 per share subject to the option. The offer expired on May 12, 2003. The Company accepted for exchange and cancellation options to purchase 1,724,000 shares of its common stock, which represented all of the eligible outstanding options properly tendered for exchange by eligible option holders. All eligible options held by the Company's employees were tendered in the offer, with the exception of options to purchase 35,000 shares. As a result of this offer and exchange, the Company expensed $7.2 million in fiscal 2003, of which $1.4 million was disbursed in cash, with the remainder distributed in common stock.

Strategic Consulting Costs

        During fiscal year 2003 and 2002, the Company incurred strategic consulting costs of $12.9 million and $4.7 million, respectively, in connection with several of its new strategic objectives. Initially, these strategic consulting firms were engaged to assist the Company's board of directors and management in the evaluation of its existing business model and the development of its strategic alternatives. Additional services were procured to assist in the evaluation of the Company's pharmacy sales and marketing function, the bid selection process in connection with the potential sale or spin-off of the eldercare business and, more recently, the legal, accounting and other professional fees directly attributed to the spin-off transaction. Strategic consulting costs in fiscal 2003 also include executive compensation of $2.2 million which relates to certain incentive compensation to recruit John J. Arlotta as the Company's new chief executive officer and incentive compensation paid to Robert H. Fish for services rendered during his term as the interim chief executive officer. During Mr. Fish's term as interim chief executive officer, his primary objectives were focused on the Company's pharmacy transformation initiatives.

        We recognize the cost of such consulting fees as the services are performed.

  ElderTrust Transactions

        On August 13, 2003, GHC acquired the remaining ownership interest in an unconsolidated joint-venture partnership that operates four skilled nursing facilities with 600 skilled nursing and 125 assisted living beds. Each of the four eldercare centers had been leased to the partnership from ElderTrust, a real estate investment trust from which GHC leased or subleased 18 of its eldercare facilities and eight managed and jointly-owned facilities. GHC purchased its joint venture partner's interest in the unconsolidated partnership for $3.1 million and subsequently purchased one of the four eldercare properties from ElderTrust for $2.6 million. Additionally, GHC paid ElderTrust $2.5 million to reduce the annual cash basis and accrual basis lease expense of one of the three remaining leased facilities by $0.4 million and $0.2 million, respectively. The lease terms of the three facilities that will continue to be leased from ElderTrust were extended from 2010 to 2015.

        On September 11, 2003, GHC entered into additional agreements with ElderTrust, the principal terms of which are as follows:

  •
  GHC agreed to purchase two skilled nursing facilities having 210 skilled nursing beds and 67 assisted living beds, and three assisted living facilities having 257 beds, for $24.8 million. GHC previously leased these properties from ElderTrust at an annual cash basis and accrual basis lease cost of $2.4 million and $1.5 million, respectively. By January 2004, GHC purchased all of the aforementioned eldercare facilities;

  •
  GHC agreed to pay ElderTrust $32.3 million to reduce annual cash basis and accrual basis lease cost associated with nine properties by $6.9 million and $1.2 million, respectively, and acquire options to purchase seven properties previously subleased to GHC by ElderTrust. On October 29, 2003, GHC paid ElderTrust $2.3 million to reduce the rents of two of the nine eldercare facilities, and on November 7, 2003, GHC paid ElderTrust the remaining $30.0 million to reduce the rents of the other seven aforementioned eldercare facilities; and

  •
  ElderTrust was paid $4.4 million upon consummation of the spin-off in exchange for ElderTrust's consent to the assignment of all remaining leases and guarantees from NeighborCare to GHC, which was accounted for by NeighborCare as a spin-off related expense in its first fiscal quarter of 2004.

  NCS Transaction Termination Fee

        On July 28, 2002, the Company and its wholly-owned subsidiary, Geneva Sub, Inc., entered into an agreement and plan of merger (the "Merger Agreement") with NCS HealthCare, Inc. ("NCS"), pursuant to which NCS was to become a wholly-owned subsidiary of the Company (the "NCS Transaction").

        On December 11, 2002, the Court of Chancery of the State of Delaware, pursuant to an order of the Delaware Supreme Court dated December 10, 2002 which reversed prior determinations of the Court of Chancery, entered an order preliminary enjoining the consummation of the NCS transaction pending further proceedings.

        On December 15, 2002, the Company entered into a termination and settlement agreement with Omnicare whereby it agreed to terminate the Merger Agreement and Omnicare agreed to pay to the Company $22 million. In addition, the Company and Omnicare each agreed to release the other from any claims arising from the Merger Agreement and not commence any action against one another in connection with the Merger Agreement. On December 16, 2002 the Company provided notice to NCS terminating the Merger Agreement. In fiscal 2003, the Company recognized a $10.2 million gain resulting from the $22 million break-up fee, net of $11.8 million of costs associated with the proposed NCS transaction.

  Arbitration Award

        On February 14, 2002, an arbitrator ruled in favor of NeighborCare on all claims and counterclaims in the lawsuit involving HCR Manor Care, Inc. and certain of its affiliates The arbitrator found that HCR Manor Care did not lawfully terminate the Master Service Agreements with NeighborCare, so that those contracts remain in full force and effect until the end of September 2004.

The arbitrator awarded NeighborCare $21.9 million in damages for respondents' failure to allow NeighborCare to exercise its right under the Master Service Agreements to service facilities owned and operated by a subsidiary of respondent HCR Manor Care. The Company recognized the $21.9 million award as a gain which is included under the caption net gain from break-up fee and other settlements in the consolidated statements of operations. In addition, the arbitrator terminated his prior ruling that allowed respondents to withhold 10% of their payments to NeighborCare, and respondents paid NeighborCare $9.1 million in funds representing the amounts withheld during the course of the Arbitration pursuant to the arbitrator's prior ruling.

  Amended Pharmacy Service Agreements

        On August 15, 2002, the Company announced that it and HCR Manor Care, Inc. agreed to withdraw all outstanding legal actions against each other stemming from the acquisition by the Company of HCR Manor Care's pharmacy subsidiary, Vitalink. The Company and HCR Manor Care also agreed to withdraw the prior pharmacy service agreement that was set to expire in 2004 and entered into a new pharmacy service agreement. The new pharmacy service agreement runs through January 2006 and covers approximately 200 of HCR Manor Care's facilities. The pricing in the new pharmacy service agreement was reduced by approximately $12.8 million annually based upon then current sales volumes.

        In September 2002, the Company was awarded a contract to serve 6,892 beds owned by the State of New Jersey under a three year agreement with the option for two one-year extensions. NeighborCare was the predecessor pharmacy serving these beds under a 1996 agreement of an initial term of three years which was extended through September 30, 2002. The new contract was awarded through New Jersey's competitive bidding process, and was bid by the Company at reimbursement rates lower than the prior agreement. The revenue reduction associated with the new pharmacy agreement was approximately $7.2 million annually based upon then current sales volumes.

(6)    Restricted Investments in Marketable Securities

        Marketable securities (classified as available for sale) are held by the Company's wholly-owned subsidiary, Liberty Health Corporation, LTD ("LHC"), incorporated under the laws of Bermuda. LHC provides various insurance coverages to the Company and to unrelated entities, most of which are managed by the Company.

        The current portion of restricted investments in marketable securities represents an estimate of the level of outstanding losses the Company expects to pay in the succeeding year.

        Marketable securities at September 30, 2003 of the Company consist of the following (in thousands):

	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Fixed interest securities:
U.S. mortgage backed securities	$5,475	$677	$—	$6,152
Corporate bonds	9,771	658	—	10,429
Government bonds	1,368	21	(42)	1,347
Term deposits	1,028	—	—	1,028
Equity securities	1,102	380	—	1,482
Money market funds	70,153	—	—	70,153

	$88,897	$1,736	$(42)	$90,591

Less: Current portion of restricted investments				(29,320)

Long-term restricted investments				$61,271

        Marketable securities at September 30, 2002 of the Company consisted of the following (in thousands):

	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Fixed interest securities:
U.S. mortgage backed securities	$5,464	$774	$—	$6,238
Corporate bonds	12,209	633	(42)	12,800
Government bonds	1,413	22	(95)	1,340
Term deposits	2,495	—	—	2,495
Equity securities	1,103	—	—	1,103
Money market funds	62,171	—	—	62,171

	$84,855	$1,429	$(137)	$86,147

Less: Current portion of restricted investments				(20,542)

Long-term restricted investments				$65,605

        Fixed interest securities held at September 30, 2003 mature as follows (in thousands):

	2003
	Amortized cost	Fair value
Due in one year or less	$3,060	$3,088
Due after 1 year through 5 years	10,988	11,983
Due after 5 years through 10 years	2,010	2,229
Over 10 years	556	628

	$16,614	$17,928

        Actual maturities may differ from stated maturities because borrowers have the right to call or prepay certain obligations with or without prepayment penalties.

        In the normal course of business, LHC's bankers have issued letters of credit totaling $87.9 million in 2003 and $74.9 million in 2002 in favor of insurers. Cash and equivalents in the sum of $4.1 million, and investments with an amortized cost of $87.7 million and a market value of $89.4 million are pledged as security for these letters of credit as of September 30, 2003.

(7)    Property, Plant and Equipment

        Property, plant and equipment at September 30, 2003 and 2002 consist of the following (in thousands):

	2003	2002
Land	$72,515	$79,321
Buildings and improvements	584,263	594,446
Equipment, furniture and fixtures	203,619	169,383
Construction in progress	6,372	16,152

	866,769	859,302
Less accumulated depreciation	(114,773)	(63,374)

Property, plant and equipment, net	$751,996	$795,928

(8)    Notes Receivable and Other Investments

        Notes receivable and other investments at September 30, 2003 and 2002 consist of the following (in thousands):

	2003	2002
Mortgage notes and other notes receivable	$19,252	$15,664
Investments in revenue bonds	—	1,370

Notes receivable and other investments	$19,252	$17,034

        Mortgage notes and other notes receivable at September 30, 2003 and 2002 bear interest at rates ranging from 7.25% to 10.00% and mature at various times ranging from 2004 to 2029. The majority of the mortgage notes and other notes are secured by first or second mortgage liens on underlying facilities and personal property, accounts receivable, inventory and / or gross facility receipts, as defined.

        The Company has agreed to provide third parties, including facilities under management contract, with $7.4 million of working capital lines of credit. The unused portion of working capital lines of credit was $4.6 million at September 30, 2003.

        Investments in revenue bonds at September 30, 2002 bore interest at rates ranging from 10.00% to 10.45% and mature at various times between 2011 and 2021. The revenue bonds held were issued by a skilled nursing facility owned by an independent third party.

(9)    Other Long-Term Assets

        Other long-term assets at September 30, 2003 and 2002 consist of the following (in thousands):

	2003	2002
Deferred financing fees, net	$7,575	$10,131
Cost report receivables, net	2,123	4,379
Property deposits and funds held in escrow	22,783	14,035
Employee deferred compensation	7,501	1,950
Other, net	13,248	3,513

Other long-term assets	$53,230	$34,008

(10)    Goodwill and Identifiable Intangible Assets

        The change in the carrying amount of goodwill for the years ended September 30, 2003 and 2002 is as follows (in thousands):

	2003	2002
Balance at beginning of period	$336,701	$325,593
Goodwill acquired during the year	3,040	4,833
Impairment losses	—	(2,818)
Utilization of net operating losses	(2,046)	(3,149)
Fresh-start valuation adjustments	—	12,242

Balance at end of period	$337,695	$336,701

        In fiscal 2002, the Company recorded $12.2 million of fresh-start valuation adjustments representing miscellaneous changes to its initial application of fresh-start reporting. Also in fiscal 2003 and 2002, in accordance with SOP 90-7, the Company utilized $5.0 million and $8.0 million of net operating loss carry forwards which resulted in a $2.0 million and $3.1 million reduction in goodwill, respectively.

        The consolidated statement of operation for the year ended September 30, 2001 includes $18.1 million of goodwill amortization. Following the adoption of SFAS No. 142, no goodwill amortization expense was recognized for the years ended September 30, 2003 and 2002. The following table adjusts the reported income from continuing operations and the corresponding income per share amounts for the year ended September 30, 2001 for the predecessor company on a pro forma basis assuming the provisions of SFAS No. 142 were adopted effective October 1, 2000 (in thousands, except per share amounts):

2001
Income from continuing operations—as reported	$920,964
Income from continuing operations—as adjusted	939,019
Income per share from continuing operations—basic and diluted—as reported	$18.00
Income per share from continuing operations—basic and diluted—as adjusted	19.31

        In adopting the requirements of fresh-start reporting, the Company recognized certain identifiable intangible assets which were established at September 30, 2001 at their estimated fair value and, in accordance with SFAS 142, are being amortized on a straight-line basis over their estimated useful lives. Identifiable intangible assets at September 30, 2003 and 2002 consist of the following (in thousands, except years):

Classification	2003	2002	Estimated Life (Years)
Customer Contracts	$28,164	$26,391	2-6
Trademarks and trade names	5,000	5,000	5
Non-competition agreements	4,081	2,200	1-4

Identifiable intangible assets	37,245	33,591
Accumulated amortization	(16,379)	(7,796)

Identifiable intangible assets, net	$20,866	$25,795

        Aggregate amortization expense for amortizing identifiable intangible assets for the years ended September 30, 2003 and 2002 was $8.6 million and $7.8 million, respectively. Following the spin-off, estimated amortization expense for the next four fiscal years is $3.6 million in fiscal 2004, $3.0 million in fiscal 2005, $2.8 million in fiscal 2006 and $2.8 million in fiscal 2007. The identifiable intangible assets attributed to NeighborCare will be fully amortized by the end of fiscal 2007.

(11)    Long-Term Debt

        Long-term debt at September 30, 2003 and 2002 consists of the following (in thousands):

	2003	2002
Secured debt
Senior Credit Facility
Term Loan	$246,875	$281,575
Delayed Draw Term Loan	68,162	79,239

Total Senior Credit Facility	315,037	360,814
Senior Secured Notes	240,176	242,602
Mortgages and other secured debt	56,406	86,267

Total debt	611,619	689,683
Less:
Current portion of long-term debt	(20,135)	(40,744)

Long-term debt	$591,484	$648,939

        There was no capitalization of interest in 2003 or 2002. However, $2.5 million in interest was capitalized in 2001, relating to facility construction, systems development and renovations.

        The Senior Credit Facility and the Senior Secured Notes that are described below were repaid subsequent to September 30, 2003 in connection with the spin-off of GHC and the recapitalization of both organizations. See "New Financing Arrangements" below.

Senior Credit Facility

        On October 2, 2001, and in connection with the consummation of the Plan, the Company entered into a Senior Credit Facility consisting of the following: (1) a $150 million revolving line of credit (the "Revolving Credit Facility"); (2) a $285 million term loan (the "Term Loan") and (3) an $80 million delayed draw term loan (the "Delayed Draw Term Loan") (collectively the "Senior Credit Facility"). The outstanding amounts under the Term Loan and the Delayed Draw Term Loan bore interest at the London Inter-bank Offered Rate ("LIBOR") plus 3.50%, or 4.66%, at September 30, 2003. The Revolving Credit Facility bore interest based upon a performance related grid, or 4.16%, at September 30, 2003. The Revolving Credit Facility was not drawn upon during fiscal 2003 or 2002.

        Pursuant to the Senior Credit Facility, the Company and each of its subsidiaries named as guarantors granted the lenders first priority liens and security interests in all unencumbered property, including but not limited to: fee owned property, bank accounts, investment property, accounts receivable, inventory, equipment and general intangible assets.

        The Senior Credit Facility contained an annual excess cash flow payment requirement. At the end of each fiscal year, the Company was required to prepare an excess cash flow calculation as defined in the senior credit agreement. Of the amount, determined as excess cash flow, 75% was to be paid to the Company's senior lenders in the form of a mandatory payment by December 31 of each year. The Company paid $24.8 million on or near December 31, 2002 pursuant to the excess cash flow recapture provision, and as a result, this estimated level of payment is classified in the Company's consolidated balance sheet under the current installments of long-term debt at September 30, 2002. Because the Company refinanced the Senior Credit Facility in connection with the spin-off, there will not be an annual excess cash flow payment requirement on December 31, 2003.

        The Revolving Credit Facility was available for general working capital requirements. The Revolving Credit Facility was to mature on October 2, 2006. Usage under the Revolving Credit Facility was subject to a Borrowing Base (as defined) calculation based upon real property collateral value and a percentage of eligible accounts receivable (as defined). Excluding a $0.9 million posted letter of credit, no borrowings were made under the Revolving Credit Facility at September 30, 2003.

        In the year ended September 30, 2002, the Company borrowed $42 million from the Delayed Draw Term Loan to finance the repayment of all trade balances due to NeighborCare's primary supplier of pharmacy products. In addition, the Company utilized $10 million from the Delayed Draw Term Loan to fund the exercise of the purchase option on three eldercare centers, previously described, and the Company utilized $28 million from the Delayed Draw Term Loan to satisfy certain mortgages as previously described. The Delayed Draw Term Loan was fully drawn at September 30, 2003 and is being repaid with no additional borrowings available under the Delayed Draw Term Loan.

Senior Secured Notes

        On October 2, 2001, and in connection with the consummation of the Plan, the Company entered an indenture agreement in the principal amount of $242.6 million (the "Senior Secured Notes"). The Senior Secured Notes bore interest at LIBOR plus 5.0% (6.16% at September 30, 2003), and amortize one percent each year and were scheduled to mature on April 2, 2007. The Senior Secured Notes were secured by a junior lien on real property and related fixtures of substantially all of the Company's subsidiaries, subject to liens granted to the lenders' interests subject to the Senior Credit Facility.

Other Secured Indebtedness

        At September 30, 2003, the Company had $56.4 million of other secured debt consisting principally of revenue bonds, capital lease obligations and secured bank loans, including loans insured by the Department of Housing and Urban Development. These loans are secured by the underlying real and personal property of individual eldercare centers. All of the other secured loans have fixed rates of interest ranging from 3% to 11%, with a weighted average rate of 8.88% at September 30, 2003.

        Sinking fund requirements, installments of long-term debt and capital leases are as follows (in thousands):

	Principal Amount
Years Ending September 30,	Loans	Capital Leases
2004	$15,872	$4,263
2005	8,161	2,939
2006	8,237	1,641
2007	531,616	907
2008	2,023	115
Thereafter	35,837	8

New Financing Arrangements

        In connection with the spin-off of GHC, the Company restructured and refinanced nearly all of its indebtedness. Prior to the spin-off both NeighborCare and GHC entered into new financing arrangements in an effort to extinguish all senior secured joint and several debt and to provide adequate capital to both separate organizations. As such, NeighborCare and GHC entered into the following new financing arrangements:

NeighborCare:

  •
  $250.0 million, 6.875% senior subordinated notes due 2013; and

  •
  $100.0 million, undrawn revolving credit facility due 2008. Interest at LIBOR plus 2.00% on borrowings

  •
  and a commitment fee of 0.50% on any unused commitment.

GHC:

  •
  $225.0 million, 8% senior subordinated notes due 2013;

  •
  $185.0 million, fully drawn term loan due 2010. Interest at LIBOR plus 2.75%; and

  •
  $75 million, undrawn revolving credit facility due 2008. Interest at LIBOR plus 3.00% on borrowings and a commitment fee of 0.50% on any unused borrowings.

        The $660.0 million of proceeds from the new financing arrangements were used to repay the Company's previously held senior credit facility of $315.1 million ($246.9 million term loan and $68.2 million delayed drawn term loan) and the Company's previously held $240.2 million senior secured notes.

        The remaining proceeds of approximately $104.8 million were used to pay for approximately $21.0 million of financing fees related to the new financing arrangements, with the remaining $83.8 million used to provide additional liquidity to both organizations to fund both working capital and other requirements.

        The agreements and instruments governing our new financing arrangements contain various restrictive covenants that, among other things, require the Company to comply with or maintain certain financial tests and ratios and restrict our ability to:

  •
  incur more debt;

  •
  pay dividends, redeem stock or make other distributions;

  •
  make certain investments;

  •
  create liens;

  •
  enter into transactions with affiliates;

  •
  make acquisitions;

  •
  merge or consolidate; and

  •
  transfer or sell assets.

        The new financing arrangements require us to maintain compliance with certain financial and non-financial covenants, including minimum EBITDA (earnings before interest, taxes, depreciation and amortization); limitations on capital expenditures, maximum leverage ratios, minimum fixed charge coverage ratios and minimum net worth.

        Under the terms of NeighborCare's and GHC's senior subordinated notes, the notes are not redeemable until on or after November 15, 2008 and October 28, 2008, respectively. NeighborCare and GHC may, however, use the net proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount of the notes issued on or before November 15, 2006 and October 15, 2006, respectively at 106.875% and 108.000%, respectively, of the principal amount thereof, plus accrued and unpaid interest to the redemption date, subject to the terms of the notes.

(12)    Guarantor Subsidiaries and Condensed Consolidated Financial Statements

        The Company's $250 million, 6.875% senior subordinated notes due 2013 as discussed in note 11 are fully and unconditionally guaranteed on a joint and several basis by certain 100% owned subsidiaries of the Company (Guarantors). Those subsidiaries that do not guarantee the notes consist of the joint ventures in which NeighborCare has a greater than 50% share in the equity and earnings thereof and GHC (Non-Guarantors). Separate financial statements of the guarantor subsidiaries have not been prepared because management believes it would not be material to investors. The following tables present the condensed consolidating financial statements of NeighborCare, Inc. (Parent), the guarantor subsidiaries and the non-guarantor subsidiaries:

Consolidating Balance Sheets
September 30, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Accounts receivable, net	$777,592	$155,782	$213,111	$(779,599)	$366,886
Other current assets	186,884	61,069	70,758	—	318,711
Property, plant and equipment, net	14,687	51,682	685,627	—	751,996
Investment in subsidiaries	25,435	1,088	10,058	(27,759)	8,822
Goodwill	330,975	1,509	5,211	—	337,695
Other long-term assets	64,300	3,604	86,715	—	154,619

	$1,399,873	$274,734	$1,071,480	$(807,358)	$1,938,729

Liabilities and shareholders' equity
Accounts payable and accrued expenses	$29,786	$117,386	$851,232	$(779,599)	$218,805
Current portion of long-term debt	18,069	—	2,066	—	20,135
Long-term debt less current portion	545,224	340	45,920	—	591,484
Other non-current liabilities	152,918	9,856	29,368	—	192,142
Shareholders' equity	653,876	147,152	142,894	(27,759)	916,163

	$1,399,873	$274,734	$1,071,480	$(807,358)	$1,938,729

Consolidating Balance Sheets
September 30, 2002
(in thousands)

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Accounts receivable, net	$817,952	$144,678	$219,331	$(811,992)	$369,969
Other current assets	221,197	60,621	69,476	—	351,294
Property, plant and equipment, net	39,307	45,716	710,905	—	795,928
Investment in subsidiaries	23,635	—	14,015	(23,507)	14,143
Goodwill	332,934	1,509	2,258	—	336,701
Other long-term assets	47,775	3,240	91,427	—	142,442

	$1,482,800	$255,764	$1,107,412	$(835,499)	$2,010,477

Liabilities and shareholders' equity
Accounts payable and accrued expenses	$15,217	$139,198	$889,090	$(811,992)	$231,513
Current portion of long-term debt	38,137	447	2,160	—	40,744
Long-term debt less current portion	628,750	1,873	18,316	—	648,939
Other non-current liabilities	124,963	9,852	40,343	—	175,158
Shareholders' equity	675,733	104,394	157,503	(23,507)	914,123

	$1,482,800	$255,764	$1,107,412	$(835,499)	$2,010,477

Consolidating Statements of Operations
Year ended
September 30, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Net revenues	$1,598	$1,105,767	$136,492	$1,243,857
Cost of revenues	—	865,105	96,873	961,978

Gross profit	1,598	240,662	39,619	281,879
Operating Expenses	20,070	219,898	21,356	261,324
Interest expense, net	14,230	(111)	239	14,358
Other expense (income)	4,867	(578)	—	4,289

Income before income taxes	(37,569)	21,453	18,024	1,908
Income tax provision (benefit)	(3,960)	1,912	—	(2,048)
Income (loss) from discontinued operations	28,732	—	—	28,732

Net income (loss)	$(4,874)	$19,541	$18,024	$32,688

Consolidating Statements of Operations
Year ended
September 30, 2002
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Net revenues	$2,126	$1,029,272	$105,339	$1,136,737
Cost of revenues	—	805,233	76,350	881,583

Gross profit	2,126	224,039	28,989	255,154
Operating Expenses	1,727	220,059	19,561	241,347
Interest expense, net	16,427	506	253	17,186
Other expense (income)	3,061	—	—	3,061

Income before income taxes	(19,089)	3,474	9,175	(6,440)
Income tax provision (benefit)	(13,468)	769	—	(12,699)
Income from discontinued operations	66,507	—	—	66,507

Net income (loss)	$60,886	$2,705	$9,175	$72,766

 Consolidating Statements of Operations
Predecessor Company
Year ended
September 30, 2001
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Net revenues	$1,419	$1,007,511	$38,953	$1,047,883
Cost of revenues	—	793,362	24,519	817,881

Gross profit	1,419	214,149	14,434	230,002
Operating Expenses	(1,139,425)	388,388	13,085	(737,952)
Interest expense, net	23,444	21,430	314	45,188
Other expense (income)	1,504	(18)	316	1,802

Income before income taxes	1,115,896	(195,651)	719	920,964
Income tax provision (benefit)	(137)	137	—	—
Loss from discontinued operations	628,867	—	—	628,867

Net income (loss)	$487,166	$(195,788)	$719	$292,097

Consolidating Statements of Cash Flows
Year ended
September 30, 2003
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Cash flow from operating activities	$59,402	$21,124	$30,035	$110,561
Cash flow from investing activities	(18,823)	(9,126)	15,661	(12,288)
Cash flow from financing activities	(81,736)	(1,980)	(29,861)	(113,577)

Consolidating Statements of Cash Flows
Year ended
September 30, 2002
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Cash flow from operating activities	$(62,314)	$105,479	$136,020	$179,185
Cash flow from investing activities	(8,648)	(11,717)	(74,474)	(94,839)
Cash flow from financing activities	54,359	(490)	(22,324)	31,545

 Consolidating Statements of Cash Flows
Predecessor Company
Year ended
September 30, 2001
(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Cash flow from operating activities	$142,601	$(41,632)	$(93,632)	$7,337
Cash flow from investing activities	(3,792)	(5,442)	(49,515)	(58,749)
Cash flow from financing activities	88,378	2,251	(30,026)	60,603

(13)    Leases and Lease Commitments

        The Company leases certain facilities under operating leases. Future minimum payments for the next five years under non-cancelable operating leases at September 30, 2003 are as follows (in thousands):

Year ending September 30,	Minimum Payment
2004	$29,109
2005	27,149
2006	23,764
2007	21,188
2008	19,315
Thereafter	17,326

        For the year ended September 30, 2003, the Company's continuing and discontinued operations incurred $40.3 million of lease obligation costs. The Company classifies operating lease costs associated with its eldercare centers and corporate office sites as lease expense in the consolidated statements of operations, while the operating lease costs of pharmacy and other health service sites are included within other operating expenses.

        In connection with the adoption of fresh-start reporting, the Company recorded an unfavorable lease credit associated with 40 leased properties which is amortized using the straight-line method over the remaining lives of the leases. The unfavorable component of these lease contracts was estimated using market comparable lease coverage ratios for similar assets. The unfavorable lease liability at September 30, 2003 of $11.3 million, included in other long-term liabilities in the consolidated balance sheet, will be amortized as reduction to lease expense over the remaining lease terms, which have a weighted average term of 3.4 years.

(14)    Income Taxes

        Income tax expense (benefit) for the years ended September 30, 2003, 2002 and 2001 was as follows (in thousands):

	Successor Company
			Predecessor Company 2001
	2003	2002
Income from continuing operations	$(2,048)	$(12,699)	$—
Income (loss) from discontinued operations	$16,900	$42,843	—

Total	$14,852	$30,144	—

        The components of the provision (benefit) for income taxes on income from continuing operations for the years ended September 30, 2003, 2002 and 2001 was as follows (in thousands):

	Successor Company
			Predecessor Company 2001
	2003	2002
Current:
Federal	$(7,850)	$(10,285)	$—
State	3,859	2,736	—

	(3,991)	(7,549)	—

Deferred:
Federal	5,318	(1,926)	—
State	(3,375)	(3,224)	—

	1,943	(5,150)	—

Total	$(2,048)	$(12,699)	$—

        Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income from continuing operations before income taxes, equity in net income (loss) of unconsolidated affiliates and minority interests (in thousands):

	Successor Company
			Predecessor Company 2001
	2003	2002
Computed "expected" tax	$668	$(2,254)	$322,337
Increase (reduction) in income taxes resulting from:
State and local income taxes, net of federal tax benefits	314	(318)	—
Amortization of goodwill	—	—	4,495
Carryback of losses allowed under Job Creation and Worker Assistance Act of 2002	(4,443)	(10,285)	—
Write-off of non-deductible goodwill	1,413	—	116,900
Cancellation of debt income	—	—	(505,750)
Adequate protection payments	—	—	40,250
Change in valuation allowance	—	—	21,733
Other, net	—	158	35

Total income tax expense	$(2,048)	$(12,699)	$—

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2003 and 2002 are presented below (in thousands):

	2003	2002
Deferred Tax Assets:
Accrued liabilities and reserves	$66,056	$63,296
Net operating loss carry-forwards (Predecessor)	98,835	100,881
Net operating loss carry-forwards (Successor)	12,289	—
Derivatives financial instruments	2,389	—
Net unfavorable leases	7,345	8,800
Other	11,900	12,449

Deferred tax assets	198,814	185,426

Valuation allowance	(98,835)	(100,881)

Net deferred tax assets	99,979	84,545

Deferred Tax Liabilities:
Accounts receivable	(22,622)	(20,243)
Goodwill and other intangibles	(65,150)	(58,721)
Depreciation	(50,434)	(33,000)
Deferred gain	(4,047)	(5,800)
Other	(7,748)	(3,972)

Total deferred tax liability	(150,001)	(121,736)

Net deferred tax liability	$(50,022)	$(37,191)

        Pursuant to the Job Creation and Worker Assistance Act of 2002, which extended the net operating loss carryback period to five years, the Company was able to carryback certain net operating loss (NOL) carry-forwards originating in the year ended September 30, 2001. This enabled the Company to record $4.4 million and $10.3 million in federal tax refunds during the years ended September 30, 2003 and 2002, respectively.

        Following consummation of the Plan, and after reduction for (1) the aforementioned NOL carrybacks and (2) cancellation of prepetition indebtedness as provided under Section 108 of the Internal Revenue Code, the Company had Predecessor Company NOL carry-forwards of $278.0 million, which expire between September 30, 2020 and September 30, 2021. Under applicable limitations imposed by Section 382 of the Internal Revenue Code, the Company's ability to utilize these loss carry-forwards became subject to an annual limitation of $43.3 million, inclusive of a separate limitation for Multicare. During the years ended September 30, 2003 and 2002, the Company utilized $5.0 million and $8.0 million, respectively, of Predecessor loss carry-forwards. Pursuant to SOP 90-7, the income tax benefit of any Predecessor NOL utilization ultimately serves to reduce goodwill and, thereafter, to increase paid-in-capital. The Company has Predecessor NOL carry-forwards of $265.0 million remaining at September 30, 2003. There can be no assurances that the Company will be able to utilize these NOL's and, consequently, a 100% valuation allowance against these NOL's has been provided. During the year ended September 30, 2003, the Successor Company generated an additional NOL of $27.2 million not subject to annual limitation which is available for carry-forward through the year ended September 30, 2023. Other deferred tax assets include $3.3 million for built-in losses recognized by Multicare during the fiscal year ended September 30, 2002 in excess of its separate limitation under Section 382.

(15)    Redeemable Preferred Stock

        In connection with the consummation of the Plan, the Company issued 425,946 shares of Series A Convertible Preferred Stock (the "Series A Preferred"). The Series A Preferred has a liquidation preference of $46.8 million and accrue dividends at the annual rate of 6% payable in additional shares of Series A Preferred. The Series A Preferred is convertible at any time, at the option of the holders. Following the spin-off, each share of Series A Preferred is convertible into the number of shares of the Company's common stock which results from dividing (x) the liquidation preference of $100 per each such share plus all accrued and unpaid dividends by (y) the conversion price per share of $12.60. In fiscal 2002, 4,338 shares of Series A Preferred were converted to 21,336 shares of common stock. In fiscal 2003, 6,351 shares of Series A Preferred were converted into 31,231 shares of common stock.

        The Company has the right to convert all of the shares of Series A Preferred to shares of common stock at any time after the first anniversary date of the effective date, or October 2, 2002, when the average trading price of the Company's common stock over the immediately preceding 30 days is $18.60 (following the spin-off) or more per share. The Company has the right to redeem the Series A Preferred at any time by giving 30 days notice to the holders (subject to certain restrictions imposed by the Company's Senior Credit Facility). The Series A Preferred are subject to mandatory redemption on October 2, 2010. The conversion rate is $12.60 of liquidation preference for each share common stock.

        Effective December 16, 2003, the Company's board of directors exercised its option to require the mandatory conversion of the Series A Preferred, at a per share conversion price of $12.60 (as adjusted from $20.33 in connection with the spin-off), into 3,464,255 shares of NeighborCare common stock pursuant to the terms of the Company's amended and restated articles of incorporation, as amended.

        The Series A Preferred is reflected in the consolidated balance sheet under redeemable preferred stock.

(16)    Shareholders' Equity

Common Stock

        The authorized common stock consists of 200,000,000 shares, $0.02 par value, of which 41,813,603 shares were issued and 39,514,351 were outstanding at September 30, 2003. The provisions of the Plan call for the issuance of 41,000,000 shares, of which 260,493 are to be issued when all outstanding claim objections and other disputed claim matters of the bankruptcy proceedings are resolved.

Treasury stock

        In fiscal 2003, the Company's board of directors authorized the repurchase of up to $50.0 million of NeighborCare common stock through privately negotiated third party transactions or in the open market. As of September 30, 2003, the Company had repurchased 2,299,252 common shares at a cost of $36.2 million, representing 5.8% of the common stock outstanding.

Restricted Stock Grants

        On October 2, 2001, the Board of Directors authorized the Company to issue 750,000 restricted shares of common stock to certain of its senior officers. These shares were scheduled to vest quarterly over a five year period ending on October 1, 2006.

        The Company recorded compensation expense ratably over each vesting period at $20.33 per vesting share. In fiscal 2002, the Company recognized $2.5 million of compensation cost for the scheduled vesting of restricted stock grants, which is included in salaries, wages and benefit costs in the consolidated statements of operations. Also in fiscal 2002, the Company recognized $4.7 million of compensation cost for the accelerated vesting of restricted stock grants held by certain key executives whose employment was terminated during the fiscal year. See note 5—"Significant Transactions and Events—Strategic Planning, Severance and Other Related Costs." The compensation cost for the accelerated vesting of these restricted stock grants is included in strategic planning, severance and other related costs in the consolidated statements of operations.

        On April 1, 2003, the Company extended an offer to its employees, including executive officers except for its chief executive officer, to tender all options to purchase shares of its common stock, par value $.02 per share, outstanding under its 2001 stock option plan, for the following consideration: (a) for those holders of options who had received awards of more than 2,000 restricted shares of common stock under the stock incentive plan, the acceleration of vesting of all such restricted shares plus a cash payment of $2.50 per share underlying the option for options that had an exercise price below $20.00 per share, and (b) with respect to those holders of options who had not received awards of more than 2,000 restricted shares, (i) for those options that had an exercise price of at least $20.00 per share, a cash payment of $2.00 per share underlying the option, and (ii) for those options that had an exercise price below $20.00 per share, a cash payment of $2.50 per share subject to the option. The offer expired on May 12, 2003. The Company accepted for exchange and cancellation options to purchase 1,724,000 shares of its common stock, which represented all of the eligible outstanding options properly tendered for exchange by eligible option holders. All eligible options held by the Company's employees were tendered in the offer, with the exception of options to purchase 35,000 shares. As a result of this offer and exchange, the Company expensed $7.2 million in fiscal 2003, of which $1.4 million was disbursed in cash, with the remainder distributed in common stock. This expense is classified as a component of strategic planning, severance and other related costs in the Company's consolidated statements of operations.

(17)    Stock Option Plans

        In fiscal 2002, the Company adopted the 2001 Stock Option Plan (the "2001 Plan"). The aggregate number of shares of common stock that may be issued under the 2001 Plan is 3,480,000, of which 3,305,000 may be issued to non-directors and 175,000 may be issued solely to directors.

	Option Price Per Share	Outstanding	Exercisable	Available for Grant
Balance at September 30, 2001	—	—	—	—
Authorized	$—	$—	$—	$3,480,000
Granted	$18.75–$20.33	2,751,000	—	(2,751,000)
Exercisable	—	—	619,779	—
Canceled/Forfeited		(392,000)	—	392,000

Balance at September 30, 2002	$18.75–$20.33	2,359,000	619,779	1,121,000

Granted	$15.06–$20.33	652,500	—	(652,500)
Exercisable	—	—	(299,459)	—
Canceled/Forfeited	—	(2,271,500)	—	2,271,500

Balance at September 30, 2003	$16.80–$20.33	740,000	320,320	2,740,000

(18)    Loss on Impairment of Assets and Other Charges

Fiscal 2002

        During the year ended September 30, 2002, the Company recorded debt restructuring and reorganization costs, of $2.6 million related to post confirmation liabilities payable to the United States Trustee related to Chapter 11 cases that remained open. With the exception of three open cases, all other Chapter 11 cases were closed in July 2002.

Fiscal 2001

        During the year ended September 30, 2001, the Company recorded costs in connection with certain uncollectible receivables, insurance related costs and other charges, and debt restructuring and reorganization costs. The Company also recognized a gain on the discharge of debt in connection with the consummation of the Plan. The following table and discussion provides additional information on these charges and gain in continuing operations (in thousands):

2001
Notes receivable, advances, and trade receivables, due from affiliated businesses formerly owned or managed deemed uncollectible	$30,048
Uncollectible trade receivables	38,883
Self-insured and related program costs	15,110
Other charges	22,390

Total uncollectible receivable, insurance related and other charges (included in other operating expenses)	$106,431

Debt restructuring and reorganization costs and net (gain) on debt discharge:
Professional, bank and other fees	$59,393
Employee benefit related costs, including severance	16,786
Exit costs of terminated businesses	5,877
Fresh start valuation adjustments	334,418
Gain on debt discharge	(1,444,909)

Total debt restructuring and reorganization costs and net (gain) on debt discharge	$(1,028,435)

Uncollectible receivable, insurance related costs and other charges included in other operating expenses

        In fiscal 2001, the Company performed periodic assessments of the collectibility of amounts due from certain affiliated businesses in light of the adverse impact of PPS on their liquidity and profitability. As a result of our assessment, the carrying value of notes receivable, advances and trade receivables due from affiliates was written down by $30 million.

        In fiscal 2001, the Company performed a re-evaluation of its allowance for doubtful accounts triggered by deterioration in the agings of certain categories of receivables. Management believed that such deterioration in the agings were due to several prolonged negative factors related to the operational effects of the bankruptcy filings such as personnel shortages and the time demands required in normalizing relations with vendors and addressing a multitude of bankruptcy issues. As a result of this re-evaluation, the Company determined that an increase in the allowance for doubtful accounts of $38.9 million was necessary.

        In fiscal 2001, as a result of adverse claims development we re-evaluated the levels of reserves established for certain self-insured health and workers' compensation benefits and other insurance related programs. These charges were $15.1 million.

        In addition, the Company incurred charges of $22.4 million during fiscal 2001, principally related to contract and litigation matters and settlements, and certain other charges.

Debt restructuring and reorganization costs and net gain on debt discharge

        During the twelve months ended September 30, 2001, the Company incurred $416.5 million of legal, bank, accounting, fresh-start valuation adjustments and other costs in connection with its debt restructuring and the Chapter 11 cases. Of these charges, $59.4 million is attributed to professional, bank and other fees and $16.8 million pertains to certain salary and benefit related costs, principally for a court approved special recognition program. In addition, the Company incurred $5.9 million of costs associated with exiting certain terminated businesses. Fresh-start valuation adjustments of $334.4 million were recorded pursuant to the provisions of SOP 90-7, which require entities to record their assets and liabilities at fair value. The fresh-start valuation adjustments are principally the result of the elimination of predecessor company goodwill and the revaluation of property, plant and equipment to estimated fair values. The gain on debt discharge of $1,444.9 million represents the relief of liabilities subject to compromise in accordance with the plan of reorganization.

(19)    Commitments and Contingencies

Financial Commitments

        Requests for providing commitments to extend financial guarantees and extend credit are reviewed and approved by senior management. Management regularly reviews all outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the need for any reserves for possible credit and guarantee losses.

        The Company has an agreement with a vendor, which supplies approximately 98% of the Company's pharmaceutical products, pursuant to which the Company is required to maintain a deposit to secure purchase terms. The deposit of $37.9 million and $32.7 million at September 30, 2003 and 2002, respectively, is refundable upon the Company's election of alternative purchase terms and accordingly, is classified among current assets.

        The Company has posted $0.9 million of outstanding letters of credit. The letters of credit guarantee performance to third parties of various trade activities. The letters of credit are not recorded as liabilities on the Company's balance sheet unless they are probable of being utilized by the third party. The financial risk approximates the amount of outstanding letters of credit.

        The Company has extended $7.4 million in working capital lines of credit to certain jointly owned and managed companies, of which $4.6 million were unused at September 30, 2003. Credit risk represents the accounting loss that would be recognized at the reporting date if the affiliate companies were unable to repay any amounts utilized under the working capital lines of credit. Commitments to extend credit to third parties are conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes.

        The Company is a party to joint venture partnerships whereby its ownership interests are 50% or less of the total capital of the partnerships. The Company accounts for these partnerships using the equity method of accounting and, therefore, the assets, liabilities and operating results of these partnerships are not consolidated with the Company's. The carrying value of the Company's investment in joint ventures is $8.8 million and $14.1 million at September 30, 2003 and 2002, respectively. The Company's share of the income (loss) of the partnerships for the years ended September 30, 2003, 2002 and 2001 was $1.2 million, $2.2 million and $(10.2) million, respectively. Although the Company is not contractually obligated to fund operating losses of these partnerships, in certain cases, it has extended credit to such joint venture partnerships in the past and may decide to do so in the future in order to realize economic benefits from our joint venture relationship. Management assesses the creditworthiness of such partnerships in the same manner it does other third-parties. The Company has provided $10.8 million of financial guarantees related to loan commitments of four jointly owned and managed companies of GHC. As of September 30, 2003, the Company has also provided $12.4 million of financial guarantees related to lease obligations of one jointly-owned and managed company that operates four eldercare centers. This obligation was subsequently relieved in October 2003 upon the sale of the jointly-owned partnership's leasehold rights to an independent third party. The guarantees are not recorded as liabilities on the Company's balance sheet unless it is required to perform under the guarantee. Credit risk represents the accounting loss that would be recognized at the reporting date if counter-parties failed to perform completely as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that no amounts could be recovered from other parties.

Legal Proceedings

        The Company is a party to litigation arising in the ordinary course of business. The Company does not believe the results of such litigation, even if the outcome is unfavorable, would have a material adverse effect on the Company's financial position.

U.S. ex rel Scherfel v. Genesis Health Ventures et al.

        In this action, brought in U.S. District Court for the District of New Jersey on March 16, 2000, the plaintiff alleges that a pharmacy purchased by NeighborCare failed to process Medicaid credits for returned medications. The allegations are vaguely alleged for other jurisdictions. While the action was under seal in U.S. District Court, the Company fully cooperated with the Department of Justice's evaluation of the allegations. On or about March 2001, the Department of Justice declined to intervene in the suit and prosecute the allegations. The U.S. District Court action is no longer under seal but remains administratively stayed pending resolution of the bankruptcy issues.

        The plaintiff filed a proof of claim in the Company's bankruptcy proceedings initially for approximately $650 million and subsequently submitted an amended claim in the amount of approximately $325 million. The Company believes the allegations have no merit and objected to the proof of claim. In connection with an estimation of the proof of claim in the bankruptcy proceeding, the Company filed a motion for summary judgment urging that the claim be estimated at zero. On or about January 24, 2002, the U.S. Bankruptcy Court granted Debtors' motion and estimated the claim at zero.

        On or about February 11, 2002, the plaintiff appealed the bankruptcy court's granting of summary judgment to the U.S. District Court in Delaware and sought an injunction preventing the distribution of assets according to the plan of reorganization. The injunction was subsequently denied by the U.S. District Court for several reasons, including that the plaintiff was unlikely to succeed on the merits. When the injunction was denied by the U.S. District Court, the assets previously reserved for the plaintiff's claim were distributed in accordance with the plan of reorganization. On March 27, 2003, the U.S. District Court denied the plaintiff's appeal and upheld the summary judgment decision rendered by the U.S. Bankruptcy Court. On or about April 25, 2003, the plaintiff filed an appeal to the Third Circuit Court of Appeals. The appeal is currently pending and it is most likely to be heard by the Third Circuit Court of Appeals in 2004.

        The Company believes that the settlement of this matter will not be significant to the results of operations or financial condition of the Company.

DEA Investigation

        In August 2001, and March 2002, a NeighborCare pharmacy located in Colorado reported missing inventory and potential diversion to the Drug Enforcement Administration, or the "DEA," the local police and the Colorado Board of Pharmacy. As a result of the pharmacy reporting these incidents, the DEA commenced an audit of the pharmacy's operations. Under the Controlled Substance Act the government may seek the potential value of the inventory diverted as well as other damages. The Colorado facility cooperated with all requests for information, including making its personnel and documents available to the government.

Spin-off Contingencies

        The separation and distribution agreement generally provides for a full and complete release and discharge as of the date of the consummation of the spin-off of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date of the consummation of the spin-off between or among NeighborCare and its affiliates, on the one hand, and GHC and its affiliates, on the other hand, including any contractual agreements or arrangements existing or alleged to exist between or among those parties on or before that date.

        GHC has agreed to indemnify, defend and hold harmless NeighborCare and its affiliates, and each of its directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

  •
  the failure of GHC, or its affiliates, or any other person to pay, perform or otherwise promptly discharge any of the liabilities of the eldercare businesses;

  •
  any liabilities of the eldercare businesses and the operation of the eldercare businesses at any time before or after the spin-off;

  •
  any breach by GHC or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement;

  •
  one-half of any liabilities arising out of our 2001 joint plan of reorganization (other than certain liabilities specifically allocated in the separation and distribution agreement); and

  •
  specified disclosure liabilities.

        NeighborCare has agreed to indemnify, defend and hold harmless GHC and its affiliates, and each of its directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

  •
  the failure of NeighborCare, or its affiliates, or any other person to pay, perform or otherwise promptly discharge any of our liabilities, other than liabilities of the eldercare businesses;

  •
  any of NeighborCare liabilities, other than liabilities of the eldercare businesses, and the operation of its business other than the eldercare businesses at any time before or after the spin-off;

  •
  any breach by NeighborCare or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement;

  •
  one-half of any liabilities arising out of our 2001 joint plan of reorganization (other than certain liabilities specifically allocated in the separation and distribution agreement); and

  •
  specified disclosure liabilities.

(20)    Fair Value of Financial Instruments

        The carrying amount and fair value of financial instruments at September 30, 2003 and 2002 consist of the following (in thousands):

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and equivalents	$132,726	$132,726	$148,030	$148,030
Restricted investments in marketable securities	90,591	90,591	86,147	86,147
Accounts receivable, net	366,886	366,886	369,969	369,969
Accounts payable	58,435	58,435	80,248	80,248
Debt, excluding capital leases	601,746	614,473	679,402	696,351
Pay fixed / receive variable interest rate swap	(7,219)	(7,219)	(4,454)	(4,454)
Interest rate cap	2	2	398	398

        The carrying value of cash and equivalents, net accounts receivable and accounts payable is equal to its fair value due to their short maturity. The Company's restricted investments in marketable securities are carried at fair value.

        The fair value of debt, excluding capital leases, is computed using discounted cash flow analysis, based on the Company's estimated incremental borrowing rate at the end of each fiscal period presented.

        The fair values of interest rate swap and cap agreements were determined using confirmations from third-party financial institutions.

(21)    Assets Held for Sale and Discontinued Operations

        In the normal course of business, the Company continually evaluates the performance of its operating units, with an emphasis on selling or closing under-performing or non-strategic assets. On September 30, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 144). Under SFAS 144, discontinued businesses, including assets held for sale, are removed from the results of continuing operations. The results of operations in the current and prior year periods, along with any costs to exit such businesses in the year of discontinuation, are classified as discontinued operations in the consolidated statements of operations. Businesses sold or closed prior to the Company's adoption of SFAS 144 continue to be reported in the results of continuing operations.

        Consolidated interest expense has been allocated to discontinued operations for all periods presented based on the ratio of net assets of GHC to consolidated net assets of the Company.

        The following table sets forth net revenues and the components of income (loss) from discontinued operations for the years ended September 30, 2003, 2002, and 2001 (in thousands):

			Predecessor Company
	Successor Company
			Year Ended September 30,
	Years Ended September 30,
	2003	2002	2001
Net revenues	$1,405,122	$1,349,051	$1,279,250
Net operating income (loss) of discontinued businesses	65,569	132,723	(621,858)
Interest expense allocation	19,937	23,373	7,009
Income tax expense (benefit)	16,900	42,843	—

Income (loss) from discontinued operations, net of taxes	$28,732	$66,507	$(628,867)

        Discontinued operations have not been segregated in the consolidated statements of cash flows. Therefore, amounts for certain captions will not agree with respective data in the consolidated statements of operations.

(22)    Segment Information

        The Company's principal operating segments are identified by the types of products and services from which revenues are derived and are consistent with the reporting structure of the Company's internal organization. The Company has two reportable segments: institutional pharmacy business and corporate and other.

        The institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care facilities, including skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. The Company also provides pharmacy consulting services to assure proper and effective drug therapy, including monitoring and reporting on prescription drug therapy and assisting the facility in compliance with applicable federal and state regulations.

        Summarized financial information concerning the Company's reportable segments is shown in the following table for the current quarter, compared with the same period last year. The table has been reclassified to reflect the spin-off of GHC, the previously reported "Inpatient Services" segment. The "Corporate and Other" category of operations represents operating information of business units below the prescribed quantitative thresholds under the SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Revenues from these business units are primarily derived from the Company's community-based professional pharmacy business, home infusion, respiratory and medical equipment business and long-term care group purchasing business (Tidewater). The "Corporate and Other" category also consists of the Company's corporate general and administrative function, for which there is generally no revenue generated.

        This approach to segment reporting is consistent with the Company's internal financial reporting and the information used by the chief operating decision makers regarding the performance of the reportable and non-reportable segments. The accounting policies of the segments are the same as those of the consolidated organization.

	Institutional Pharmacy	Corporate and Other	Consolidated
	(in thousands)
Fiscal year ended September 30, 2003
Net revenues	$1,030,412	$213,445	$1,243,857
Gross profit	212,650	69,229	281,879
Operating income (loss)	92,325	(71,770)	20,555
Fiscal year ended September 30, 2002
Net revenues	$922,604	$214,133	$1,136,737
Gross profit	185,683	69,471	255,154
Operating income (loss)	67,851	(54,044)	13,807

Fiscal year ended September 30, 2001
Net revenues	$875,212	$172,671	$1,047,883
Gross profit	176,484	53,518	230,002
Operating income (loss)	(30,954)	998,908	967,954
Total assets as of
September 30, 2003	$192,543	$1,746,186	$1,938,729
September 30, 2002	158,205	1,852,272	2,010,477

        A reconciliation of consolidated operating income to consolidated income from continuing operations:

	Successor Company		Predecessor Company
	Years Ended September 30,
	2003	2002	2001
Consolidated operating income	$20,555	$13,807	$967,954
Interest expense, net	14,358	17,186	45,188
Other expense	4,289	3,061	1,802
Income tax provision (benefit)	(2,048)	(12,699)	—

Income from continuing operations	$3,956	$6,259	$920,964

        Revenues from GHC to both of NeighborCare's reportable segments represent approximately $181.2 million, $205.6 million and $200.6 million of consolidated revenues for the fiscal years ended September 30, 2003, 2002 and 2001, respectively. Of these revenues to GHC facilities, approximately $78.0 million, $100.5 million and $98.1 million for fiscal years ended September 30, 2003, 2002 and 2001, respectively, were billed directly to GHC and were eliminated as intersegment revenues. Revenues from Manor Care to NeighborCare's institutional pharmacy segment represent approximately $130.0 million, $123.0 million and $116.2 million of consolidated revenues for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

(23)    Comprehensive Income

        The following table sets forth the computation of comprehensive income for the years ended September 30, 2003, 2002 and 2001 (in thousands):

	Successor Company		Predecessor Company
	2003	2002	2001
Net income	$32,688	$72,766	$292,097
Unrealized gain on marketable securities (net of income taxes of $141, $349 and $1,067, respectively)	262	647	1,981
Net change in fair value of interest rate swap and cap agreements (net of income tax benefit of $1,233 and $1,582, respectively)	(1,928)	(2,474)	—

Total comprehensive income	$31,022	$70,939	$294,078

(24)    Derivative Financial Instruments

        The Company follows the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133." The Company utilizes derivative financial instruments, such as interest rate swaps and caps, to manage changes in market conditions related to debt obligations. As of September 30, 2003 and 2002, the Company has a $75 million swap maturing on September 13, 2005, to receive fixed (3.1%) / pay variable (one month LIBOR) and a $125 million swap maturing on September 13, 2007, to receive fixed (3.77%) / pay variable (one month

LIBOR). In addition, the Company has a $75 million cap maturing on September 13, 2004. The interest rate cap pays interest to the Company when LIBOR exceeds 3%. The amount paid to the Company is equal to the notional principal balance of $75 million multiplied by (LIBOR minus 3%) in those periods in which LIBOR exceeds 3%. We purchased the interest rate cap in September 2002 for $0.7 million which is being amortized to interest expense over the two year term of the agreement.

        Based upon confirmations from third party financial institutions, the fair value of the interest rate swap agreements and the cap are ($7.2) million and $2 thousand dollars, respectively, at September 30, 2003.

        The Company recognizes all derivatives on the balance sheet at fair value. Changes in the fair value of a derivative that is designated as and meets all the required criteria for a cash flow hedge are recorded in accumulated other comprehensive income (loss) and reclassified to earnings as the underlying hedged item affects earnings. Amounts reclassified into earnings related to interest rate swap and cap agreements are included in interest expense. During fiscal 2003 and 2002, $1.9 million and $2.5 million, respectively, of after tax net unrealized losses related to interest rate swap and caps were recorded in other comprehensive income. As of September 30, 2003 and 2002, $7.2 million and $4.0 million, respectively, have been classified in other long term liabilities in the consolidated balance sheet related to cash flow hedges. The counterparties to the above derivative agreements are major international banks.

        In connection with the spin-off and the repayment of senior indebtedness, the Company terminated the two variable to fixed rate swaps described above with an aggregate notional amount of $200 million. As a consequence the Company paid the contracting parties approximately $3.5 million which will be accounted for as a spin-off related charge in the first fiscal quarter of 2004.

(25)    Quarterly Financial Data (Unaudited)

        The Company's unaudited quarterly financial information is as follows (in thousands, except per share data):

	Net Revenues	Income (Loss) from Continuing Operations	Net Income (Loss) Available to Common Shareholders	Diluted Income (Loss) from Continuing Operations Per Common Share	Diluted Net Income (Loss) Per Common Share
Quarter ended:
December 31, 2002	$297,104	$(1,114)	$11,937	$(0.04)	$0.29
March 31, 2003	304,933	(399)	4,664	(0.01)	0.11
June 30, 2003	318,886	5,948	6,472	0.14	0.16
September 30, 2003	322,934	(478)	6,914	(0.03)	0.17

Quarter ended:
December 31, 2001	$274,408	$(133)	$15,599	$(0.02)	$0.38
March 31, 2002	282,175	11,458	24,943	0.26	0.59
June 30, 2002	288,838	262	17,453	0.01	0.42
September 30, 2002	291,316	(5,328)	12,172	(0.14)	0.29

        Earnings per share was calculated for each three-month and the twelve-month period on a stand-alone basis. As a result, the sum of the diluted earnings per share for the four quarters may not equal the earnings per share for the year.

(26)    Subsequent Events

Preferred Share Purchase Rights

        On November 13, 2003, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.02 per share, payable on December 1, 2003 to the stockholders of record on that date. The Board of Directors declared these rights to protect stockholders from coercive or otherwise unfair takeover tactics. The Rights should not interfere with any merger or other business combination approved by the Board of Directors.

        Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series B Junior Participating Preferred Stock (a "Preferred Share") for $100.00, once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

        The Rights will not be exercisable until ten days after the public announcement of the acquisition by any person or group of beneficial ownership of 20% or more of NeighborCare's outstanding common stock (or ten days after a person or group begins a tender or exchange offer that, if consummated, would bestow upon them beneficial ownership of 20% or more of NeighborCare's outstanding common stock). The Rights expire December 1, 2013.

NeighborCare, Inc.
Schedule Valuation and Qualifying Accounts
Years Ended September 30, 2003, 2002 and 2001
(in thousands)

Description	Balance at Beginning of Period	Charged to Operations (3)	Charged to Other Accounts (1)	Deductions (2)	Balance at End of Period
Year Ended September 30, 2003
Allowance for Doubtful Accounts	$55,791	$37,085	$—	$44,248	$48,628
Year Ended September 30, 2002
Allowance for Doubtful Accounts	83,125	44,712	—	72,046	55,791
Year Ended September 30, 2001
Allowance for Doubtful Accounts	78,020	49,901	12,509	57,305	83,125

(1)
In fiscal 2001, represents a reclassification of amounts previously reported as a direct reduction to trade receivables, rather than an allowance for doubtful accounts.

(2)
Represents amounts written off as uncollectible.

(3)
Includes amounts charged to discontinued operations.

S-1

OFFER TO EXCHANGE

$250,000,000 aggregate principal amount
of its 6.875% Senior Subordinated Notes due 2013,
which have been registered under the Securities Act
of 1933, as amended, for any and all of its
outstanding 6.875% Senior Subordinated Notes due 2013

PROSPECTUS

June     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        As permitted by Pennsylvania corporation law, the Company's bylaws provide that a director will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his or her office under Subchapter B of Chapter 17 of Pennsylvania corporation law, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the Company's bylaws, however, will not limit a director's liability for monetary damages to the extent prohibited by Pennsylvania corporation law.

        The Company's bylaws provide that it must indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such director or officer is or was a director or officer, or is or was serving at the request of the Company as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including attorneys' fees), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding. The Company's bylaws also permit it similarly to indemnify other persons. However, under the Company's bylaws, indemnification will not be provided to any of its directors or officers in certain instances, including in the event a court determines that such director or officer engaged in self-dealing, willful misconduct or recklessness. The Company has in place directors' and officers' insurance for its directors, officers and some employees for specified liabilities.

        The indemnification provisions in the Company's bylaws may discourage shareholders from bringing a lawsuit against officers and directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit the Company and its shareholders. Furthermore, a shareholders' investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, the Company believes that these indemnification provisions are necessary to attract and retain qualified directors and officers.

        The laws of the states or other jurisdictions of incorporation or organization and/or the provisions of the articles or certificates of incorporation or organization and the bylaws (or their equivalent) of substantially all of the subsidiary guarantors listed in the Table of Additional Registrants included in the registration statement (collectively, the "Subsidiary Guarantors") provide indemnification provisions and limitations on the personal liability of directors and/or officers similar to those described above.

        The Registration Rights Agreement contains provisions under which the holders of the notes agree to indemnify the officers, directors and controlling persons of the Company and each of the Subsidiary Guarantors against certain liabilities, including liabilities under the Securities Act or to contribute to payments the officers and directors may be required to make with respect to such liabilities.

Item 21. Exhibits and Financial Statement Schedules

        (a)   Exhibits

Regulation S-K Exhibit Numbers	Description
2.1(1)	Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated July 6, 2001.
2.2(2)	Technical Amendments to Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated August 27, 2001.
2.3(2)	Amendments to Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated to comply with opinion on confirmation dated September 13, 2001.
2.4(3)	Separation and Distribution Agreement by and between the Company and Genesis HealthCare Corporation, dated as of October 27, 2003 (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); the Company agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request).
3.1(4)	Amended and Restated Articles of Incorporation of the Company.
3.2(4)	Articles of Amendment to the Company's Amended and Restated Articles of Incorporation, effective as of December 2, 2003, changing the name to NeighborCare, Inc.
3.3(4)	Statement with Respect to Shares, effective as of December 5, 2003, designating the Company's Series B Junior Participating Preferred Stock, par value $0.01 per share.
3.4(4)	Amended and Restated Bylaws of the Company, as amended.
3.5(5)	Articles of Incorporation of Accumed, Inc.
3.6(5)	Bylaws of Accumed, Inc.
3.7(5)	Articles of Incorporation of ASCO Healthcare of New England, Inc.
3.8(5)	Bylaws of ASCO Healthcare of New England, Inc. (See Exhibit 3.25)*
3.9(5)	Certificate of Limited Partnership of ASCO Healthcare of New England, Limited Partnership
3.10(5)	Articles of Incorporation of ASCO Healthcare, Inc.
3.11(5)	Bylaws of ASCO Healthcare, Inc. (See Exhibit 3.25.)*
3.12(5)	Articles of Organization of Automated HomeCare System, LLC
3.13(5)	Certificate of Limited Partnership of Care4, L.P.
3.14(5)	Articles of Incorporation of CareCard, Inc.
3.15(5)	Bylaws of CareCard, Inc. (See Exhibit 3.25.)*
3.16(5)	Articles of Incorporation of Compass Health Services, Inc.
3.17(5)	Bylaws of Compass Health Services, Inc.
3.18(5)	Articles of Incorporation of Concord Pharmacy Services, Inc.
3.19(5)	Bylaws of Concord Pharmacy Services, Inc.
3.20(5)	Articles of Incorporation of Delco Apothecary, Inc.
3.21(5)	Bylaws of Delco Apothecary, Inc. (See Exhibit 3.19.)*
3.22(5)	Articles of Incorporation of Eastern Medical Supplies, Inc.
3.23(5)	Bylaws of Eastern Medical Supplies, Inc. (See Exhibit 3.25.)*
3.24(5)	Articles of Incorporation of Eastern Rehab Services, Inc.
3.25(5)	Bylaws of Eastern Rehab Services, Inc.
3.26(5)	Certificate of Incorporation of Encare of Massachusetts, Inc.
3.27(5)	Bylaws of Encare of Massachusetts, Inc.
3.28(5)	Certificate of Incorporation of Genesis Holdings, Inc.
3.29(5)	Bylaws of Genesis Holdings, Inc. (See Exhibit 3.27.)*
3.30(5)	Certificate of Incorporation of Geneva Sub, Inc.

3.31(5)	Bylaws of Geneva Sub, Inc. (See Exhibit 3.27.)*
3.32(5)	Articles of Incorporation of H.O. Subsidiary, Inc.
3.33(5)	Bylaws of H.O. Subsidiary, Inc. (See Exhibit 3.25.)*
3.34(5)	Articles of Amendment and Restatement of Health Concepts and Services, Inc.
3.35(5)	Bylaws of Health Concepts and Services, Inc. (See Exhibit 3.25.)*
3.36(5)	Articles of Incorporation of HealthObjects Corporation
3.37(5)	Bylaws of HealthObjects Corporation (See Exhibit 3.25.)*
3.38(5)	Articles of Incorporation of Horizon Medical Equipment and Supply, Inc.
3.39(5)	Bylaws of Horizon Medical Equipment and Supply, Inc.
3.40(5)	Certificate of Incorporation of Institutional Health Care Services, Inc.
3.41(5)	Bylaws of Institutional Health Care Services, Inc.
3.42(5)	Amended and Restated Articles of Organization of Main Street Pharmacy, L.L.C.
3.43(5)	Articles of Incorporation of Medical Services Group, Inc.
3.44(5)	Bylaws of Medical Services Group, Inc. (See Exhibit 3.25.)*
3.45(5)	Articles of Incorporation of NeighborCare Home Medical Equipment, Inc.
3.46(5)	Bylaws of NeighborCare Home Medical Equipment, Inc. (See Exhibit 3.19.)*
3.47(5)	Certificate of Incorporation of NeighborCare Infusion Services, Inc.
3.48(5)	Bylaws of NeighborCare Infusion Services, Inc. (See Exhibit 3.27.)*
3.49(5)	Articles of Incorporation of NeighborCare of California, Inc.
3.50(5)	Bylaws of NeighborCare of California, Inc.
3.51(5)	Articles of Incorporation of NeighborCare of Indiana, Inc.
3.52(5)	Bylaws of NeighborCare of Indiana, Inc.
3.53(5)	Articles of Incorporation of NeighborCare of Northern California, Inc.
3.54(5)	Amended and Restated Bylaws of NeighborCare of Northern California, Inc.
3.55(5)	Initial Articles of Incorporation of NeighborCare of Ohio, Inc.
3.56(5)	Form of Bylaws of NeighborCare of Ohio, Inc.
3.57(5)	Certificate of Incorporation of NeighborCare of Oklahoma, Inc.
3.58(5)	Bylaws of NeighborCare of Oklahoma, Inc.
3.59(5)	Certificate of Incorporation of NeighborCare of Texas, Inc.
3.60(5)	Form of Bylaws of NeighborCare of Texas, Inc.
3.61(5)	Articles of Incorporation of NeighborCare of Virginia, Inc.
3.62(5)	Bylaws of NeighborCare of Virginia, Inc.
3.63(5)	Articles of Incorporation of NeighborCare of Wisconsin, Inc.
3.64(5)	Bylaws of NeighborCare of Wisconsin, Inc.
3.65(5)	Articles of Incorporation of NeighborCare Pharmacies, Inc.
3.66(5)	Bylaws of NeighborCare Pharmacies, Inc. (See Exhibit 3.25.)*
3.67(5)	Articles of Organization of NeighborCare Pharmacy of Oklahoma LLC.
3.68(5)	Certificate of Incorporation of NeighborCare Pharmacy Services, Inc.
3.69(5)	Bylaws of NeighborCare Pharmacy Services, Inc. (See Exhibit 3.27.)*
3.70(5)	Certificate of Incorporation of NeighborCare Services Corporation
3.72(5)	Bylaws of NeighborCare Services Corporation. (See Exhibit 3.27.)*
3.73(5)	Articles of Incorporation of NeighborCare-Medisco, Inc.
3.74(5)	Bylaws of NeighborCare-Medisco, Inc.
3.75(5)	Articles of Incorporation of NeighborCare-ORCA, Inc.
3.76(5)	Bylaws of NeighborCare-ORCA, Inc.
3.77(5)	Certificate of Incorporation of NeighborCare-TCI, Inc.
3.78(5)	Bylaws of NeighborCare-TCI, Inc. (See Exhibit 3.27.)*
3.79(5)	Articles of Incorporation of Professional Pharmacy Services, Inc.
3.80(5)	Bylaws of Professional Pharmacy Services, Inc. (See Exhibit 3.25.)*

3.81(5)	Articles of Incorporation of Suburban Medical Services, Inc.
3.82(5)	Bylaws of Suburban Medical Services, Inc. (See Exhibit 3.19.)*
3.83(5)	Articles of Incorporation of Tidewater Healthcare Shared Services Group, Inc.
3.84(5)	Bylaws of Tidewater Healthcare Shared Services Group, Inc. (See Exhibit 3.19)*
4.1(6)	Specimen of Common Stock Certificate.
4.2(7)	Certificate of Designation of the Series A Convertible Preferred Stock. (Included in Exhibit 3.1.)
4.3(8)	Specimen of the Company's 6.875% Senior Subordinated Notes due 2013. (Included in Exhibit 4.4.)
4.4(8)	Indenture, dated as of November 4, 2003, among the Company, the Guarantors and The Bank of New York, as trustee, relating to the Company 6.875% Senior Subordinated Notes due 2013.
4.5(9)	Rights Agreement, dated as of November 18, 2003, by and between the Company and StockTrans, Inc., as rights agent.
4.6(4)	Statement with Respect to Shares, effective as of December 5, 2003, designating the Company's Series B Junior Participating Preferred Stock, par value $0.01 per share. (Included in Exhibit 3.3.)
5.1	Opinion of Blank Rome LLP.
10.1(8)	Registration Rights Agreement, dated as of November 4, 2003, by and among the Company, the Guarantors, Goldman, Sachs & Co., Lehman Brothers Inc., UBS Securities LLC and J.P. Morgan Securities Inc.
12.1	Statements Regarding Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP.
23.2	Consent of Blank Rome LLP. (Included in Exhibit 5.1.)
24.1(5)	Powers of Attorney. (Included on signature page to the Registration Statement.)
25.1(5)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.
99.1(5)	Form of Letter of Transmittal.
99.2(5)	Form of Notice of Guaranteed Delivery.
99.3(5)	Form of Letter to Clients.
99.4(5)	Form of Letter to Brokers.

*
The Bylaws which are cross-referenced to another exhibit are substantially identical to the cross-referenced exhibit except for the name of the company.
(1)
Incorporated by reference to the Company's Current Report on Form 8-K filed on June 19, 2001.
(2)
Incorporated by reference to the Company's Form T-3 filed on September 18, 2001.
(3)
Incorporated by reference to Genesis HealthCare Corporation's Registration Statement on Form 10 dated November 14, 2003 (as amended) (File No. 000-50351).
(4)
Incorporated by reference to an exhibit to the Company's Current Report on Form 8-K filed on December 9, 2003.
(5)
Previously filed with NeighborCare, Inc.'s Registration Statement on Form S-4 filed on April 30, 2004 (File No. 333-115084).
(6)
Incorporated by reference to the Company's Form 8-A filed on October 2, 2001.
(7)
Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001.
(8)
Incorporated by reference to an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as amended.
(9)
Incorporated by reference to an exhibit to the Company's Form 8-A filed on November 18, 2003.

        (b)   Financial Statement Schedules

        Schedule II—Valuation and Qualifying Accounts for the years ended September 30, 2003, 2002 and 2001. Schedule II is included herein. All other schedules not listed have been omitted since the required information is included in the consolidated financial statements or the notes thereto, or is not applicable or required.

        (c)   Report, Opinion or Appraisal Exhibits

        None.

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i)    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

            (ii)   Reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for purposes of determining liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the date indicated.

NEIGHBORCARE, INC.
Date: June 9, 2004	By:	/s/ JOHN J. ARLOTTA John J. Arlotta Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ JOHN J. ARLOTTA John J. Arlotta	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 9, 2004
* James H. Bloem	Director	June 9, 2004
* James E. Dalton, Jr.	Director	June 9, 2004
* James D. Dondero	Director	June 9, 2004
Robert H. Fish	Director
* Dr. Philip P. Gerbino	Director	June 9, 2004
* Arthur J. Reimers	Director	June 9, 2004
* Phyllis R. Yale	Director	June 9, 2004
* Richard W. Sunderland, Jr.	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	June 9, 2004
*By:	/s/ JOHN J. ARLOTTA Attorney-In-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant listed below has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the date indicated.

Date: June 9, 2004	ACCUMED, INC.
ASCO HEALTHCARE OF NEW ENGLAND, INC.
ASCO HEALTHCARE, INC.
CARECARD, INC.
COMPASS HEALTH SERVICES, INC.
CONCORD PHARMACY SERVICES, INC.
DELCO APOTHECARY, INC.
EASTERN MEDICAL SUPPLIES, INC.
EASTERN REHAB SERVICES, INC.
ENCARE OF MASSACHUSETTS, INC.
GENESIS HEALTH SERVICES CORPORATION
    t/b/n NeighborCare Services Corporation
GENESIS HOLDINGS, INC.
    t/b/n NeighborCare Holdings, Inc.
GENEVA SUB, INC.
H.O. SUBSIDIARY, INC.
HEALTH CONCEPTS AND SERVICES, INC.
HEALTHOBJECTS CORPORATION
HORIZON MEDICAL EQUIPMENT AND
    SUPPLY, INC.
INSTITUTIONAL HEALTH CARE SERVICES, INC.
MEDICAL SERVICES GROUP, INC.
NEIGHBORCARE HOME MEDICAL
    EQUIPMENT, INC.
NEIGHBORCARE INFUSION SERVICES, INC.
NEIGHBORCARE OF CALIFORNIA, INC.
NEIGHBORCARE OF INDIANA, INC.
NEIGHBORCARE OF NORTHERN CALIFORNIA, INC.
NEIGHBORCARE OF OHIO, INC.
NEIGHBORCARE OF OKLAHOMA, INC.
NEIGHBORCARE OF TEXAS, INC.
NEIGHBORCARE OF VIRGINIA, INC.
NEIGHBORCARE OF WISCONSIN, INC.
NEIGHBORCARE PHARMACIES, INC.
NEIGHBORCARE PHARMACY SERVICES, INC.
NEIGHBORCARE-MEDISCO, INC.
NEIGHBORCARE-ORCA, INC.
NEIGHBORCARE-TCI, INC.
PROFESSIONAL PHARMACY SERVICES, INC.
SUBURBAN MEDICAL SERVICES, INC.
THE TIDEWATER HEALTHCARE SHARED
SERVICES GROUP, INC.

By:	/s/ JOHN J. ARLOTTA John J. Arlotta Chairman, President and Chief Executive Officer of each of the foregoing entities

        Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities of each of the above-referenced registrants and on the dates indicated:

Signatures	Title	Date

/s/ JOHN J. ARLOTTA John J. Arlotta	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	June 9, 2004
* Richard W. Sunderland, Jr.	Senior Vice President and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	June 9, 2004
* John F. Gaither, Jr.	Director	June 9, 2004
*By:	/s/ JOHN J. ARLOTTA Attorney-In-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant listed below has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the date indicated.

Date: June 9, 2004	ASCO HEALTHCARE OF NEW ENGLAND, LIMITED PARTNERSHIP, by ASCO Healthcare of New England, Inc., its General Partner
CARE4, L.P., by Institutional Health Care Services, Inc., its General Partner
	By:	/s/ JOHN J. ARLOTTA John J. Arlotta Chairman, President and Chief Executive Officer of the respective General Partners of each of the foregoing entities

        Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities of each of the above-referenced registrants and on the dates indicated:

Signatures	Title	Date

/s/ JOHN J. ARLOTTA John J. Arlotta	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	June 9, 2004
* Richard W. Sunderland, Jr.	Senior Vice President and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	June 9, 2004
* John F. Gaither, Jr.	Director	June 9, 2004
*By:	/s/ JOHN J. ARLOTTA Attorney-In-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant listed below has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the date indicated.

Date: June 9, 2004	AUTOMATED HOMECARE SYSTEM, LLC, by Health Objects Corporation, its authorized Member
MAIN STREET PHARMACY, L.L.C., by Professional Pharmacy Services, Inc. and NeighborCare Pharmacies, Inc., its authorized Members
NEIGHBORCARE PHARMACY OF OKLAHOMA LLC, by NeighborCare Pharmacy Services, Inc., its authorized Member
	By:	/s/ JOHN J. ARLOTTA John J. Arlotta On behalf of the foregoing entities as an Authorized Signatory of each respective authorized Member

        Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities of each of the above-referenced registrants and on the dates indicated:

Signatures	Title	Date

/s/ JOHN J. ARLOTTA John J. Arlotta	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	June 9, 2004
* Richard W. Sunderland, Jr.	Senior Vice President and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	June 9, 2004
* John F. Gaither, Jr.	Director	June 9, 2004
*By:	/s/ JOHN J. ARLOTTA Attorney-In-Fact

QuickLinks

TABLE OF CONTENTS
Cautionary Statements Regarding Forward-Looking Statements
SUMMARY
Our Company
Spin-off of GHC
Note Concerning Financial Information
Omnicare Proposal
The Exchange Offer
The Exchange Notes
Risk Factors
Summary Financial Data
RISK FACTORS
Risks Relating to the Exchange Offer and the Exchange Notes
Risks Relating to Our Business
Risks Relating to the Spin-off of GHC
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General
Certain Transactions and Events
Results of Operations
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
MANAGEMENT
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE EXCHANGE NOTES
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
NEIGHBORCARE, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
NEIGHBORCARE, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (in thousands except per share amounts)
NEIGHBORCARE, INC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
NeighborCare, Inc. and Subsidiaries Notes to Unaudited Condensed Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
NEIGHBORCARE, INC. CONSOLIDATED BALANCE SHEETS
NEIGHBORCARE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
NEIGHBORCARE, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
NEIGHBORCARE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
NeighborCare, Inc. Notes to Consolidated Financial Statements
Consolidating Balance Sheets September 30, 2003 (in thousands)
Consolidating Balance Sheets September 30, 2002 (in thousands)
Consolidating Statements of Operations Year ended September 30, 2003 (in thousands)
Consolidating Statements of Operations Year ended September 30, 2002 (in thousands)
Consolidating Statements of Operations Predecessor Company Year ended September 30, 2001 (in thousands)
Consolidating Statements of Cash Flows Year ended September 30, 2003 (in thousands)
Consolidating Statements of Cash Flows Year ended September 30, 2002 (in thousands)
Consolidating Statements of Cash Flows Predecessor Company Year ended September 30, 2001 (in thousands)
NeighborCare, Inc. Schedule Valuation and Qualifying Accounts Years Ended September 30, 2003, 2002 and 2001 (in thousands)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES